UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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CONNECTICUT WATER SERVICE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413
March 28, 2014
Dear Shareholder:
You are cordially invited to the Annual Meeting of Shareholders of Connecticut Water Service, Inc., scheduled to be held on Thursday, May 8, 2014, at the Madison Beach Hotel, 94 W. Wharf Road, Madison, Connecticut, beginning at 2:00 P.M.
At the meeting, you will be asked to: (1) elect two directors; (2) provide the Board with your advisory vote on the Company's executive compensation program; (3) approve the Connecticut Water Service, Inc. 2014 Performance Stock Program; and (4) ratify the appointment of our independent auditors.
In addition to the specific matters to be voted on, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest to shareholders. Important information is contained in the accompanying proxy statement, which you are urged to carefully read.
It is important that your shares are represented and voted at the meeting, regardless of the number of shares you own or whether you plan to attend. Accordingly, please vote by mail, telephone, or Internet. It is also very helpful to us if you would call and let us know if you plan to attend the Annual Meeting. Please call 860-664-6015, and provide your name, address, and telephone number. Directions to the Annual Meeting are printed on the back of the proxy statement and are available on the Company’s website. Your Board and executive officers look forward to personally meeting you.
Also, I am pleased to report that again this year we will be utilizing U.S. Securities and Exchange Commission rules that permit us to furnish our proxy materials to certain shareholders over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials was mailed to some of our shareholders on or about March 28, 2014. These shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request that a printed set of the proxy materials be sent to them free of charge, by following the instructions in the Notice. For other shareholders, we have elected to mail a full set of printed copies of our proxy materials, as we have done in prior years.
We believe that using Internet delivery for some shareholders will expedite the delivery of proxy materials, reduce printing and postage costs, and conserve natural resources.
Your interest and participation in the affairs of the Company are appreciated.
Sincerely,
ERIC W. THORNBURG
Chairman, President and Chief Executive Officer

CONNECTICUT WATER SERVICE, INC.
Notice of Annual Meeting of
Shareholders and Proxy Statement
May 8, 2014
The Annual Meeting of Shareholders of Connecticut Water Service, Inc. will be held on Thursday, May 8, 2014, at the Madison Beach Hotel, 94 W. Wharf Road, Madison, Connecticut 06443, beginning at 2:00 PM for the following purposes:

1. To elect two (2) Class II directors to serve for terms expiring in 2017;

2. To approve a non-binding advisory resolution regarding the approval of the compensation of our named executive officers;

3. To approve the Connecticut Water Service, Inc. 2014 Performance Stock Program;

4. To ratify the appointment by the Audit Committee of ParenteBeard LLC, as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5. To transact such other business as may properly come before the meeting.

Only holders of the Company’s Common Stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 11, 2014 are entitled to vote at this meeting.
Shareholders are cordially invited to attend the meeting in person.
By order of the Board of Directors,
KRISTEN A. JOHNSON
Vice President, Human Resources and Corporate Secretary
Shareholders can help avoid the necessity and expense of follow-up letters to ensure that a quorum is present at the Annual Meeting by promptly voting their shares.
YOU CAN VOTE IN ONE OF FOUR WAYS:

:	Visit the website listed on your proxy card to vote VIA THE INTERNET

)	Call the telephone number on your proxy card to vote BY TELEPHONE

*	Sign, date and return your proxy card in the enclosed envelope to vote BY MAIL

Ä	Attend the meeting to vote IN PERSON

Shareholders are invited to visit the Corporate Governance section of our website at http://www.ctwater.com and the following website until 11:59 P.M. on May 7, 2014: www.proxyvote.com. Please note, if you choose to vote at www.proxyvote.com, you will need the 12 digit control number from the proxy card to view the proxy materials.

Table of Contents

General Information and Voting of Shares	1
Frequently Asked Questions	1
PROPOSAL (1) — THE ELECTION OF TWO NOMINEES FOR THE BOARD	4
Class II — Nominees for Election at the Meeting Whose Terms Expire in 2017	6
Class III — Directors Continuing in Office Whose Terms Expires in 2015	7
Class I — Directors Continuing in Office Whose Terms Expire in 2016	8
Corporate Governance	9
Board Leadership Structure	9
Board Role in Risk Oversight	9
Board Independence	10
Board Committee and Responsibilities	10
Board Committee Membership and Functions	10
The Board Nomination Process	11
The 2013 Nomination Process	12
Shareholder Recommendations	12
Mandatory Retirement	12
Stock Ownership	12
Stock Ownership Guidelines	13
Stock Retention Guidelines	13
Communications with Directors	14
Certain Relationships and Related Person Transactions	14
Practices and Policies for Review and Approval of Related Person Transactions	14
Code of Conduct	14
Director Compensation	15
Compensation Committee Interlocks and Insider Participation	16
Security Ownership of Certain Beneficial Owners and Management	16
Section 16(a) Beneficial Ownership Reporting Compliance	17
Other Security Holders	18
EXECUTIVE COMPENSATION	18
Equity Compensation Plan Information	18
COMPENSATION COMMITTEE REPORT	19
COMPENSATION DISCUSSION AND ANALYSIS	20
Compensation Clawback Policy	36
Anti-Hedging Policy	36
Risk Assessment	36
Non-Officer Incentive Compensation Plan	37
ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	38
2013 Summary Compensation Table	38
Grants of Plan-Based Awards for 2013	40
Outstanding Equity Awards at Fiscal Year-End 2013	40
Material Features of Equity Based Awards	40
2013 Option Exercises and Stock Vested	41
Change-in-Control and Termination Agreements	41
Post-Termination Payments and Benefits	42
Pension Benefits Table for 2013	46
Retirement Plans	47
Non-qualified Deferred Compensation Table for 2013	47

PROPOSAL (2) — THE NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	48
Material Changes to Executive Compensation	48
PROPOSAL (3) — THE APPROVAL OF THE CONNECTICUT WATER SERVICE, INC. 2014 PERFORMANCE STOCK PROGRAM	50
AUDIT COMMITTEE REPORT	56
PROPOSAL (4) — THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF PARENTEBEARD LLC	57
Principal Accounting Fees and Services	58
Audit Fees	58
Audit Related Fees	58
All Other Fees	58
Other Matters	59
Householding of Annual Meeting Materials	59
REQUIREMENTS AND DEADLINES FOR PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS	59
Appendix A - 2014 Performance Stock Program	60
Directions to the Madison Beach Hotel	78

Connecticut Water Service, Inc.
Proxy Statement
2014 Annual Meeting of Shareholders
General Information and Voting of Shares
This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board”) of Connecticut Water Service, Inc. (the “Company”, "we", "us", "our") for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Madison Beach Hotel, 94 W. Wharf Road, Madison, Connecticut, at 2:00 P.M., on May 8, 2014. In that regard, this Proxy Statement, the Company’s 2013 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K are being made available via the Internet or mailed to our record and beneficial shareholders on or about March 28, 2014. In addition to this solicitation by mail, officers and regular employees of the Company may make solicitations by telephone, mail, or personal interviews and arrangements may be made with banks, brokerage firms, and others to forward proxy material to their principals. The Company has retained Morrow & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $7,000 plus expenses, which will be paid by the Company.
Under rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we have chosen to furnish our proxy materials, including this Proxy Statement and the Annual Report to Shareholders, to some of our shareholders over the Internet and to provide a Notice of Internet Availability of Proxy Materials ("NOIA") by mail, rather then mailing a full set of the printed proxy materials. For other shareholders, we have elected to mail a full set of printed copies of our proxy materials, as we have done in prior years.
If you receive a NOIA, you will not receive a printed copy of our proxy materials unless you request them by following the instructions provided in the NOIA. Instead, the NOIA explains how you may access and review all of the important information contained in the proxy materials. The NOIA also explains how you may submit your proxy via telephone or the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions detailed in the NOIA.
We are mailing either our NOIA or a full set of our printed proxy materials to our record and beneficial shareholders on or about March 28, 2014. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials at www.proxyvote.com, which is the website referred to in the NOIA. These proxy materials will be available free of charge.
Frequently Asked Questions
What is the purpose of the Annual Meeting of Shareholders?
Shareholders are asked to consider and vote upon:

1. To elect two (2) Class II directors to serve terms expiring in 2017;
2. To approve a non-binding advisory resolution regarding the approval of the compensation of our named executive officers;
3. To approve the Connecticut Water Service, Inc. 2014 Performance Stock Program;
4. To ratify the appointment by the Audit Committee of ParenteBeard LLC, as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and
5. To transact such other business as may properly come before the meeting.
How is a quorum determined for the Annual Meeting?
Under Connecticut law, holders of our Common Stock and Cumulative Preferred Stock — Series A may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. With respect to each of Proposals No. 1, 2, 3 & 4 a majority of the votes entitled to be cast on each matter by holders of our Common Stock and Cumulative Preferred Stock — Series A will constitute a quorum for action on that matter. For this purpose, only shares of our Common Stock and Cumulative Preferred Stock — Series A held by those persons present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the Company as provided herein will be considered to be represented at the Annual Meeting. All shares of our Common Stock and Cumulative Preferred Stock — Series A represented at the Annual Meeting will be counted for quorum purposes without regard to abstentions or broker non-votes as to any particular item.

Who is entitled to vote?
Holders of the Company’s Common Stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 11, 2014 are entitled to notice of and to vote at the Annual Meeting. On March 1, 2014, the Company had outstanding 11,066,276 shares of Common Stock, 15,000 shares of Cumulative Preferred Stock — Series A, $20 par value, and 29,499 shares of $.90 Cumulative Preferred Stock, $16 par value. Each share of Common Stock is entitled to three votes and each share of Cumulative Preferred Stock — Series A is entitled to one vote on all matters coming before the Annual Meeting. The holders of shares of $.90 Cumulative Preferred Stock, $16 par value, have no general voting rights.
What is the difference between holding shares as a shareholder of record and in “street name”?
About four-fifths of the Company's shareholders hold their shares in “street name.” “Street name” refers to the predominant form of public company share ownership in the United States, whereby investors indirectly own, through banks, brokers and other intermediaries, the companies’ publicly-traded shares. Under Connecticut law, only the legal owners of stock on the record date are entitled to vote shares or grant proxies in connection with a shareholder meeting. Some of the key differences between these forms of ownership are described below.
Shareholder of record — If your shares are registered directly in your name with our transfer agent, the Registrar and Transfer Company, you are considered the shareholder of record, and these proxy materials, or a NOIA, are being sent directly to you by an agent on behalf of the Company. You have the right to grant your voting proxy to the Company or to vote in person at the Annual Meeting. You may vote by any of the methods described below.
Owning shares in “street name” — If your shares are held in a securities brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials, or a NOIA, are being forwarded to you by your broker or nominee who is considered to be the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares and are invited to attend the Annual Meeting. Your broker or nominee has enclosed a voting instruction card, or their own form of NOIA, for you to use in directing your broker or nominee on how to vote your shares.
How do I vote?
Shareholders of record and most shareholders holding shares in “street name” can vote in any of the following ways:
(1) You can vote through the Internet: Available to shareholders of record and through most brokers or nominees by going to the website listed on your NOIA, proxy card or voting instruction card. You will need to follow the instructions on your NOIA, proxy card, voting instruction card or voting information card and the website.
(2) You can vote by telephone: Available to shareholders of record and through most brokers or nominees by calling the toll-free number on your NOIA, proxy card, or voting instruction card. You will need to follow the instructions on your NOIA, proxy card, or proxy instruction card and follow the voice prompts.
(3) You can vote by mail: Available to shareholders of record and through brokers or nominees who received printed copies of proxy materials by signing, dating and returning your printed proxy card or voting instruction card in the enclosed postage-paid envelope provided. Shareholders receiving a NOIA can receive a printed proxy card by requesting a full printed set of proxy materials following instructions on the notice.
(4) You can vote in person at the Annual Meeting: Shareholders of record may deliver their completed proxy card in person at the Annual Meeting of Shareholders or by completing a ballot available upon request at the meeting. Shareholders owning shares in “street name” must obtain a “legal proxy” from the holder of record in order to vote in person at the meeting.

If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote by telephone or the Internet, you do not need to return your proxy card.
Can I change my vote?
Yes. You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a later-dated proxy, submitting a later vote by telephone or the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously-granted proxy to be revoked, unless you specifically request it. You may change your proxy instructions for shares in “street name” by submitting new voting instructions to your broker or nominee.
How is my vote counted?
If you vote on a director nominee or on one or more of the other proposals described herein by selecting one of the options available on the proxy card or via Internet or telephone voting methods, the proxy will be voted as you have specified.

However, if you do not specify your intentions on a director nominee or on one of the other proposals described herein then your vote will be counted FOR election of that director nominee or FOR the other proposals described herein.
What is a broker non-vote?
If your shares are held in “street name,” you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of establishing a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).
If you are a beneficial owner whose shares are held on the record date by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares only on the ratification of the appointment of ParenteBeard LLC even if the broker does not receive voting instructions from you. Important Information: An important change became effective in 2011 regarding broker non-votes and votes on executive compensation and certain other matters due to Dodd-Frank legislation. These rules do not permit brokers to vote in the advisory votes for executive compensation and other non-routine proposals if the broker has not received instructions from its customer, the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares on these very important proposals:
•The election of two (2) Class II directors to serve terms expiring in 2017;
•The non-binding advisory resolution regarding approval of the compensation of our named executive officers; and
•The approval of the Connecticut Water Service, Inc. 2014 Performance Stock Program.

We recommend that you contact your broker to assure that your shares will be properly voted.
Regardless of how you choose to vote, your interest in the affairs of Connecticut Water Service, Inc. is important and we encourage you to vote promptly on each of these very important proposals.
How will abstentions and broker non-votes be counted?
All shares of Common Stock and Cumulative Preferred Stock — Series A represented at the Annual Meeting will be counted for quorum purposes without regard to broker non-votes and abstentions. Broker non-votes and proxies marked to abstain or withhold from voting with respect to any proposal to be voted upon at the Annual Meeting generally are not considered for purposes of determining the tally of votes cast for or against such proposal and, therefore, will not affect the outcome of the voting with regard to any proposal presented at the Annual Meeting.
What vote is needed to elect the two directors?
Under Connecticut law, the election of directors requires a plurality of the votes cast by the holders of shares present in person or by proxy and voting at the Annual Meeting. Proxies may be voted only for the number of the nominees named by the Board of Directors.
What vote is needed to approve the non-binding advisory resolution regarding the compensation of our named executive officers?
Under Connecticut law, the approval of the non-binding advisory resolution regarding the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast against the proposal.
What vote is needed to approve the Connecticut Water Service, Inc. 2014 Performance Stock Program?
Under Connecticut law, the approval of the Connecticut Water Service, Inc. 2014 Performance Stock Program requires that the votes cast in favor of the proposal exceed the number of votes cast against the proposal.

What vote is needed to ratify the Audit Committee’s appointment of ParenteBeard LLC as our independent registered public accountants for 2014?
Under Connecticut law, the ratification of the appointment by the Audit Committee of ParenteBeard LLC requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

What are the voting recommendations of the Board?
For the reasons set forth below and in more detail later in this proxy statement, THE BOARD RECOMMENDS THAT YOU VOTE YOUR SHARES AS FOLLOWS:

1.	FOR the election of two (2) Class II directors to serve terms expiring in 2017;

2.	FOR the non-binding advisory resolution regarding approval of the compensation of our named executive officers;

3.	FOR the approval of the Connecticut Water Service, Inc. 2014 Performance Stock Program; and

4.	FOR the ratification of the appointment by the Audit Committee of ParenteBeard LLC, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.
The Board does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in these proposals and the Notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.
Who counts the votes?
Representatives of Broadridge Financial Solutions, Inc. will tally the votes and certify the results.
When and how will the voting results be published?
We will announce the preliminary voting results at the Annual Meeting of Shareholders and in a press release, and will file a Current Report on Form 8-K containing the final voting results with the SEC within four business days of the Annual Meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

PROPOSAL (1) — THE ELECTION OF TWO (2) CLASS II DIRECTORS TO SERVE TERMS EXPIRING IN 2017

Currently, the Company’s Amended and Restated Certificate of Incorporation provides for a Board of no less than nine or no more than fifteen directors, the exact number of directorships to be determined from time to time by resolution adopted by affirmative vote of a majority of the The directors are divided into three classes, I, II and III, as nearly equal in number as practicable, with members to hold office until their successors are elected and qualified. Each class is to be elected for a three-year term at successive annual meetings. During the majority of 2013, the Board consisted of nine persons.

Connecticut Water Service's regulated water utility companies, The Connecticut Water Company and The Maine Water Company are committed to delivering life sustaining, high quality water service to families and communities while providing a fair return to the Company's shareholders. The Company's directors are committed to this critical mission and work diligently to identify and recruit high quality individuals to represent our shareholders. A cornerstone in selecting effective directors is setting relevant qualifications for the current and future needs of the Board and Company.

Director Qualifications
Directors are responsible for overseeing the Company's business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Board that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. Generally, the Corporate Governance Committee reviews both the short- and long-term strategies of the Company to determine what current and future skills and experience are required of the Board in exercising its oversight function.

Qualifications for All Directors
In its assessment of each potential candidate, the Corporate Governance Committee considers the potential nominee's judgment, integrity, experience, independence, understanding of the Company's business or other related industries and such other factors the Corporate Governance Committee determines are relevant in light of the current needs of the Board. The Corporate Governance Committee also takes into account the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities to the Company. The Board and the Corporate Governance Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate critical thinking, familiarity with and respect for corporate governance requirements and practices, clear business ethics, an appreciation for diversity and a commitment to sustainability. In addition, the Board conducts interviews of potential director candidates to assess intangible qualities, including the individual's ability to ask critical, perceptive questions and simultaneously, to work collegially. The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

The Corporate Governance Committee recommended, and the Board selected, the two nominees listed below for election: Ms. Mary Ann Hanley and Mr. Richard H. Forde, as Class II director nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. Mr. Forde was appointed a director on October 4, 2013, filling the vacancy caused by the death of our former lead director, Mr. David Lentini in April 2013. If elected, each Class II director nominee will serve a three-year term of office that will expire at the Annual Meeting of Shareholders in 2017. Ms. Hanley and Mr. Forde have consented to being named in this proxy statement and will serve as directors, if elected. Of the remaining directors, the Class III terms of directors of Mmes. Thibdaue, Wallace and Wallingford will expire in 2015. The terms of the Class I directors Hunt, Reeds and Thornburg will expire in 2016. The Board has fixed the number of directorships for the ensuing year at nine. Director Kachur is not eligible for reelection to the Board due to the mandatory retirement age restrictions as set forth in the Company's Amended and Restated Bylaws. The Corporate Governance Committee will consider qualified candidates to fill the ninth position on the Board during the remainder of 2014 and expects to select a new director for consideration by the Board as soon as practicable.

The following table summarizes the key qualifications, skills and attributes that each of the Board and Corporate Governance Committee looks for in its current and potential directors collectively to serve the needs of the Company and shareholders.

Director Name	E. W. Thornburg	A. C. Reeds	H. Hunt	C. P. Wallace	L. J. Thibdaue	M. G. Kachur	M. Hanley	J. E. Wallingford	R. Forde
Years on Board	8	15	8	11	14	10	15	2	1
Executive Leadership	X	X		X		X		X	X
Finance/Capital Management	X	X		X	X	X		X	X
Financial Expertise/Literacy	X	X		X	X	X	X	X	X
Investments		X				X			X
Utility Industry/Regulatory	X		X		X			X
Strategic Planning	X	X	X	X	X	X	X	X	X
Corporate Governance	X	X	X	X		X	X	X
Government Relations	X		X		X		X	X
Executive Compensation	X			X		X			X
Public Affairs & Communications	X		X		X		X	X
Legal			X				X
Risk Management	X	X	X	X	X	X	X	X	X

DIVERSITY
Gender	Geographical Location	Age Range	Other Diversity Factors
Female: # 5 Male: # 4	Connecticut # 5	45 - 55 # 1	Representation from the State of Maine
	Florida # 2	55 - 65 # 6
	Maine # 1	65+ # 2
Michigan # 1

Unless otherwise directed, it is intended that the enclosed proxy will be voted for the election of Director Nominees Hanley and Forde. If any nominee is unable or declines to serve, the persons named in the proxy may vote for some other person(s). The biographies of each of the nominees and continuing directors in the following chart contains information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the specific experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company in 2013.

Class II — Director nominees for election at the Annual Meeting to serve terms expiring in 2017
(age at 2014 Annual Meeting)

Mary Ann Hanley, age 57, has been a director since 1999. She is Assistant to the President of St. Francis Hospital and Medical Center and Director of The Valencia Society, the endowment fund for the hospital. From January 1995 to February 1998, she was legal counsel to the Governor’s Office, State of Connecticut. She currently chairs the State's Small Business Innovation and Research Council and is Vice Chair of the Board of Oak Hill. Ms. Hanley’s experience as legal counsel and advisor to the Governor’s Office of the State of Connecticut gives her expertise on the inner workings of Connecticut’s state government. Skills, qualifications and attributes: Financial Expertise/Literacy; Strategic Planning; Corporate Governance; Government Relations; Public Affairs & Communications; Legal; Risk Management.

Richard Forde, age 60, became a director in October 2013. He brings financial and managerial experience to the CTWS Board. Prior to his retirement in 2012, his career at Cigna Corporation spanned 35 years with the last 8 years as Senior Vice President and Chief Investment Officer. He was responsible for the performance of more than $23 billion in corporate portfolio and defined pension plan assets and oversaw Cigna Corporation's 401(k) plan. Mr. Forde received a B.A. in Economics from Bates College, before receiving an MBA in Finance, Accounting and Management Policy from Northwestern University. He currently serves on the Board of Trustees of Bates College. Skills, qualifications and attributes: Executive Leadership; Financial/Capital Management; Financial Expertise/Literacy; Investments; Executive Compensation; Strategic Planning; Risk Management.

Class III — Directors continuing in office whose terms will expire in 2015
(age at 2014 Annual Meeting)

Lisa J. Thibdaue, age 61, has been a director since 2000. She was named the Vice President, Rates, Regulatory Affairs and Compliance at Northeast Utilities in January 1998 and has served as Vice President, Regulatory and Governmental Affairs at Northeast Utilities from 2005 until her retirement on February 1, 2013. From 1996 to 1997, she was Executive Director, Rates and Regulatory Affairs at Consumers Energy, a natural gas and electric utility located in Michigan. Ms. Thibdaue served on various American Gas Association and Edison Electric Institute Committees. She is also the Chairman of the Advisory Board of Michigan State University Institute of Public Utilities. Ms. Thibdaue’s more than 14 years’ experience in rates and regulatory matters, including direct involvement with Connecticut Office of Consumer Counsel and the Public Utilities Regulatory Authority (“PURA”), at a regulated electric utility in Connecticut provides her with extensive knowledge of the Company’s regulatory environment. Skills, qualifications and attributes: Finance/Capital Management; Financial Expertise/Literacy; Utility Industry/Regulatory; Strategic Planning; Government Relations; Public Affairs & Communications; Risk Management.

Carol P. Wallace, age 59, has been a director since 2003. She is Chairman of Cooper-Atkins Corporation, a manufacturer of temperature acquisition instruments, and has served in that capacity since 2004 in addition to serving as its President and Chief Executive Officer since 1994. She is also a director of Zygo Corporation, Middefield, CT; Sandstone Group, LLC, Milwaukee, WI; and she is a Board member of Middlesex Hospital, Middletown, CT. Ms. Wallace’s more than 15 years’ experience as Chief Executive Officer of a manufacturing firm with global sales gives her skills in executive leadership, including financial management, business strategy, financial accounting, and customer and employee satisfaction. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Financial Expertise/Literacy; Strategic Planning; Corporate Governance; Executive Compensation; Risk Management.

Judy E. Wallingford, age 57, has been a director since September 26, 2012. She currently serves as President of Connecticut Water Service Inc.'s subsidiary, The Maine Water Company, since its acquisition in January 2012. Prior to the acquisition, Ms. Wallingford served as President of Aqua Maine, Inc. for 19 years. Ms. Wallingford has served as a director of Northeast Bancorp since 1994 and is a Certified Management Accountant. Ms. Wallingford, as President of Maine Water, has extensive experience in operations and regulatory environment for water utilities. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Financial Expertise/Literacy; Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Government Relations; Public Affairs & Communications; Risk Management.

Class I — Directors continuing in office whose terms expire in 2016
(age at 2014 Annual Meeting)

Heather Hunt, age 48, has been a director since 2006. She has been Executive Director of the New England States Committee on Electricity since January 2009. From October 2003 through December 2008 she was an attorney and had a regulatory law practice in Connecticut. From 2001 to 2003, Ms. Hunt was Director of State and Local Government Affairs at United Technologies Corporation and before that she was with the Southern Connecticut Gas Company in regulatory and public policy capacities, ultimately as Vice President. Ms. Hunt served as a Commissioner of the Maine Public Utility Commission from October 1995 through May 1998 and as a Commissioner of the Connecticut Department of Public Utility Control from October 1993 through July 1995. Skills, qualifications and attributes: Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Government Relations; Public Affairs & Communications; Legal; Risk Management.

Arthur C. Reeds, age 70, has been a director since 1999. He is also a Trustee of USAllianz Variable Insurance Products Trust, a mutual fund group affiliated with Allianz Life Insurance Company of North America. He was Senior Investment Officer of the Hartford Foundation for Public Giving from September 2000 until January 2003. From August 1999 to March 2000, he served as the CEO and as a director of Conning Corporation, an investment banking firm. He was the Chief Investment Officer at Cigna Corporation for nine years prior to his retirement from Cigna in November 1997. Mr Reed's experience as a chief executive and chief investment officer provide him with valuable knowledge of capital markets, investments and executive leadership. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Financial Expertise/Literacy; Investments; Strategic Planning; Corporate Governance; Risk Management.

Eric W. Thornburg, age 54, has been a director since 2006. He was elected Chairman of the Board of Directors on May 8, 2007, and has been the President and Chief Executive Officer of the Company since 2006. Prior to joining the Company, Mr. Thornburg served as President of Missouri-American Water, a subsidiary of American Water Works Corporation, from 2000 to 2004. From July 2004 to January 2006 he also served as Central Region Vice President-External Affairs for American Water. He is a graduate of Cornell University and has an MBA from Indiana Wesleyan University. Mr. Thornburg’s entire career has been in the water utility industry. His experience and day-to-day leadership as Chief Executive Officer at the Company provides him with an intimate knowledge of the industry, the Company and its operations. Skills, qualifications and attributes: Executive Leadership; Financial/Capital Management; Financial Expertise/Literacy; Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Government Relations; Executive Compensation; Public Affairs & Communications; Risk Management.

With the exception of Mr. Forde and Ms. Thibdaue, each director listed above has had the same employment for more than the past five years either in the position indicated or in other similar or executive capacities with the same company or a predecessor. Mr. Forde retired from his role at Cigna Corporation in 2012. Ms. Thibdaue retired from her role at Northeast Utilities in 2013.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL (1)

CORPORATE GOVERNANCE
In 2013, the Company’s Board met eight times, including three telephonic meetings, and conducted four regular executive sessions of the independent directors without management present. In addition, the Board maintains a number of standing committees described below under the heading “Board Committees and Responsibilities.” Neither Mr. Thornburg or Ms. Wallingford serve on any of the Board's Committees. In 2013, no Director attended fewer than 90% of the Company’s Board and committee meetings of which he or she was a member. All sitting directors attended the 2013 Annual Meeting of Shareholders. Directors are expected, but not required, to attend the 2014 Annual Meeting of Shareholders.
One half-day development session was held for directors in 2013. The session was conducted outside of regular meetings and featured experts from both inside and outside the Company. Directors were not required to attend the development session and were not compensated for attending.
Board Leadership Structure
The Board leadership model consists of a combined Chairman and Chief Executive Officer role, coupled with a strong independent Lead Director. Eric W. Thornburg is the Chairman and Chief Executive Officer (“CEO”), David A. Lentini (until his passing in April 2013) and then Carol P. Wallace served as Lead Director in 2013. The Board believes that the Company’s CEO is best suited to serve as Chairman because he is the director most experienced in the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading discussions on execution of the Company’s strategy.

The Lead Director has the following responsibilities:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman and the independent directors;

•	reviewing information sent to the Board;

•	reviewing meeting agendas for the Board;

•	reviewing Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors, if appropriate;

•	if requested by major shareholders, making him or herself available for consultation and direct communications with such shareholders; and

•	any other matters that may arise consistent with these duties and effective corporate governance.
The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry.
The Board believes the combined role of Chairman and Chief Executive Officer, together with a strong independent Lead Director, is in the best interest of shareholders because it provides the appropriate balance between Company and industry expertise in strategy development and independent oversight of management. The Lead Director is Chair of the Compensation Committee and also serves on the Audit and Corporate Finance and Investments Committees.
Board Role in Risk Oversight
The Board has an active role, as a whole and also at the committee level, in overseeing and monitoring management of the Company’s risks. The Board regularly receives reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, environmental, strategic and reputational risks. The full Board or an appropriate Committee receives these reports from the appropriate executive so that it may understand and oversee the strategies to identify, manage and mitigate risks. When it is a Committee that receives the report, the Chairman of that Committee makes a report on the discussion to the full Board at its next meeting.
The Audit Committee is responsible for oversight of risks relating to the Company’s financial statements, financial reporting processes, the evaluation of the effectiveness of internal controls over financial reporting, legal and regulatory risk and the Company’s compliance with its financial and ethics policies.
The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs and equity compensation plans, and performs the annual performance review of the CEO. For 2013, the Compensation Committee reviewed the Company’s compensation policies and practices and did not identify any policies or practices that are reasonably likely to have a material adverse effect on the Company (see page 36 for further information).

The Corporate Governance Committee oversees risks relating to the Company’s corporate governance processes, independence of the Board, potential conflicts of interest and compliance with state and federal laws and regulations relating to corporate governance.
The Corporate Finance and Investments Committee manages risks associated with the merger and acquisition transactions and investments related to the defined benefit, defined contribution, welfare, non-qualified deferred compensation and supplemental executive retirement plans.
The Board and its committees have direct and independent access to management. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure encourages communication between the independent directors and management, including those as a result of discussions between the Lead Director and the Chairman of the Board and CEO. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.
Board Independence
The Company’s Common Stock is listed on the NASDAQ Global Select Market. NASDAQ listing rules require that a majority of the Company’s directors be “independent directors” as defined by NASDAQ corporate governance standards. Generally, a director does not qualify as an independent director if the director has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or is an employee of the Company. The Board has determined that Directors Forde, Hanley, Hunt, Kachur, Reeds, Thibdaue, and Wallace are independent directors under NASDAQ listing rules. Mr. Thornburg and Ms. Wallingford, both employees of the Company, are not considered independent directors.
The Board based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business.
Board Committees and Responsibilities
The Board has established standing Audit, Compensation, Corporate Governance, and Corporate Finance and Investments Committees. All Committees have adopted written charters. Copies of these charters are available in the Corporate Governance section on the Company’s website at www.ctwater.com, or by contacting the Company at the address appearing on page 59.
2013 Board Committee Membership and Functions

Name	Audit		Compensation		Corporate Governance		Corporate Finance and Investments
Mr. Forde(1)			X		X		X
Ms. Hanley	X				X	*
Ms. Hunt			X		X
Mr. Kachur			X		X		X
Mr. Lentini(2)			X	*	X		X
Mr. Reeds	X						X	*
Ms. Thibdaue	X	*	X
Mr. Thornburg**
Ms. Wallace	X		X	*			X
Ms. Wallingford**

*	Chairman
**	Non-independent Directors do not serve on Committees of the Board.
(1)	Mr. Forde was appointed to the Board and Committees of the Board effective October 4, 2013.
(2)	Mr. Lentini served on the Board and Committees until his passing on April 28, 2013.
The Audit Committee
In 2013, the Audit Committee met five times, including three telephonic meetings. The Audit Committee appoints, compensates, and oversees the work of the Company's independent registered public accountants, and monitors the Company’s financial reporting process and internal control systems. The Board has determined that each member of the Audit Committee qualifies as an “independent director” for purposes of NASDAQ listing rules and SEC rules has also determined that in light of their respective backgrounds and experiences, each member of the Committee meet the financial literacy requirements for service to the Committee. The Board also has determined that Carol P. Wallace is a “financial expert” as defined under SEC regulations. The Audit Committee Charter is available in the Corporate Governance section of the Company’s website at www.ctwater.com.
The Compensation Committee
In 2013, the Compensation Committee met two times, including one telephonic meeting. The Compensation Committee determines officer compensation and the promotion and hiring of officers, reviews Company fringe benefit plans other than retirement plans, and administers the Company’s Performance Stock Programs. The Compensation Committee Charter is available in the Corporate Governance section of the Company’s website at www.ctwater.com.
The Compensation Committee has the authority to retain any legal counsel, compensation consultant or other consultant to be used to assist in the evaluation of director or executive compensation. The Compensation Committee has engaged a recognized independent compensation consultant every three years or more frequently, as necessary, to analyze executive compensation competitiveness and provide recommendations regarding the Company’s total pay program, described within the Compensation Discussion and Analysis on page 20.

In addition, the Compensation Committee receives an annual report from the President/CEO on each individual executive’s historical compensation information, each executive’s performance review, a progress report on the executive’s results in achieving strategic objectives, and general competitive market information pertaining to salary increase budgets and executive compensation.
The Corporate Governance Committee
In 2013, the Corporate Governance Committee met three times, including one telephonic meeting. The Corporate Governance Committee sets and reviews the qualifications and independence standards of directors and nominees, makes recommendations to the Board, and reviews the overall effectiveness of the Board. The Corporate Governance Committee Charter is available in the Corporate Governance section on the Company’s website at www.ctwater.com.
The Corporate Finance and Investments Committee
In 2013, the Corporate Finance and Investments Committee met four times, including one telephonic meeting. The Corporate Finance and Investments Committee reviews the Pension Trust Fund of The Connecticut Water Company Employee Retirement Plan, the employee Savings Plan (401(k)), the VEBA Trust Fund for certain retiree medical and life insurance benefits, and the Supplemental Executive Retirement Program, reviews and determines actuarial policies and investment guidelines, selects the investment managers, and makes recommendations to and advises the Board on financial policy issues and the issuance of securities. The Committee also assists in the evaluation of proposed merger and acquisition transactions. The Corporate Finance and Investments Committee charter is available in the Corporate Governance section on the Company’s website at www.ctwater.com.
The Board Nomination Process
The Corporate Governance Committee annually identifies director nominees based primarily on recommendations from management, Board members, shareholders, and other sources, such as water industry and state industry associations. All candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates. The Corporate Governance Committee recommends to the Board nominees that satisfy SEC and NASDAQ requirements and possess qualities previously outlined in the section titled "Director Qualifications" on page 4. The Corporate Governance Committee also considers the age and diversity of proposed nominees (broadly construed to mean a variety of opinions, perspectives, personal, and professional experiences and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics) in making its recommendations for nominees to the full Board. The Board and Corporate Governance Committee do not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that diverse viewpoints are represented on the Board. In addition, the Corporate Governance Committee considers whether potential director nominees live in the service regions of The Connecticut Water Company in sufficient numbers to satisfy the representation requirements of Connecticut General Statute 16-62a, and also evaluates other factors that it may deem are in the best interests of the Company and its shareholders. The Corporate Governance Committee may, under its charter, retain at the Company’s expense one or more search firms to identify potential board candidates. In 2013, the Corporate Governance Committee did not employ an executive search firm, but it did partner with a recognized third party for a small fee to locate qualified candidates for director positions. The Committee is actively involved in the selection process and looks forward to attracting a qualified individual with exceptional skills and experience to its Board.

The 2013 Nomination Process
The Corporate Governance Committee met on September 25, 2013 to consider the nomination of Director Forde and the renomination of Director Hanley, whose terms expire at the 2014 Annual Meeting of Shareholders. The Corporate Governance Committee reviewed the attendance, performance, skills and independence of these directors, but determined to withhold the Corporate Governance Committee’s recommendation of these director nominees to the Board until its January 2014 meeting, in order to allow interested shareholders to make either (i) recommendations to the Corporate Governance Committee for director nominees to be considered by the Board for inclusion on the Company’s proxy card, or (ii) formal director nominations, which, pursuant to the Company’s Bylaws procedures (described in section titled “Shareholder Recommendations”), were due by January 11, 2014. The Corporate Governance Committee did not receive any formal director nominations from shareholders prior to that deadline. After consideration of all candidates, the Corporate Governance Committee recommended to the Board, and the Board approved, that the number of Board members should be set at nine and that Mr. Forde and Ms. Hanley, as Class II Directors, should be submitted to shareholders as the Company’s director nominees. The Corporate Governance Committee and the Board believe that Mr. Forde possesses specific attributes that qualify him to serve as a member of the board, including his executive leadership, financial and capital management, and financial expertise.
Shareholder Recommendations
The Company’s Bylaws allow nomination of directors by any shareholder who is entitled to vote for the election of directors at either the Annual Meeting of Shareholders or a special meeting where directors are to be elected. Shareholder nominations must be received no later than January 9, 2015, which is 120 days prior to the first anniversary date of the prior year’s Annual Meeting of Shareholders or within 10 days of the mailing date of a Notice of Special Meeting, and must include the following:

•	name and address of person being nominated;

•	name and address of the shareholder making the nomination as they appear on the Company’s records, and the number and class of shares beneficially owned;

•
a representation that the nominating shareholder is entitled to vote at either the Annual Meeting of Shareholders or Special Meeting, and that the shareholder will attend the meeting in person or by proxy to place the nomination before shareholders;

•	a description of all understandings and agreements between the shareholder, the nominee and any other person or persons (naming such person or persons) in exchange for consideration of the nomination;

•	information regarding the nominee that would be required to be included in a proxy statement to be compliant with SEC rules; and

•	consent of the nominee that they would serve if elected.
The presiding officer at the meeting will determine if a shareholder nomination was made in accordance with the provisions of the Company’s Bylaws. If the officer determines that a nomination was not compliant with the Bylaws, he shall state so at the meeting and the nomination will be disregarded.
Mandatory Retirement
Under the Company's Bylaws, no director shall be eligible for election or re-election as a director of the Company after such director has attained the age of 70. As of the 2014 Annual Meeting of Shareholders, Director Kachur will retire from the Board under this policy. The Board wishes to thank Director Kachur for his dedicated service to the Company over the past twelve (12) years.

Stock Ownership

On January 23, 2014, the Board revised and enhanced its stock ownership guidelines to set expectations that the Maine Water Company President and the Company's Vice Presidents maintain certain specified levels of stock ownership. The Board believes that meaningful ownership aligns the directors' and executives' interest with those of our shareholders.

Stock Ownership Guidelines

Our executive officers and our non-employee directors are expected to obtain and maintain ownership (by Company grant and through individual purchase) of the following amount of shares of Company Common Stock.

Position / Level	Requirement
Directors

Board Member	3 times Board retainer

Executive Officers

CEO	3 times base salary
CFO	2 times base salary
Maine Water President	1 times base salary
VP	1 times base salary

Shares that will count toward these guidelines include shares that the individual owns or has voting power including the power to vote, or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition. Shares owned by an individual through the Company's benefit plans (e.g. 401(k)) and the 2004 Performance Stock Plan will also count toward the stock ownership requirement. In addition, unvested time‐vesting restricted stock and performance shares will count toward the stock ownership guidelines since they either have voting rights or are likely to be received.
The CEO, CFO, Maine Water Company President, Vice Presidents, and seven of the non-employee directors' levels of individual stock ownership currently meet these ownership guidelines as measured on March 25, 2014. Once a non-employee director or executive attains his or her specified ownership guideline levels, he or she will remain in compliance with the guidelines despite any decreases in stock price or increases in base salary, as long as his or her holdings do not decline below the number of shares at the time the share ownership guidelines were met.

Stock Retention Guidelines
The Company has adopted stock retention guidelines for the Company's executive officers, The Maine Water Company President, and Vice Presidents, and non-employee directors. Non-employee directors are expected to hold 75% of net of tax shares from equity grants in an amount equal to 75% of the after-tax value of such shares until the guidelines are satisfied.

Until stock ownership guidelines are satisfied, the CEO and CFO are expected to:

•	elect a minimum of 50% of their short and long-term PSP awards to be paid in performance shares or restricted stock, as determined by the executive; and

•
retain 50% of the net shares (after payment of the applicable exercise price, if any, applicable fees, and applicable taxes) acquired upon the exercise of stock options or the payment or vesting of any performance shares and restricted stock.

The CEO and CFO are expected to hold such shares until the later of one year following the date of acquisition of such shares (even if this one-year holding period extends beyond termination of employment) or the date that the executive satisfies our stock ownership guidelines.

Until stock ownership guidelines are satisfied, the Maine Water Company President and the Company's Vice Presidents are expected to:

•	elect a minimum of 20% of their short and long-term PSP awards to be paid in performance shares or restricted stock, as determined by the executive; and

•
retain 20% of the net shares (after payment of the applicable exercise price, if any, applicable fees, and applicable taxes) acquired upon the exercise of stock options or the payment or vesting of any performance shares and restricted stock.

The Maine Water Company President and the Company's Vice Presidents are expected to hold such shares until the later of one year following the date of acquisition of such shares (even if this one-year holding period extends beyond termination of employment) or the date that the executive satisfies our stock ownership guidelines.
Communications with Directors
Any shareholder wishing to communicate with our Lead Director or an individual director may do so by contacting the Company’s Corporate Secretary, at the address and telephone number listed on page 59, who will forward to the director a written, e-mail, or phone communication. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.
Certain Relationships and Related Person Transactions
During 2013, the Company paid $2,309,209 to Connecticut Light & Power (“CL&P”) for electric utility services at rates authorized by the Connecticut Public Utilities Regulatory Authority (“PURA”). Ms. Thibdaue was a vice president at Northeast Utilities Service Company, an affiliate of CL&P, until her retirement from Northeast Utilities on February 1, 2013. Each year the Company engages in a competitive bid process to procure electricity in areas where that process is allowed and other cost effective service is available. The Company believes that the fees paid to CL&P are standard and are not influenced by the relationship CL&P had with our director, Ms. Thibdaue. CL&P made payments of $8,956 to the Company during 2013 for water services at rates authorized by PURA.
Practices and Policies for Review and Approval of Related Person Transactions
Our Board has adopted a process for related person transactions which is administered by our Corporate Secretary who reports to the Corporate Governance Committee and the Board if there are any potential conflicts of interest. Our Corporate Governance Committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our directors, director nominees, executive officers or their immediate family members, (ii) any 5% record or beneficial owner of our Common Stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our Corporate Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.
Under its charter, the Corporate Governance Committee is responsible for review and approval of related person transactions. In the course of its review and approval or ratification of a related person transaction, the Corporate Governance Committee will consider:

•	the Company’s relationship with the related person;

•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction to the related person and to the Company, including, without limitation, the amount and type of transaction;

•	whether the transaction was in the ordinary course of our business and was proposed and considered in the ordinary course of our business; and

•
the importance of the transaction to the Company. Any member of the Corporate Governance Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Corporate Governance Committee will provide all material information concerning the transaction to the Board and appropriate Board committee.

Code of Conduct
Annually, employees are sent the Company’s Code of Conduct. Thereafter, each employee acknowledges their understanding and compliance with the code, including the establishment of a Company hotline for reporting Code of Conduct violations. To date, the Company hotline has received no reports of conduct violations. In addition to the Company's Code of Conduct, the Board has adopted the following Board Code of Conduct as a result of the Sarbanes-Oxley Act of 2002:
The Board promotes honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company; and compliance with applicable governmental laws and regulations and the Company’s own governing documents.
The public can access the Company’s Code of Conduct, updated on November 14, 2013, on the Company’s website (www.ctwater.com) or by contacting the Company at the address appearing on page 59.

Director Compensation
Since the Boards of Directors of each of the Company and its wholly-owned subsidiaries, The Connecticut Water Company and The Maine Water Company, are identical, regular meetings of each are generally held on the same day.

The following table summarizes the compensation paid by the Company to its directors during the fiscal year-ended December 31, 2013.

Directors	Fees Earned or Paid in Cash in 2013 ($)	Stock Awards $(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. Forde	7,433	—	—	—	—	—	7,433
M. Hanley	39,500	17,500	—	—	—	—	57,000
H. Hunt	29,500	17,500	—	—	—	—	47,000
M. G. Kachur	35,100	17,500	—	—	—	—	52,600
D. A. Lentini[3]	25,793	—	—	—	—	—	25,793
A. C. Reeds	44,100	17,500	—	—	—	—	61,600
L. J. Thibdaue	36,500	17,500	—	—	—	—	54,000
E. W. Thornburg[2]	—	—	—	—	—	—	—
C. P. Wallace	47,975	17,500	—	—	—	—	65,475
J. E. Wallingford[2]	—	—	—	—	—	—	—

(1)
All non-employee independent directors received an equity award of $17,500 in restricted Common Stock on May 10, 2013, which amount equaled 608 unvested restricted shares. The median of the low and high price of the Company’s Common Stock was $28.79 on the day prior to the grant date. Restrictions on the shares awarded will lapse on the first anniversary of the grant date, May 10, 2014.

(2)	Mr. Thornburg and Ms. Wallingford are not compensated for their Board service.

(3)	Mr. Lentini passed away on April 28, 2013.

Pursuant to the Board's practice to have its Compensation Committee engage an Independent Compensation Consultant to conduct a review of the Board's compensation every three years. In 2012, the Compensation Committee retained The Wilson Group to review current compensation arrangements for directors and compare them to director compensation practices of the Company's executive compensation peer groups (a list of these peers can be found on page 29). As a result of this review, The Wilson Group generally found that the Company's total cash and equity based compensation for its directors was below that of its identified peers and the Compensation Committee determined that an increase to the Company's director compensation in 2013, consistent with the recommendations of the Independent Compensation Consultant, was necessary and appropriate. In addition, the Consultant advised and the Committee and Board approved to conduct director compensation reviews bi-annually or as frequently as necessary to remain current with market practices.

On December 5, 2012, the Compensation Committee approved an increase in directors' compensation, which was reported to the Board on January 24, 2013, and which became effective as of January 1, 2013. The following table describes the compensation element and amount for all independent director compensation in 2012 and 2013 (this table was previously reported in the 2013 proxy).

	2012 Compensation	2013 Compensation
Director Annual Retainer ("DAR")	$12,000	$17,500
Lead Director Annual Retainer[1]	$15,000	$30,000
Committee Chair Retainer[2]	Audit - $4,000	Audit - $8,000
	Corporate Finance & Investments - $2,000	Corporate Finance & Investments - $8,000
	Compensation - $2,000	Compensation - $4,000
	Corporate Governance - $2,000	Corporate Governance - $4,000
Annual Equity Retainer[3]	$10,000	$17,500
Board Meeting Fees[4]	$1,000	$1,000
Committee Meeting Fees	Audit - $1,200	Audit - $1,200
	Corporate Finance & Investments - $1,000	Corporate Finance & Investments - $1,200
	All other committees - $1,000	All other committees - $1,000

(1) The Lead Director is paid DAR and the Lead Director Annual Retainer in quarterly installments.
(2) The Committee Chairs are paid the DAR and the Committee Chair Retainer for their specific post and in quarterly installments.
(3) The Annual Equity Retainer is granted in restricted shares of Common Stock that vest on the earlier of the first anniversary of the grant date or the date of the next Annual Meeting.

Under the Company’s Directors Deferred Compensation Plan, directors may elect to defer receipt of all or a specified portion of the compensation payable to them for services as directors until after retiring as directors. Any amounts so deferred are credited to accounts maintained for each participating director, and earn interest at an annual rate of 7.32% that is currently credited on a monthly basis to all deferred amounts. On January 24, 2008, the Directors Deferred Compensation Plan was amended and restated to comply with Section 409A of the Internal Revenue Code (“IRC”). As a result, any director who retires after January 1, 2008, receives a distribution of amounts deferred and accumulated interest in a lump sum within 60 days of their retirement date. Only one of the Company’s retired directors is currently receiving annual payments under the Plan.

Compensation Committee Interlocks and Insider Participation
None of the current or directors that served on the Company’s Compensation Committee during 2013 (Directors Forde, Hunt, Kachur, Lentini, Thibdaue, or Wallace) served as an officer or employee of the Company or any of its subsidiaries during the year. During 2013, no executive officer of the Company served as a director or as a member of the Compensation Committee (or other board committee performing equivalent functions) of any other entity whose executive officers either served as a director of the Company or served on the Board’s Compensation Committee.
Security Ownership of Certain Beneficial Owners and Management
The following table lists, to the Company’s knowledge, the beneficial ownership of the Company’s capital stock and the nature of such ownership for each director and nominee for director, for each executive officer named in the Summary Compensation Table, for all executive officers and directors of the Company as a group, and for each person who beneficially owns in excess of five percent of the outstanding shares of any class of the Company’s voting securities. Unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. All information is given as of March 1, 2014, and assumes that shares which the named person has a contractual right to acquire within 60 days have been acquired and are outstanding.

Name of Beneficial Owners (* denotes non-employee Director)	Total Amount of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
David C. Benoit[1]	30,472	* *
Richard H. Forde	—	* *
Mary Ann Hanley*[2]	4,397	* *
Heather Hunt*[2]	3,686	* *
Kristen A. Johnson[3]	9,851	* *
Mark G. Kachur*[2]	3,245	* *
Terrance P. O’Neill[4]	27,572	* *
Arthur C. Reeds*[2]	4,547	* *
Lisa J. Thibdaue*[2]	3,747	* *
Eric W. Thornburg[5]	131,901	* *
Carol P. Wallace*[2,8]	4,274	* *
Judith E. Wallingford[6]	8,910	* *
Maureen P. Westbrook[7]	29,968	* *

Total Directors, Nominees, and Named Executive Officers (13 persons) As a Group	262,570	2.37%

The above ownership individually and as a group is less than 5% of the outstanding shares of Connecticut Water
Service, Inc.
     * denotes non-employee Director
** indicates ownership of less than 1% of the class of securities

(1)	Includes 21,837 performance share units (2,263 of these units are restricted), and 8,635 directly-owned shares.

(2)	Includes 360 shares of restricted stock under the Company’s 2004 PSP.

(3)	Includes 8,851 performance share units (1,720 of these units are restricted) and 1,000 directly-owned shares.

(4)	Includes 21,863 performance share units (3,575 of these units are restricted), and 5,709 directly-owned shares.

(5)	Includes 110,721 performance share units (23,432 of these units are restricted), and 21,180 directly-owned shares.

(6)	Includes 8,710 performance share units (3,201 of these units are restricted), and 200 directly-owned shares.

(7)	Includes 19,376 performance share units (3,201 of these units are restricted), 8,909 directly-owned shares, and 1,683 shares owned in the Company’s 401(k) plan.

(8)	Ms. Wallace's spouse owns 492 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16 of the Securities Exchange Act of 1934, directors, officers and certain beneficial owners of the Company’s equity securities are required to file beneficial ownership reports of their transactions in the Company’s equity securities with the SEC on specified due dates. In 2013, all required reports of transactions by all directors, officers and such beneficial holders were timely filed. In making this statement, the Company has relied on the written representations of its directors, officers, and ten percent shareholders and copies of the reports that they have filed with the SEC.

Other Security Holders
The following table sets forth information as of March 1, 2014 (except as otherwise indicated) as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock or Preferred A Stock of the Company.

Title and Class	Name and Address of Beneficial Holder	Shares Beneficially Owned	Percent of Class
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	801,925[1]	7.30%
Common	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	414,576[2]	3.76%
Preferred A	Judith A. Peterson and Kenneth Peterson 928 Brintonnial Way Winston Salem, North Carolina 27104	2,025[3]	13.5%

(1)	This information is based on a Schedule 13G filed with the SEC on January 28, 2014 by BlackRock, Inc.

(2)	This information is based on a Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group, Inc.

(3)	This information is based on the records of the Company’s transfer agent, Registrar and Transfer Company, and records of registered shareholders.

EXECUTIVE COMPENSATION
Equity Compensation Plan Information
The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options and vesting of other awards under all of the Company’s existing equity compensation plans as of December 31, 2013. The table also includes information about the Company’s other equity compensation plans previously adopted without shareholder approval.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders[1]	—	NA	526,687
Equity compensation plans not approved by security holders[2]	—	NA	299,666
Total	—	NA	862,353	[3]

(1)
Includes the Company’s 1994 Performance Stock Program, as amended and restated and approved by shareholders on April 26, 2002, and the 2004 Performance Stock Program, approved by shareholders on April 23, 2004.

(2)
Includes the Dividend Reinvestment and Common Stock Purchase Plan (the “DRIP” or “Plan”), amended and restated as of July 1, 2012. Under the Plan, customers and employees of the Company and holders of Common Stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of Common Stock and may also make optional cash payments of up to $3,333 per month to purchase additional shares of Common Stock. The Company may issue shares directly to the Plan’s agent in order to meet the requirements of the Plan, or may direct the agent administering the Plan on the Company’s behalf to buy the shares on the open market at its discretion. From late 1996 to January 31, 2004, the Plan’s agent purchased shares on the open market. Since February 2004, the Plan’s agent credits Plan participants with shares issued by the Company from the DRIP reserve.

(3)	Revised to reflect all shares previously reserved by the Company’s Board and shares resulting from the Company’s 1998 and 2001 3-for-2 stock splits.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement below entitled "Compensation Discussion and Analysis" with the Company's management. Based on our review and discussions and such other matters deemed relevant and appropriate by the Compensation Committee, we recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ms. Carol P. Wallace, Chairman
Mr. Richard Forde
Ms. Heather Hunt
Mr. Mark Kachur
Ms. Lisa Thibdaue

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

COMPENSATION DISCUSSION AND ANALYSIS
At the Company, honesty is one of our core values. We believe in the power of this value and know the only way to build and strengthen our reputation is through trust. We hold ourselves to the highest standard of integrity and ethical behavior and strive for transparency. We welcome the opportunity to share this Compensation Discussion and Analysis (“CD&A”) with our shareholders and customers.
In this section, we provide an overview and analysis of the Company’s compensation program and policies, the material compensation decisions we have made under those programs and policies, the material factors that we considered in making those decisions and our Company’s peer ranked Total Shareholder Return performance to the Named Executive Officers' ("NEO’s") total compensation. Later in this Proxy Statement, under the heading “Additional Information Regarding Executive Compensation”, you will find a series of tables containing specific information about the compensation awarded to the following individuals, our NEOs in 2013 and 2014, as appropriate, Chairman and Chief Executive Officer (“CEO”), Mr. Eric W. Thornburg; Senior Vice President, Finance and Chief Financial Officer (“CFO”), Mr. David C. Benoit; Vice President, Service Delivery, Mr. Terrance P. O’Neill; Vice President, Customer and Regulatory Affairs, Ms. Maureen P. Westbrook; and Vice President, Human Resources and Corporate Secretary, Ms. Kristen A. Johnson.
The compensation for these individuals is listed in tables found in the CD&A and in the Executive Compensation sections of this Proxy Statement.
OUR BUSINESS IN FISCAL 2013
Following are highlights of the Company’s financial performance in 2013:

•	Net Income and Earnings per Share were $18.3 million, and $1.68, respectively, compared to $13.6 million and $1.55 in 2012;

•
Total revenue, from all business segments, grew to $99.0 million from $92.6 million in 2012, an increase of $6.4 million, or 6.9%. Total revenue includes all revenues generated by the Company's three business segments: Water Activities, Services and Rentals, and Real Estate;

•
Net Income in the Water Activities segment, the Company's principal business, grew by approximately $5.5 million to $16.8 million from $11.3 million in 2012, an increase of 48.7%. The increase was driven largely by the implementation of the Water Revenue Adjustment ("WRA"), the impact of the adoption of the Internal Revenue Service's ("IRS") interpretation of its tangible property regulations and lower interest expense. The WRA allows water companies to defer on the balance sheet, as a regulatory asset or liability, for later collection from or crediting to customers the amount by which actual revenues deviate from the revenues allowed in the most recent general rate proceedings, including WICA proceedings. The adoption of the IRS interpretation of its tangible property regulations allowed the Company to adopt an alternative method for determining how expenditures related to tangible property can be treated for federal tax purposes for tax years beginning on or after January 1, 2012. This tax accounting method change treated certain expenditures that the Company historically capitalized for tax purposes, as a deductible repair expense on its tax return. The adoption of the tax accounting method change allowed Connecticut Water to record a favorable “catch up adjustment” on the Company's consolidated 2012 federal tax return which was filed in September 2013;

•	During 2013, Standard and Poor's affirmed the Company's "A" corporate credit rating and upgraded the Company's ratings outlook from negative to stable;

•	The Company increased and paid a Common Stock dividend for the 44th consecutive year;

•	The Company produced a total return to shareholders of 23% in 2013, placing CTWS in the top quartile of publicly traded water utilities and exceeding the return of the broader S&P Utility Index;

•	The Company's long-term performance has been very strong with three-year average Total Shareholder Return (“TSR”) at 18.57% which stands as the 3rd highest of our peer group; and

•	The Company's average TSR for the five-year period 2009-2013 is solid and ranks in the 50th percentile among peer companies at 11.79%, exceeding the return of the broader S&P Utility Sector Index.

The following table displays the 2013 three-year average TSR of our publicly traded Water Utility Peer Group. For a listing of companies in our utility peer group, please refer to page 29 of the CD&A.

3 Year Average Annual Return @ 12/31/13

30%
15%
0%
18.6%
10.2%
20.0%
11.4%
8.3%
6.8%
11.7%
9.4%
20.2%
CTWS
ARTNA
AWR
CWT
MSEX
SJW
WTR
YORW
AWK

Source: S&P Capital IQ

The following table graphically depicts the average five-year TSR for the publicly traded Water Utility Peer Group for the period ended December 2013:

5 Year Average Annual Return @ 12/31/13

30%
15%
0%
11.8%
11.4%
14.1%
3.1%
8.1%
2.8%
10.1%
14.2%
17.6%
CTWS
ARTNA
AWR
CWT
MSEX
SJW
WTR
YORW
AWK

Source: S&P Capital IQ

Say-on-Pay Consideration
In accordance with SEC rules, our shareholders voted on the “say-on-pay” non-binding advisory resolution at our 2013 Annual Meeting. Our shareholders showed support (74.5%) for our compensation practices during last year’s vote and Proposal 2 in this Proxy Statement is this year’s non-binding advisory resolution on executive compensation. The Compensation Committee (for purposes of this CD&A, the “Committee”) takes seriously its commitment to maintain reasonable, market based and attractive executive compensation programs. To assist the Committee in its strategic compensation planning in this regard, the Committee engaged a consultant to complete a detailed executive compensation review that included an analysis of all executive compensation plans and programs to ensure alignment with emerging best practices and regulatory guidelines. The Committee discussed the recommendations of the Consultant at length and implemented changes, as discussed further in this section, to address plan elements that needed adjustments in 2013 and 2014.
Developments in our Executive Compensation Program for Fiscal Year 2013 and 2014

During fiscal year 2013 or in the first quarter of 2014, the Committee made the following modifications to executive compensation plans and programs for fiscal year 2014;

•	revised Employment Agreements for each of the NEOs to remove the "stay-on bonus" feature;

•	approved the proposed 2014 PSP, defined in Appendix A;

•	approved a clawback policy for the Company and added a clawback provision to the proposed 2014 Performance Stock Program, described beginning on page 60;

•	enhanced the Stock Ownership Guidelines by setting expectations for the Company's President of Maine Water Company and the Company's Vice Presidents;

•
modified the performance metrics in the long-term awards under the PSP to include relative comparisons to the Company's three-year TSR to three key indices, the S&P Small Cap Utilities Index, the S&P Mid Cap Utilities Index, and our Water Utilities Peer Group;

•	ratified its Utility Peer Group;

•
adjusted the basis for incentive opportunity and award calculations in the 2004 PSP from grade range midpoint for each NEO to base salary. This method more accurately reflects market practices and eliminates the "premium" or "penalty" of award payout for those NEOs that are above or below the grade range midpoint;

•
approved a change in award opportunity range in the long-term awards under the PSP from a threshold, target and maximum of 80% to 120% to 50% to 150% to more accurately reflect market practices, described on page 33;

•
granted time-vested restricted stock awards that vest ratably 33.33% per year over a three-year period beginning on the first anniversary of the date of grant to each of the CEO and the VP, Customer and Regulatory Affairs to recognize their contributions to the outstanding results achieved by the Company in 2013. This is discussed further on page 35;

•	approved a 2.0% increase to NEO salary ranges to keep the Company's salary administration programs aligned with market; and

•	approved revised metrics and granted eligibility to participants for the NOICP for fiscal 2014.

PHILOSOPHY AND GOALS OF OUR EXECUTIVE COMPENSATION PROGRAM
The Company’s compensation philosophy is set by the Committee and affirmed by the Board. Our philosophy is described in the following table and is intended to align NEOs compensation with the Company’s annual and long-term performance. A significant portion of each NEO’s total compensation opportunity is directly related to achieving the Company’s earnings per share targets as well as to other absolute and relative performance factors measuring our progress toward the goals of our long-term strategic and business plans.
We are pleased to share with you that in 2013 the Company's five-year average annual TSR is in the top 50th percentile of its peers at 11.8%, exceeding the return of the S&P 500 Utilities Index. The three-year average annual TSR increased from 10.23% in 2013 to 18.6% and ranks 3rd in the Water Utilities Peer Group. During this period, our NEO's compensation was assessed as competitive with the Company's peer group as described on page 29, as measured by our 2013 executive compensation review, time adjusted.
We believe that this strong market performance supports the executive compensation plans and programs the Committee has approved for the NEOs. Our goal has been to design compensation plans that drive short and long-term positive results for our shareholders within the framework of our compensation philosophy as detailed further in this CD&A.
The Company wants its NEOs and employees to balance the risks and related opportunities inherent in the Company's industry and in the performance of their duties and share the upside opportunity and the downside risks once actual performance is measured. To this point, the Board has completed a risk analysis of all of our compensation policies and programs for its employees and has determined that these policies and programs are not reasonably likely to have a material adverse effect on the Company. For further information please see the Risk Assessment on page 36.
A review of our programs will highlight two core concepts of our philosophy, pay for performance and pay at risk.

The following table highlights the primary components and rationale of our compensation philosophy and the pay elements that support the philosophy.

Philosophy Component	Rational/Commentary	Pay Element
Compensation should reinforce business objectives and values.
One of the Company’s guiding principles is to provide an enriching and rewarding workplace for our employees. Key goals are to retain, motivate and reward executives while closely aligning their interests with those of the Company, its shareholders and customers. Our compensation practices help us achieve these goals.
All elements (salary, annual and long-term equity linked incentive awards, retirement, and health and welfare benefits).
A significant amount of compensation for NEOs should be based on performance.
Risk appropriate, performance-based pay aligns the interest of management with the Company’s shareholders. Pay for an executive is highly dependent on performance success. Performance-based compensation motivates and rewards individual efforts, unit performance, and Company success. Potential earnings under performance-based plans are structured such that greater compensation can be realized in years of excellent performance. Similarly, missing goals will result in lower, or no, compensation from the performance-based plans.
Merit salary increases, annual and long-term equity linked incentive awards (restricted stock, performance shares and performance cash).
Compensation should be competitive.
The Compensation Committee has the authority to retain any legal counsel, compensation consultant or other consultant to assist in the evaluation of director or executive compensation. The Committee has engaged a recognized independent compensation consultant every three years to analyze executive compensation competitiveness and provide recommendations regarding the Company’s total pay program.
All elements.
Key talent should be retained.
In order to attract and retain the highest caliber of management, the Company seeks to provide financial security for its executives over the long term and to offer intangible non-cash benefits in addition to other compensation that is comparable with that offered by the Company’s competitors.
Equity-linked annual and long-term incentive compensation, deferred compensation arrangements, retirement benefits, employment agreements, change-in-control provisions.
Compensation should align interests of executives with shareholders and customers.	Equity ownership helps ensure that the efforts of executives are consistent with the objectives of shareholders and customers.	Equity-linked annual and long-term incentive compensation, ownership guidelines.

Elements of Total Compensation
Executive Summary
We recognize that a sound and risk appropriate executive compensation program is part of what makes a company an employer of choice. Our compensation philosophy is to provide certain pay elements that are directly linked to the Company’s performance results. By doing so, we are able to provide the following:

•	reasonable salaries that reflect each executive’s responsibility level, qualifications and contribution over time;

•	benefits that adequately meet the needs of our employees and their families at a reasonable shared cost;

•	meaningful, performance-based annual incentives; and

•	long-term equity incentives that reflect the creation of shareholder value and drive other company objectives.
Of these four pay elements, we consider the annual and long-term incentive forms of compensation to be the most important because they enable us to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing organization on a day-to-day basis and into the future.
The value of annual incentives is directly linked to specific financial goals such as earnings per share, revenue growth or expense reduction and other important targets such as customer satisfaction and employee satisfaction as defined and approved by the Committee at the beginning of each fiscal year. The long-term incentive plan helps to mitigate the potential risk that an executive might take short-term actions that are not in the long-term interest of the Company and its shareholders in order to achieve greater payouts through the annual incentive plan. The goals in the 2013 long-term incentive plan center around relative total shareholder return targets and the completion of transformational acquisitions and the 2014 long-term goal is focused entirely on relative shareholder return.
Long-term incentive awards are provided to executive officers in three forms: restricted stock, performance stock and performance cash and each vests over a three-year period since 2008. This vesting period is reviewed by the Committee at the beginning of each three-year performance period and adjusted based on Company and market best practices.
To assist the Committee in executing its responsibilities, it engages a consultant (see information on Compensation Consultant (page 27)) every three years, or more frequently as needed, to provide the Committee comparative performance and pay data based largely upon a sample of publicly-traded utilities (page 29). The peer group pay data is derived from proxy statements and helps the Committee establish the salaries and target incentive award opportunities for the NEOs. In addition to the peer utility group compensation data, the Consultant selects an array of other regulated industry comparators as well as certain well known and respected published surveys on executive compensation and includes that data, where appropriate, to provide a well-defined review. The Committee engaged Compensation Resources, Inc. ("CRI") to complete an executive compensation review in November 2011 and The Wilson Group performed a full scope study in November 2013.

In general, it is the intent of the Committee to have individual base salaries fall within a plus or minus range of 25% from the market median data established by the independent consultant. Variations within the plus or minus 25% range can occur based on length of service, performance, job grade, etc., and are considered by the Committee annually in the merit increase award process. Annual and long-term incentives are targeted at market median for performance that meets targeted annual objectives. Performance results can be above or below the targets set and the Committee intends to have the incentive compensation award levels mirror the actual performance results up to a defined cap. In 2013, the cap was 120% of target for the annual and long-term incentive plans. For 2014, the annual cap remained unchanged while the long-term increased to 150% of target to better reflect market pay practices.
Discussion of Specific Elements of Compensation
Our approach to total compensation is to create a comprehensive compensation package designed to reward individual performance based on the Company’s short-term and long-term performance and how this performance links to our corporate strategy. The elements of our total compensation for executive officers, including the NEOs, are as follows:
Rewarding Short-Term Performance

•	Salary or Base Pay — This is the fixed amount of compensation for performing day-to-day responsibilities which aids in recruitment and retention and is designed to be market competitive.

•
Discretionary Bonuses — In addition to annual salaries paid to our NEOs, the Committee retains the right to award cash bonuses to the NEOs in its sole discretion and best business judgment, if the Committee determines that an NEO has made a significant contribution to the Company’s success in the past year.

•
Discretionary Stock Awards — The Committee retains the right to award stock to the NEOs in its sole discretion and best business judgment, if the Committee determines that an NEO has made a significant contribution to the Company's success in the past year.

•
Annual Incentive Plan — Annual incentive compensation is currently awarded through the 2004 PSP. The form of these annual awards includes performance cash units, restricted stock and voluntary deferral opportunities into performance shares. Awards through this plan are earned for achieving the Company’s short-term financial goals and other strategic objectives measured for the current year and fully vest after the completion of each fiscal year. Annual awards are structured to provide competitively based and risk appropriate incentives to our executives to improve Company performance.

Rewarding Long-Term Performance

•
Long-Term Incentive Awards — Long-term performance-based awards (“long-term awards”) from the 2004 PSP are awarded in the same form as the annual awards (stock option grants are permissible under the 2004 PSP as approved by shareholders, however, no options have been granted since 2003 and as of December 2013, all outstanding options have been exercised or have expired). Long-term awards vest over three years as described further below. These awards are granted to aid in the retention of executives, build executive ownership, and align compensation with achievement of the Company’s long-term financial goals, creating shareholder value and achieving strategic objectives as measured over multi-year periods. During 2013, the following equity instruments were made available as vehicles by the Committee:

LONG-TERM INSTRUMENT	OBJECTIVE
Restricted Stock Units (RSUs)	Encourage retention and provide alignment with shareholders as value received will be consistent with return to shareholders.
Performance Shares	This reward vehicle delivers relative shareholder return to the NEO over a three-year performance period.
Performance Cash	This reward vehicle delivers relative shareholder return to the NEO over a three-year performance period.

Other Elements of Total Compensation

•
Other Benefits and Perquisites — The Company provides all active full-time employees with medical, dental, short-term disability, long-term disability and life insurance coverage. We pay all premiums for long-term disability and life insurance coverage for all employees plus additional benefits if any employee suffers a covered accidental loss resulting in death, dismemberment or paralysis. The Committee granted Mr. Thornburg a supplemental long-term disability policy in 2008, that when combined with the standard long-term disability policy benefit provided to other NEOs, will provide a benefit equal to 60% of his compensation in the event that he becomes disabled. Each of our executive officers is entitled to these benefits except for the supplemental long-term disability policy, on the same basis as other employees. All active full-time employees, including our executives, receive time off with pay for vacation and sick leave in accordance with Company policy.

•
Retirement Benefits — The Company’s qualified retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Our non-qualified retirement plans are intended to provide executives with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in our qualified pension plan by providing the benefits that are limited under current IRS regulations. More information on these retirement related plans may be found on page 47. Amounts accrued for the Company’s health and welfare benefits are also consistent with those available to other Company employees.

•
Employment Agreements and Change-in-Control Severance Plans — The Company has entered into "double-trigger" employment agreements with each of its NEOs. The change-in-control agreements entered into with executive officers are intended to minimize the distraction and uncertainty that could affect key management in the event the Company engages in a transaction that could result in a change of control. These agreements generally address: role and responsibility; rights to compensation and benefits during active employment; termination in the event of death, disability or retirement and termination for cause or without cause; and resignation by the employee. Contracts also contain termination and related pay provisions in the event of a change-in-control. In all cases, for the change-in-control provisions in the employment agreements to apply, there must be both (1) a change-in-control, as well as (2) a termination of the executive’s employment by the Company without cause or a resignation by the executive for good reason. This is commonly referred to as a “double trigger” requirement. Further, the agreements stipulate that the executive may not compete with the Company for prescribed periods following termination of employment or disclose confidential information. Each of the change-in-control agreements, except those agreements with Messrs. Thornburg, Benoit, and O’Neill and Ms. Westbrook, limit the amount of the payments that may be made under the agreements to the IRS’s limitation on the deductibility of these payments under Section 280G of the IRC. Specifically, these agreements, including Ms. Johnson’s agreement, do not provide for a Section 280G “gross-up” in the event that payments exceed the IRS’ limitation as stated previously. The agreements with Messrs. Thornburg, Benoit, and O’Neill and Ms. Westbrook do not contain this limitation and require the Company to reimburse them for certain tax impacts of exceeding this limit. See “The Impact of Tax Considerations on Executive Compensation Decisions” on page 36. Payments under each of the NEO Agreements are contingent on their agreement to a 24-month non-compete agreement following termination of employment. We believe that the multiples of compensation and other benefits provided under the change-in-control agreements, as described on page 41, are consistent with the practices of our compensation utility peer group. Of note, the Company has not provided an agreement including an excise tax gross-up since Mr. Thornburg was hired in 2006. All Employment Agreements entered into after this date offer a limitation or a "Best of Net" cutback. The Company has no formal change-in-control or severance policy. However, as noted here, individual employment agreements generally have provisions related to both change-in-control and severance. In March 2014, the Compensation Committee and Board determined to remove the "stay-on bonus" feature from all Employment Agreements recognizing that this is no longer a favored market practice.

•
Other Compensation — The Company provides non-elective contributions to the Company Savings Plan ("401(k)") in recognition of service and contributions to the Company and allows for executive deferrals. All employees, including NEOs, may participate in the 401(k), as amended and restated in December 2013. Effective January 1, 2009, the Company changed its 401(k) plan to meet the requirements of a special IRS safe harbor. Under the provisions of this safe harbor plan the Company makes an automatic, non-elective contribution of 3% of salary for all eligible employees and an additional 1.5% non-elective contribution for eligible employees who are not eligible to participate in the Company's qualified defined benefit pension plan, even if the employee does not make his or her own contributions. Executive officers may also elect to defer compensation under a non-qualified salary deferral plan. The Company maintains a non-qualified Executive Deferred Compensation Plan and Director Deferred Compensation Plan that allow eligible members of management and the Board to defer a portion of their normal compensation. Management may defer their salary under the Executive Deferred Compensation Plan. Deferred amounts under the Plan are credited interest on a semi-annual basis at an interest credit equal to the product of Moody’s AAA Corporate Bond Yield Average Rate, plus an additional 4%, effective January 2012.

•	Other Benefits — As offered to other company employees, disability, life and supplemental life insurance as well as customary vacation, leave of absence, wellness and other similar policies.
The Role of Management in Compensation Decisions
The Committee and the CEO discuss the financial metrics that closely align performance targets of the business with the strategic goals of the Company. The Committee and the CEO also discuss the individual goals and desired initiatives for each executive, to determine which goals should be used, and the extent to which performance targets for the previous year have been achieved.
The Committee reviews information provided by its Independent Compensation Consultant and uses that information as a reference point for setting the different components of compensation. The CEO provides input on and makes recommendations to the Compensation Committee for executives other than himself with respect to annual salary adjustments, annual and long-term incentive opportunity levels and adjustments, and grants of equity awards under our incentive plans. The Committee approves or modifies the compensation of these executives taking into consideration the CEO’s input and recommendations.
From time to time throughout the year, the CEO or the Vice President, Human Resources and Corporate Secretary may provide to the Committee market based data from published surveys, peer companies and other sources with regard to annual salary range adjustments, merit increase budgets and other information related to best practices and emerging trends on executive compensation matters to supplement information from the Consultant.
In 2013, the CEO was present at all of the Committee meetings, and attended portions of two executive sessions at the invitation of the Lead Director. The CEO did provide information to the Committee regarding compensation for his direct reports in executive session but did not participate in meetings or deliberations when his own compensation was discussed.
The Role of the Compensation Consultant
The Committee retains a compensation consultant every three years, or as needed, to review, gather competitive data and provide advice on executive compensation matters. The most recent executive compensation review was performed in November 2013 when the Committee engaged the services of The Wilson Group hereafter the “Consultant”. In 2013 and 2014, the Consultant provided advice and information regarding the design and implementation of the Company’s executive compensation programs, and updated the Committee about regulatory and other technical developments that may affect the Company’s executive compensation programs. In addition, the Consultant provided the Committee with competitive market information, analyses and trends on base salary, short-term incentives, long-term incentives, and executive benefits. The Committee believes that the Consultant provides candid, direct and objective advice to the Committee, to that end:

•	the Committee directly selected the Consultant;

•	the Consultant is engaged by and reports directly to the Committee and the Chairman of the Committee;

•	the Consultant meets as needed with the Committee in executive sessions that may or may not be attended by any of the Company’s officers, as determined by the Chairman;

•	the Consultant has direct access to the Committee Chairman and members of the Committee during and between meetings; and

•	interactions between the Consultant and management generally are limited to internal data gathering, discussions on behalf of the Committee and information presented to the Committee for approval.
Compensation Committee's Relationship with its Independent Compensation Consultant
The Compensation Committee utilized the services of The Wilson Group in 2013 and 2014 as an Independent Compensation Consultant. The Compensation Committee has the sole authority to hire or terminate their Independent Compensation Consultant as well as to approve fee arrangements for work performed. The Wilson Group assisted the Compensation Committee in fulfilling its responsibilities under its Charter, including advising on the development of the 2014 Performance Stock Program ("2014 PSP"), proposed compensation packages for top executives, compensation program design and market practices generally. The Compensation Committee has authorized the Independent Compensation Consultant to interact with management on behalf of the Compensation Committee, as needed in connection with advising the Compensation Committee, and the Independent Compensation Consultant has been included in discussions with management and, when applicable, the Compensation Committee's outside legal counsel on matters being brought to the Compensation Committee for consideration, such as the 2014 PSP development.
In fiscal year 2013, The Wilson Group provided services to management in the amount of $800. The Compensation Committee has assessed the independence of The Wilson Group pursuant to SEC and NASDAQ rules and concluded that the Independent Consultant's work for the Compensation Committee does not give raise to any conflict of interest concerns.
Competitive Positioning
In 2013 and 2014, the Committee reaffirmed the Company’s total pay compensation philosophy to target the pay of our NEOs in a range of plus or minus 25% of the market median consensus of the following sources, weighted as indicated and averaged:

Data Sources That Comprise the "Market Composite"	Weighting
Utility Peer Group	2X
Other Regulated Industry Peer Group	1X
Published Surveys	1X

CWS utilizes two peer groups to assess the competitiveness of executive compensation:

•	CWS has two groups of peer companies - eight water companies and one holding company with median revenues of $467 million and 22 other regulated companies with median revenue of $76 million; and

•	The CWS primary peer group has an average of 14 companies in their individual peer group (excluding Aqua America with 61 and Middlesex Water which did not report their peer companies).
In 2013, for 2014, the Committee reviewed data compiled by the Consultant from proxy statements for the peer group entities which provided philosophy, program design and total direct compensation statistical data for the top five executive officers by title and duties. The Consultants compared each NEO position to similar positions at other companies. The Consultant determined that five matches from a single peer group was required for data on a specific job description to be used in the analysis. Such matches were made for the Chief Executive Officer, Chief Financial Officer, and Vice President, Service Delivery. Market Data was captured at the 25th, 50th, and 75th percentiles, consistent with the Company’s current compensation philosophy, however to reflect the Company's size, data reflecting the 25th percentile of the primary peer group was utilized. All data was aged to a common date of July 2014.
To determine the market value of each position, the Consultant calculated the Mean, Median, and Market Consensus of the market data. The resulting information was then presented to the Committee in the form of a comparative analysis of actual pay to the marketplace for the components covering base pay, total cash compensation and total direct compensation. This information was the basis for how each NEO position was assigned to a salary grade.
The Committee used these salary grades to determine the preliminary salary recommendation, the preliminary target annual, and long-term equity incentive award value for each executive position. Each salary grade is expressed as a range with a minimum, midpoint, and maximum. The Committee seeks to set the midpoint for salaries, target annual and target annual long-term incentive award values for our Executive Officer positions to plus or minus 25% of the median for executives in equivalent positions in the comparator groups and other resources disclosed below. The minimum level of each salary grade is set close to the bottom quartile of these groups, while the maximum level is set close to the top quartile of each group.
This framework provides a guide for the Committee’s deliberations. The actual total compensation and/or amount of each compensation element for an individual executive officer may be more or less than this median figure.
The Utility Peer Group comparators and the Other Regulated Industry Peer Group companies in this section were independently recommended by the Committee's previous Independent Compensation Consultant; CRI, and reaffirmed based upon input from the Committee Chairman and the Company’s Chairman, President and CEO. The Other Regulated Industry Peer Group and the published surveys were utilized in the 2011 review because executive and officer jobs are typically viewed as part of a broader labor market.
Utility Peer Group

Company	Ticker
AMERICAN STATES WATER CO.	AWR
AMERICAN WATER WORKS CO.	AWK
AQUA AMERICA INC	WTR
ARTESIAN RESOURCES - CL A	ARTNA
CALIFORNIA WATER SERVICE GP	CWT
MIDDLESEX WATER COMPANY	MSEX
SJW CORP	SJW
UIL HOLDINGS CORP	UIL
YORK WATER COMPANY	YORW
Other Regulated Industry Peer Group

Company	Ticker
ACNB CORPORATION	ACNB
AMERIGAS PARTNERS – LP	APU
AMERISERV FINANCIAL INC	ASRV
CENTRAL VT PUBLIC SERVICE	CV
CHESAPEAKE UTILITIES CORP	CPK
CITIZENS & NORTHERN CORP	CZNC
CITIZENS FINANCIAL SVCS	CZFS.OB
CODORUS VALLEY BANCORP	CVLY
CORNING NATURAL GAS (Not reported for 2013)	CNIG.OB
FRANKLIN FINANCIAL SVCS	FRAF.OB
KNOLOGY INC (No longer an SEC Registrant, last data 12/2011)	KNOL
MDU COMMUNICATIONS INTL (Not reported for 2013)	MDTV.OB
NEW JERSEY RESOURCES	NJR
OUTDOOR CHANNEL HLDS	OUTD
PIEDMONT NATURAL GAS CO	PNY
REPUBLIC FIRST BANCORP	FRBK
RGC RESOURCES INC	RGCO
ROYAL BANCSHARES	RBPAA
STAR GAS PARTNERS - LP	SGU
SUBURBAN PROPANE	SPH
UNITIL CORPORATION	UTL
WGL HOLDINGS INC	WGL

Published Surveys
The Committee reviewed the following surveys in conjunction with the November 2013 review:
1.Benchmark Database Executive Survey Report; Mercer; used to obtain national data on 638 companies with less than $500 million in revenue
2.CompAnalyst; used for total direct compensation on utility companies adjusted for revenues of $50 million to
$200 million and state of Connecticut
3.Salary Budget Survey; World@Work 2013
4.Towers Watson; Executive Compensation Survey; data from manufacturing companies with revenues less than $200 million or less than 1,000 employees
All peer and survey data was updated or "aged" by 3% annually to July 2014 based on market trends for the utility industry.

How We Make Compensation Decisions
In conjunction with the review and approval of the upcoming year’s financial and strategic plans each fall, the Committee determines the level of potential awards through the Company’s PSP for the upcoming year, and undertakes a risk analysis to identify any adverse material impacts and take steps to mitigate such impacts. The specific performance goals are established and the corresponding maximum and minimum awards are determined by the Committee taking into consideration guidance from the Consultant. At the conclusion of the PSP Plan year when performance has been measured, the Committee determines for each NEO what portion of the awards was actually earned, based upon the achievement of performance goals set in the financial and strategic business plans. The awards are then made to the participants. Long-term awards have pre-established goals that must be achieved, a vesting period that must be satisfied, and a continued employment term of three years.
In the first quarter of each year, the Committee reviews the current total compensation of our leadership team, the executive officers reporting to the CEO, including salaries, target annual and long-term incentive award values, perquisites, other benefits (including retirement, health, and welfare benefits) and change-in-control arrangements. The Committee receives an annual report from the CEO in executive session on each individual executive’s historical compensation information; each executive’s performance reviews; a progress report on the executive’s results in achieving strategic objectives; and general competitive market information pertaining to salary increase budgets and executive compensation. Every three years, or as frequently as the Committee desires, a recognized independent compensation consultant is engaged to analyze executive compensation competitiveness and reasonableness of the Company’s executive officer pay levels and program. Comparisons have regularly been made to a sample of larger and smaller publicly-traded water company competitors for executive talent, including our Utility Peer Group members, as disclosed on page 29. The Consultant also provides recommendations regarding executive compensation program strategy, mix and award practices based upon competitive market trends as well as tax and financial efficiencies. CRI provided an analysis and recommendation to the Committee in December 2011. The Wilson Group most recently presented a similar report to the Committee in November 2013.
The Committee then sets each executive’s compensation target for the current year. Typically, this involves establishing annual merit opportunities. Merit pay adjustments become effective on a date determined by the Committee, typically in the first or second quarter of the year. The Committee’s decisions are then reported to and reviewed by the Board per the Committee Charter.
Decisions about individual compensation elements and total compensation are ultimately made by the Committee using its best business judgment, focusing primarily on the executive officer’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the financial and strategic objectives were achieved. Thus, with the exception of the performance share awards discussed later, the compensation of our executives is not entirely determined by formula.

Total Annual Cash Compensation
In the first quarter of 2013, the Committee conducted a review of the base pay amounts for each NEO and made adjustments in line with the Company’s merit increase budget, an analysis of competitive executive merit pay data provided by the Compensation Consultant, Company financial performance and the report of the CEO on the individual performance of each of the NEOs and other officers for the most recent performance period. Based on this review, the Committee approved a 2% increase to the grade range midpoints for each of the NEO's to maintain the competitiveness of the ranges.
As advised by the Compensation Consultant, the Committee adopted the best practice of basing the annual and long-term incentive targets off of each NEO’s base salary amending their prior practice of using grade range midpoints. The Committee believes that base salary is a reflection of not only market competitive positioning but also an accurate reflection of the

Committee’s assessment of the NEO’s individual performance, skills and experience, therefore, using this as the basis for expressing incentive opportunity is a reasonable practice and can serve to motivate performance.
The following table illustrates the January 2014 base pay for each of the NEO’s and the annual and long-term award opportunities.

NEO	2014 Base Pay ($)	2014 Annual Award % at Target	2014 Long-Term Award % at Target
Thornburg, Eric	424,000	45%	70%
Benoit, David(1)	264,653	35%	35%
Johnson, Kristen	220,047	30%	30%
O’Neill, Terrance	210,561	30%	30%
Westbrook, Maureen	228,555	30%	30%
(1) Mr. Benoit was promoted to Senior Vice President, Finance, CFO and Treasurer by action of the Board in March 2014. In recognition of this the Board approved a merit increase of 4% or $10,586 and a promotion increase of $20,000 making his new base pay $295,239 and a revised target annual and long-term incentive opportunity of 40%.
As mentioned previously, the primary reason for individual variation of salaries from the market median include individual performance, skills, experience and length of time in current position. Similarly, because annual incentive targets and the annualized value of long-term incentive targets are applied to actual base pay, total cash and total direct compensation values may differ from market median total compensation levels.
This practice results in a greater percentage of total compensation (excluding benefits) for the NEOs being performance based. The following table shows 2013 total performance-related percentages for the NEOs.

	Fixed	Performance-Based
NEO’s	Salary (% of Total)	PSP-Annual Incentive (% of Total)	PSP –Long- Term Incentive (%of Total)	Total Performance Related (% of Total)

Mr. Thornburg(1)	100.00%	—%	—%	—%
Mr. Benoit	63.84%	20.56%	15.60%	36.16%
Ms. Westbrook	69.21%	18.73%	12.05%	30.79%
Mr. O’Neill	71.18%	20.26%	8.56%	28.82%
Ms. Johnson	65.98%	19.86%	14.16%	34.02%

(1)
In 2013, Mr. Thornburg elected to receive 100% of his award as performance shares. Had he elected cash rather than performance shares, this table would reflect that his combined annual and long-term incentive would account for 52.12% of his compensation.

Performance Objectives and Annual Incentive Awards Though the PSP
We carefully set annual incentives through the PSP to reward our executive officers, including the NEOs, for the Company’s annual performance in achieving pre-established financial and strategic goals set at the Company level. In the fourth quarter of each year, based on the CEO’s recommendations for his direct officer reports, the Committee reviews this information to determine if any material adverse impact may arise as a result of the recommendations and then establishes the threshold, target and maximum annual incentive award opportunity for each NEO, sets the performance objectives for the upcoming performance year and reviews those actions with the Board. All references to the CEO’s recommendations relate to executives other than himself. All decisions related to the CEO are made by the Committee in consultation with the Consultant and are reviewed with the Board in accordance with the Committee’s Charter.
Threshold, Target and Maximum Incentive Award Opportunities
The Committee established a threshold, target and maximum incentive award opportunity for each NEO expressed in 2013 as a percentage of the salary range midpoint for the annual and long-term awards as detailed in the chart below. The ranges for 2013 were revised in response to the 2011 executive compensation review completed by the former Consultant, CRI, to reflect the Company’s compensation philosophy, market competitive information and practices at that time. As previously disclosed on page 23, the Committee, in consultation with the current Consultant, The Wilson Group, has determined to align with best practices and use base pay as the basis upon which award opportunity levels will be measured for the 2014 PSP plan year if the 2014 PSP is adopted by the shareholders.

The PSP is a tool that the Committee employs to pay fully-competitive short and longer-term cash and equity incentives when performance against goals meets the target level. The Committee has the authority to determine the amounts of annual and long-term awards and, to adjust actual performance results for extraordinary circumstances when the Committee, exercising its sound business judgment, deems it prudent to do so. The Committee did not adjust actual performance results when determining the performance levels achieved in the 2013 plan year for the NEOs.

	2013 Performance Stock Plan Annual & Long-Term Awards as Percentage of Salary Grade Midpoint
NEOs	2013 Salary Grade Midpoint ($)	PSP Award at Threshold	PSP Award at Target	PSP Award at Maximum (Long-Term)	PSP Award at Maximum (Short-Term)
Mr. Thornburg	418,610	35%	45%	65%	60%
Mr. Benoit	242,357	25%	35%	50%	45%
Ms. Westbrook	212,145	20%	30%	45%	40%
Mr. O’Neill	212,145	20%	30%	45%	40%
Ms. Johnson	212,145	20%	30%	45%	40%
Annual Incentive Performance Objectives
Based on the CEO’s recommendations and an analysis of the associated potential risk points, the Committee sets the financial and strategic performance objectives for each executive officer, including the NEOs. In selecting the financial performance objectives, the Committee sought to have the executives focus on the Company’s operating financial performance, including in 2013, target earnings per share of $1.44 at a weight of 70%, customer satisfaction, employee satisfaction and customer growth targets at a combined weight of 30%.
2013 Annual Incentive Performance Process
In executive session, the Committee selected and weighted the CEO’s performance goals, taking into consideration the Company’s current financial and strategic priorities. The Committee recognizes that earnings per share should be emphasized, but also that performance against this metric may not be reflected in a single 12-month period. For 2013, 70% of the CEO’s annual incentive award opportunity was based on the Committee’s assessment of the Company’s total financial performance. Each of these goals are further defined by identifying the threshold level of performance (80%), target or expected performance (100%) and maximum level of performance (120%). Mr. Thornburg’s financial performance for 2013 was measured by the following metrics:

•	Earnings per Share — $1.44
The remaining 30% of his award opportunity was based on the Committee’s assessment of the following strategic goals:

•	customer satisfaction;

•	employee satisfaction; and

•	growth in terms of increasing revenues or decreasing expense.

The Committee selected these strategic goals based on its judgment that they represent areas where the CEO should focus his energies to continue to drive the Company’s business forward. The potential risks associated with the CEO’s performance goals were reviewed by the Committee and with the Board and his progress was periodically reviewed by these same entities during the year.
For 2013, annual incentives for our other NEOs were based on performance measured against the same set of strategic Company goals assigned to the CEO.
When setting the target levels for the financial and strategic objectives relating to the annual incentive awards the Committee concluded that the relationship between the payments generated at the various levels of achievement for the NEOs other than the CEO and the degree of difficulty of attainment of the performance targets was significant and reasonable.
Performance Objectives and Long-Term Incentive Awards Though the PSP
We use long-term incentives through the PSP to reward our executive officers, including the NEOs, for the Company’s longer-term performance in achieving pre-established financial and strategic goals set at the Company level. In the last quarter of each year, based on the CEO’s recommendations for his direct officer reports, the Committee establishes the threshold, target and maximum long-term incentive award opportunities for each executive and approves the performance objectives for the upcoming performance year. All references to the CEO’s recommendations relate to executives other than himself. All decisions related to the CEO are made by the Committee and are reviewed with the Board in accordance with the Committee’s Charter.
Consistent with several previous performance metrics enhancements, for plan years 2011 to 2013, the Committee, in consultation with the then independent Consultant, changed the metrics of the long-term incentive plan to TSR achievements relative to peer company performance and/or the achievement of highly significant growth targets over a three-year period. Total Shareholder Return is a term describing the total of the Company’s stock price appreciation and aggregate dividends over a specified period of time. For 2014, the Committee further refined the performance metrics of the long-term plan to compare its relative TSR to two broader market indices, the S&P Small Cap Utilities Index (PSCU) and the S&P Mid Cap Utilities Index (S4UTIL) in addition to a component of the Company’s publicly traded water utility peer group, excluding the peer group’s largest peers. The Consultant and the Committee believe that measuring performance against broader market indices in addition to the utility peers provides a better reflection of performance given that the current utility peer group includes only eight reference points. With such a narrow group of comparators, there is a high risk of substantial volatility due to the impact of specific actions on the part of one or two peers (for example, one peer does a significant acquisition or divestiture in the measurement period) on the total aggregate results of the group.
Target Long-Term Award Opportunities
As reported in the table in page 31, the 2013 target incentive opportunities for the NEOs ranges from 30-45% of salary grade mid-points in each of the annual and long-term incentive plans. These target levels were determined to be at market median for similar positions as recommended by the then Consultant, CRI. Should an executive’s responsibilities increase during the year and/or be promoted, the target incentive opportunity for the year may be adjusted pro rata to reflect the new salary range and target bonus opportunity.
Based on the results of the 2013 executive compensation review performed by The Wilson Group, the Committee adjusted the award opportunity ranges and targets for the long-term plan to better reflect market practices to provide more upside opportunity for performance that exceeds target. As such, the Committee determined to adjust the incentive opportunity range from 80% - 100% - 120% for threshold through maximum levels of performance to 50% - 100% - 150%. Corresponding to this change in range, the award opportunities at threshold, target and maximum were also adjusted to reflect current market data regarding target level awards as expressed in the following table:

	2014 Threshold	2014 Target	2014 Maximum
Range	50%	100%	150%
CEO	35.00%	70%	105.00%

SVP, CFO	20.00%	40%	60.00%

VPs	15.00%	30%	45.00%

2013 Long-Term Incentive Performance Objectives
Based on the CEO’s recommendation, the Committee approves the financial and strategic performance objectives for each executive officer, including all NEOs. In selecting the financial performance objectives, the Committee sought to have the executives focus on achieving a targeted relative three-year average TSR to the established water utility peer companies and/or the achievement of highly significant growth targets.
2013 Long-Term Incentive Performance Process
The Committee selected and weighted the CEO’s goals, taking into consideration the Company’s current financial and strategic priorities and reviewing all associated elements of risk. The Committee recognizes that delivering sustained shareholder value is critical to the Company’s success and as such set the CEO’s 2013 long-term incentive award opportunity on achieving a targeted relative three-year average TSR to the established water utility peer companies and/or the achievement of highly significant growth targets as detailed below at three levels of achievement:

•	Threshold — Deliver TSR added over three years that places the Company above the mean for publicly traded water utilities, or upon an acquisition(s) delivering at least 2,500 new customers;

•	Target — Deliver TSR added over three years that places the Company in the top third of publicly traded water utilities, or upon an acquisition(s) delivering at least 3,500 new customers; or

•	Maximum — Deliver TSR added over three years that places the Company in the top quartile for publicly traded water utilities, or upon an acquisition(s) delivering at least 5,000 new customers.

The Committee set the target levels for the financial and strategic objectives relating to the long-term incentive awards and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the targets was significant and reasonable.
The CEO’s goals were reviewed with the Board and his progress was periodically reviewed by the Committee and the Board during the year.
Similarly, for 2013, long-term incentives for our other NEOs were based on performance measured against the same goals set for the CEO by the Committee.
PSP Long-Term Incentive Achievement Process
The Company’s 2013 Strategic Plan provided the targets for awards through the 2004 PSP that were to be payable in 2014.
As mentioned previously, in 2013, the long-term awards are measured by the attainment of a targeted relative multi-year average TSR to the established water utility peer companies and/or the achievement of highly significant growth targets and vest 33.33% per year ratably over three years beginning on the first quarter following the earning of the award as long as the participant remains employed by the Company.
The Compensation Committee met on March 11, 2013, and finalized amounts payable as annual and long-term incentive awards to the NEOs. The annual results for the 2012 plan year were reported previously in the 2013 Proxy Statement but are reiterated here because the payments of such portions of the annual and long-term awards for 2012 had an impact on the NEO’s compensation in 2013.
The short-term plan included the previously detailed earnings per share target of $1.43 for 2012 providing an award equal to 120% of target for each NEO, providing 84% to the award allocation. The defined performance for customer satisfaction was achieved at 107.2% of target, employee satisfaction and growth goals exceeded the maximum levels and were capped at 120% of target adding 10.7%, 12% and 12%, respectively to the award allocation. Thus, each of the NEOs received 118.7% of their target award allocations for 2012.
Total awards earned through the PSP for the 2012 plan year were as follows (previously disclosed in 2013 Proxy Statement):

	2012 Annual and Long-Term PSP Awards Earned in 2013
	Annual PSP Award ($)	Long-Term Award ($)
Mr. Thornburg	242,041	266,500
Mr. Benoit	105,292	118,686
Ms. Westbrook	81,775	93,502
Mr. O’Neill	81,775	93,502
Ms. Johnson	81,775	93,502

The Committee also met on March 11, 2014, and finalized amounts payable as annual and long-term incentive awards to the NEOs through the 2004 PSP for 2013.
The annual plan included the previously detailed earnings per share target of $1.44 for 2013. The actual EPS for 2013 was $1.68 which exceeded the maximum level of performance and equated to an award of 120% of target for each NEO, providing 84% to the award allocation calculation. The growth metric was achieved at target, the customer satisfaction metric was achieved at 110% of target and the employee satisfaction metric was achieved at the maximum level of performance defined by the Committee and capped at 120% of target, adding 33% to the award allocation calculation. Each of the NEOs received 117% of their target award allocations for 2013 as follows:

	David C. Benoit, Senior Vice President & CFO 2013 Annual Plan Shared Goals
	Weighting	Achievement Level	Goal Value ($)
Financial Performance — EPS	70%	84.0%	76,342
Customer Satisfaction	10%	11.0%	9,694
Employee Satisfaction	10%	12.0%	10,906
Customer Growth	10%	10.0%	8,483
Total			105,425

	Vice Presidents 2013 Annual Plan Shared Goals
	Weighting	Achievement Level	Goal Value ($)
Financial Performance — EPS	70%	84.0%	59,401
Customer Satisfaction	10%	11.0%	7,425
Employee Satisfaction	10%	12.0%	8,486
Customer Growth	10%	10.0%	6,364
Total			81,676
The long-term plan was achieved at maximum levels of performance due to the UConn and Town of Mansfield service agreements. The systems serving UConn and the Town of Mansfield serve over 25,000 people. This provided an award allocation of 120% of target for each NEO.
Total awards earned through the PSP for the 2013 plan year were as follows:

	2013 Annual and Long-Term PSP Awards Earned in 2013
	Annual PSP Award ($)	Long-Term Award ($)
Mr. Thornburg	241,747	272,097
Mr. Benoit	105,425	121,179
Ms. Westbrook	81,676	95,465
Mr. O’Neill	81,676	95,465
Ms. Johnson	81,676	95,465

Discretionary Awards Made By the Committee in 2014 Based on 2013 Performance
The Committee recommended to the Board that they approve discretionary stock awards to CEO Mr. Thornburg and VP, Customer and Regulatory Affairs, Ms. Westbrook for the reasons outlined below:

•
The results of the 2013 executive compensation review highlighted that the long-term incentive opportunity range set for the 2013 PSP plan year for the CEO was at a significant negative variance to market (65% as a maximum award versus the market at 99% of base pay). To recognize this and to appropriately reward the CEO for the Company’s performance in 2013, the Committee recommended and the Board approved a grant of restricted stock equal to 50% of the shortfall in the 2013 award as compared to the market opportunity level, or 2,723 shares. These shares represent the economic value of 50% of the shortfall in the award, $86,552.00 rounded to $90,000.00 at the grant date fair value of $33.05 per share. These restricted shares will vest 33.33% ratably over three years beginning on the first anniversary of the grant date.

•
The CEO recommended to the Committee and the Board approved a grant of 750 shares of restricted stock to be granted to Maureen P. Westbrook, Vice President, Customer and Regulatory Affairs, to recognize her exceptional results in 2013. Similar to Mr. Thornburg’s restricted stock award, these restricted shares will vest 33.33% ratably over three years beginning on the first anniversary of the grant date.

The Impact of Tax Considerations on Executive Compensation Decisions
While the Company’s executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to achieve our objectives as described throughout this Compensation Discussion and Analysis. Section 162(m) of the IRC of 1986 generally precludes the deduction for federal income tax purposes of more than $1 million in compensation (including long-term incentives) paid individually to our Chief Executive Officer and the other NEOs in any one year, subject to certain specified exceptions. As noted above, under the amended and restated employment agreement and change-in-control plan descriptions for Messrs. Thornburg, Benoit, and O’Neill and Ms. Westbrook on page 41, in the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment,” as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then an additional “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. We included these provisions in these agreements because we did not want the potential excise tax to serve as a disincentive to pursue a change-in-control transaction that might otherwise be in the best interests of our shareholders. We believe that, in light of our NEOs record of performance, this determination is appropriate. Ms. Johnson's Amended and Restated Employment Agreement and change-in-control plan does not provide for a tax gross-up, instead, the Committee and Board amended Ms. Johnson's Amended and Restated Employment Agreement on January 24, 2013, to include a “Best of Net Cutback” provision. A "Best of Net Cutback” provision provides that the executive may receive his or her full change-in-control related payment and be responsible for all taxes, except that the payments will be reduced to an amount such that the payments would not constitute an "excess parachute payment," as defined in IRC Section 280G, if it would be more favorable to the executive on an after-tax basis.

Compensation Clawback Policy
The Compensation Committee has adopted a compensation clawback policy that applies to all incentive compensation received by executive officers and augments the clawback policy, set by regulation and included in the 2014 Performance Stock Plan as proposed for approval by shareholders at the 2014 Annual Meeting. For more information on that clawback please see the proposed 2014 Performance Stock Plan attached as Appendix A to this Proxy Statement. Under the policy, the Company may recover from an executive officer the amount of previously paid incentive compensation (including both cash and equity awards) that the Board of Directors determines to be appropriate in two circumstances. The first circumstance arises if an executive officer’s acts or omissions are a significant contributing factor to a requirement that the Company restate its reported financial results due to a material error. The second circumstance under which compensation may be recovered under the policy arises if the executive officer’s employment is terminated for “cause.” Under the policy, “cause” is defined to include instances of gross negligence, willful misconduct or willful malfeasance that materially adversely impact the Company’s reputation or business; willful violations of law that materially adversely affect the Company’s reputation or business; or theft, embezzlement or fraud. This clawback provision is intended to provide enhanced safeguards against certain types of executive misconduct, and allows for recovery of significant compensation paid to an executive officer who engages in such misconduct. In addition, the Committee has adopted a compensation clawback policy that applies to incentive compensation received by employees at large of the Company. The policy provides that if the Company is required to restate its financial results to correct a material error, and the Board of Directors reasonably determines that an employee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement, then, to the extent permitted by applicable law, the Company may recoup or “clawback” such incentive compensation that the Board of Directors, in its discretion, determines to be appropriate.
Anti-Hedging Policy
The Company does not allow directors, officers, and specified employees to hedge the value of Company equity securities held directly or indirectly by the director or employee. Company policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities, as well as short sales of Company securities, hedging or monetization transactions or purchases of Company equity securities on margin.
Risk Assessment
The Compensation Committee of the Board regularly reviews the compensation policies and practices for all employees, including executive officers and has determined that our compensation policies do not and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee, following its review and approval of executive compensation matters, reports to the full Board for their ratification. The Company believes that this is an important step to assure that the decisions made by the Compensation Committee are aligned with the strategy of the Company and transparent to all constituencies, therefore exposing any potential risks for discussion and mitigation. The Compensation Committee makes decisions regarding incentive and other forms of compensation based on analysis and discussion of the following key factors, presented by knowledgeable industry professionals that have the potential to encourage excessive risk-taking:

•	an excessive focus on equity compensation;

•	a total direct compensation mix weighted toward annual incentives;

•	uncapped payouts;

•	unreasonable or undefined incentive plan goals; and

•	incentive payout “cliffs” that may encourage short-term business decisions to achieve payout parameters.
The Compensation Committee highlights the following design features of our executive compensation programs that operate to mitigate the concern of excessive risk taking for participants:

•	all plan parameters, including design, metrics, and payout targets are reviewed by an Independent Compensation Consultant engaged by the Compensation Committee;

•
the incentive plan design provides for a conservative mix of cash and equity, annual and long-term incentives and performance metrics including earnings per share, growth in customers, customer and employee satisfaction;

•	goals are appropriately defined to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	rolling three year, long-term performance targets discourage short-term risk taking;

•	maximum payout levels for incentives are capped;

•	all executives participate in the same incentive plan, the 2004 PSP;

•	the Company does not currently grant stock options;

•	the Compensation Committee has the power to reduce payouts at their discretion;

•
as a public water utility, the Company’s primary subsidiary does not face the same level of risks associated with compensation for employees and executives at financial services or technology companies; and

•	the proposed 2014 PSP contains an appropriate clawback policy and the Company has augmented that to include additional situations that might give rise to a clawback on pay.
Non-Officer Incentive Compensation Plan
The Compensation Committee determined that, for all non-executive employees, the Company’s compensation programs are low risk. Each year from 2011 - 2014, the Compensation Committee has approved a short-term cash incentive program for non-officers called the Non-Officer Incentive Compensation Plan (“NOICP”). The Compensation Committee designed this plan to encourage a team of senior managers to accomplish goals related to key business drivers such as Earnings per Share, sustainable, cost-effective efficiencies, revenue enhancements, responsible reductions in operations and maintenance expense as well as customer and employee satisfaction. Ultimately, the NOICP benefits shareholders and customers by appropriately reducing expenses or enhancing revenues while maintaining exceptional customer service and water quality and encouraging safety and infrastructure improvements. In the period 2011 through 2013, the NOIP resulted in approximately $2 million in sustainable, appropriate savings. In 2013 the team identified $706,260 in expense reductions against a total incentive payout of $565,939 to participants. The Compensation Committee has determined that this program will not pose a material adverse effect for the Company due to the fact that:

•	goals are appropriately defined to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	maximum payout levels for incentives are capped;

•	the Compensation Committee has the power to reduce payouts at their discretion; and

•	the Company has a clawback policy in the unlikely event that Plan awards have an unanticipated effect on risk.
The Company maintains a single discretionary annual bonus program for non-executive employees rewarding world class customer service satisfaction scores. This bonus is determined by management and, when paid, is generally less than a week of wages for participants.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2013 Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Eric W. Thornburg,	2013	424,000	—	376,749	—	—	128,126	20,317	949,192
Chairman/President/CEO	2012	389,941	—	369,000	—	—	317,857	13,001	1,089,799
	2011	365,794	—	274,674	—	—	169,164	12,278	821,910
David C. Benoit,	2013	264,653	—	33,930	—	180,556	86,410	7,819	573,368
SVP Finance/CFO(5)	2012	245,868	—	33,232	—	178,878	311,932	7,376	777,286
	2011	234,297	—	20,770	—	143,092	261,345	7,029	666,533
Maureen P. Westbrook	2013	228,555	—	44,550	—	114,558	6,008	6,761	400,432
VP, Regulatory & Customer Affairs	2012	214,397	—	34,284	—	126,448	228,350	6,432	609,910
	2011	207,208	—	21,979	—	83,009	205,295	6,216	523,707
Terrance P. O’Neill,	2013	216,561	—	47,733	—	108,193	25,362	6,430	404,278
VP, Service Delivery	2012	206,075	—	46,751	—	107,748	254,554	6,182	621,310
	2011	199,166	—	27,474	—	73,875	228,690	5,975	535,180
Kristen A. Johnson,	2013	220,047	—	25,457	—	141,076	28,626	6,493	421,700
VP, Human Resources & Corporate Secretary	2012	203,469	—	24,934	—	139,954	83,915	6,104	458,376
	2011	193,893	—	14,653	—	95,244	59,636	5,817	369,242

(1)
In January 2013, NEOs received either restricted stock or performance shares which is performance based and determined in accordance with the Company's actual performance in comparison to strategic goals approved by the Compensation Committee, before the year begins. The amounts in the stock awards columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and reported at target, the level of performance expected at grant. The amounts reported for all years have been calculated to conform to SEC regulations. If the highest level of performance criteria were achieved, the aggregate grant date fair value of the portion of PSP awards elected by Messrs. Thornburg, Benoit and O'Neill and Mesdames Westbrook and Johnson in performance shares or restricted stock would be disclosed in the following table.

Name	Year(A)	Maximum Annual Award ($)	Maximum Long-Term Award ($)
Mr. Thornburg	2013	251,166	272,097
	2012	246,000	266,500
	2011	228,901	228,895
Mr. Benoit	2013	21,812	24,236
	2012	21,363	23,737
	2011	18,468	18,462
Ms. Westbrook	2013	33,943	28,640
	2012	20,778	28,051
	2011	18,340	18,314
Mr. O’Neill	2013	21,215	47,733
	2012	20,778	46,751
	2011	15,262	30,562
Ms. Johnson	2013	16,972	19,093
	2012	16,623	18,700
	2011	12,209	12,209

(A)	The amounts reported in this table represent the equity portions of the Annual and Long-Term
PSP Awards as elected by the NEOs before the start of each year for 2011, 2012, and 2013.
The Long-Term Incentive Awards for 2011, 2012, and 2013 vest ratably at 33.33%, per year, over a three-year period. All vesting periods also carry a requirement that the executive remain employed by the Company to the completion of the vesting period to receive the earned award.

(2) The compensation reported in this column is in the form of cash units issued under the PSP. Both the annual award and vested and unvested portion of each year's long-term award are included in this column for each NEO. The long-term component has a continued employment vesting schedule, in addition to the attainment of specific performance measures described in the Compensation Discussion and Analysis on page 20. Mr. Thornburg has $0 reported in this column because he elected to take 100% of his awards in the form of Performance Shares.
(3) Reflects the increases/(decrease) from 2011 through 2013 in the actuarial present values of each NEO's accumulated benefits under the Company's pension plan and Supplemental Executive Retirement Program (“SERP”). In addition, this column reflects the above market interest earned through the Executive Non-Qualified Deferred Compensation Plan for Messrs. Thornburg and Benoit and Mesdames Westbrook and Johnson of $1,042, $24,755, $6,008, and $3,264, respectively. Mr. O'Neill did not participate. The year over year change in pension value is reduced in 2013 primarily due to the discount rate increase year over year from 3.9% to 4.9%. Ms. Westbrook's change in pension value for 2013 was ($11,041) less the above market interest of $6,008 for a total of ($5,033).
(4) Amounts reflected in this column include the Company's 401(k) safe harbor, non-elective contributions for each NEO in 2013, $6,445 for club memberships, and $1,361 for the cost of a supplemental long-term disability policy for Mr. Thornburg. This supplemental long-term disability policy, when combined with the standard long-term disability policy benefit provided to other NEOs, will provide Mr. Thornburg a benefit equal to 60% of his compensation in the event that he is disabled.

(5)	In March 2014, David C. Benoit's title was changed to that of Senior Vice President Finance, CFO and Treasurer.

Grants of Plan-Based Awards for 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
E. W. Thornburg	1/24/2013	—	—	—	10,030	12,896	17,911	—	—	NA	533,024
D. C. Benoit	1/24/2013	96,943	135,720	184,191	830	1,161	1,576	—	—	NA	46,907
M. P. Westbrook	1/24/2013	61,522	92,283	130,469	799	1,198	1,706	—	—	NA	50,784
T. P. O’Neill	1/24/2013	53,036	79,554	111,376	1,089	1,634	2,360	—	—	NA	70,233
K. A. Johnson	1/24/2013	67,886	84,858	144,259	581	871	1,234	—	—	NA	36,737

(1)	The closing share price of the Company's Common Stock was $29.76 on January 23, 2013, the day prior to the grant date.

(2)
Amounts reflect the grant date fair value of restricted stock and performance shares issued to named executives on January 23, 2013, for incentive awards, if awards were earned for maximum levels of performance. Reported amounts are determined according to Generally Accepted Accounting Principles.

As described previously in the Compensation Discussion and Analysis on page 20, the Committee allocates a threshold, target, and maximum award for each participant annually in December of the year proceeding the award measurement period. Specific targets disclosed on page 31 herein, covering a range of shareholder, customer, and employee driven strategic goals are established before the year begins. At the conclusion of the fiscal year, the Compensation Committee reviews a management report, comparing the actual performance against the pre-established goals to determine the level of earned award. The award is paid in accordance with the elections made by the participant between restricted stock, performance shares, and cash units, made prior to the fiscal year being measured.

Outstanding Equity Awards at Fiscal Year-End 2013

						Stock Awards
	Option Awards					Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
E. W. Thornburg	—	—	—	—	—	—	—	18,198	646,211
D. C. Benoit	—	—	—	—	—	—	—	1,596	56,674
M. P. Westbrook	—	—	—	—	—	—	—	1,841	65,374
T. P. O’Neill	—	—	—	—	—	—	—	3,067	108,909
K. A. Johnson	—	—	—	—	—	—	—	1,227	43,571
The December 31, 2013, closing price of Company's Common Stock was $35.51.

(1)	Reporting 100% of long-term incentive award shares including all unvested portions of the 2011, 2012, and 2013 awards. In 2011 through 2013, the long-term awards vest ratably over a three-year period.
Material Features of Equity-Based Awards
The Company’s 2004 PSP provides for an aggregate of up to 700,000 shares of Common Stock of the Company to be issued as awards of incentive or non-qualified stock options, shares of restricted stock or awards of performance share or performance cash units (each, an “Award”). Options must be issued at an option price no less than the fair market value of the Company’s Common Stock on the date of the grant. Under the 2004 PSP, 25% of the shares subject to option awards vest in equal annual installments, beginning on the first anniversary of the date of the grant of the award and ratably over the following three anniversaries of such date. The Company has not awarded any stock options under the PSP since December 2003.

Restricted stock awards are conditioned upon the attainment of performance goals established by the Committee for the performance period to which the award relates and the award recipient’s continued employment with the Company through the end of the performance period. During the performance period, the participant has all of the rights of a shareholder of the Company, including the right to vote and receive dividends. Participants may elect to have these awards made in the form of performance shares.
The Committee may also grant awards of performance shares or performance cash units pursuant to the PSP. At the completion of a performance award period, the Committee will determine the award to be made to each participant by multiplying the number of performance units granted to each participant by a performance factor representing the degree of attainment of the performance goals. Performance share units will be paid in the form of Common Stock upon the participant’s retirement or termination and cash units are paid in cash. Awards through the annual plan became 100% vested after results are evaluated at the conclusion of the measurement period. For the 2008-2012 awards will vest 33.33% per year ratably over three years, as long as the participant is employed by the Company.

2013 Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
E. W. Thornburg	—	—	9,062	299,499
D. C. Benoit	—	—	782	25,845
M. P. Westbrook	—	—	832	27,497
T. P. O’Neill(3)	4,593	15,155	1,464	48,385
K. A. Johnson	—	—	585	19,334

(1)	Includes 33.33% of the 2010, 2011, and 2012 long-term PSP awards.

(2)	The value is calculated using the closing price of March 11, 2014 for each NEO’s awards at $33.05.

(3)	Mr. O'Neill exercised 4,593 shares on November 14, 2013 at a fair market value of $32.99 per share.
CHANGE-IN-CONTROL AND TERMINATION AGREEMENTS
On November 21, 2008, the Company and The Connecticut Water Company ("CWC") entered into Amended and Restated Employment Agreements with certain executives, including Messrs. Thornburg, Benoit, and O’Neill, and Mesdames Johnson and Westbrook. And more recently, the Board and Compensation Committee acted to remove the stay-on bonus feature from all Employment Agreements recognizing that they are no longer a favored market practice. The intent of the agreements is to ensure continuity in the management of the Company in the event of a change-in-control of the Company. The agreements do not become effective until a change-in-control occurs (the “Effective Date”). A change-in-control is deemed to occur when (i) any person, other than the Company, CWC or any employee benefit plan sponsored by the Company or CWC, becomes the beneficial owner, directly or indirectly, of 20% or more of the Common Stock of the Company or CWC; (ii) the shareholders of the Company or CWC approve (A) any consolidation or merger of the Company or CWC in which the Company or CWC is not the continuing or surviving corporation (other than a consolidation or merger of the Company or CWC in which holders of the Common Stock of the Company or CWC have the same proportionate ownership of Common Stock of the surviving corporation) or pursuant to which the Common Stock of the Company or CWC would be converted into cash, securities, or other property; or (B) any sale, lease, exchange, or other transfer of all or substantially all the assets of the Company or CWC; (iii) there is a change in the majority of the Board of the Company or CWC during a 24-month period, or (iv) the Board adopts a resolution to the effect that a change-in-control has occurred.
As of the Effective Date, CWC agrees to employ the executives for a continuously renewing three-year period commencing on the Effective Date. Compensation under the agreements for Messrs. Thornburg, Benoit, and O’Neill and Mesdames Johnson and Westbrook is paid by CWC and consists of (i) base salary, (ii) annual bonus, (iii) participation in incentive, savings and retirement plans, and welfare plans applicable to executive employees, (iv) fringe benefits, and (v) an office and support staff. In the event that any payment or benefit received or to be received by Messrs. Thornburg, Benoit, O’Neill and Ms. Westbrook under the agreement would be an “excess parachute payment,” as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment.
As noted previously, in January 2013, the Board approved the 1st Amendment to Ms. Johnson's Amended and Restated Employment Agreement providing for a “Best of Net Cutback” provision to address the calculation of her benefits in the event of a potential termination in association with a change-in-control. The “Best of Net Cutback” instructs that the executive will receive her full change-in-control related payments and be personally responsible for all taxes, except that the payments will be reduced to an amount such that it would not constitute an "excess parachute payment," as defined in IRC Section 280G, if it would be more favorable to the executive on an after-tax basis.
If the executive’s employment is terminated for cause or by reason of the executive’s death or attainment of age 65 or voluntarily by the executive other than for good reason, the obligations of CWC under the agreements cease and the executive forfeits all rights to receive any compensation or other benefits under the agreement except compensation or benefits accrued or earned and vested by the executive as of the date of termination, including base salary through the date of termination and benefits payable under the terms of any qualified or non-qualified retirement or deferred compensation plans maintained by CWC; provided, that if the executive’s employment is terminated by reason of the executive’s death, in addition to the preceding and any other death benefits which may become payable, base salary continues to be paid at the then current rate for a period of six months to the executive’s beneficiary or estate.
If the executive’s employment is terminated for any reason other than cause, death, or attainment of age 65, or if the executive’s employment is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the obligations of CWC are payment or provision of: (i) a lump-sum payment in consideration of the executive’s covenants regarding confidential information and non-competition (the “Covenants”), in an amount determined by an independent expert to be the reasonable value of such Covenants as the termination date (the “Covenant Value”), but in no event greater than the aggregate value of the benefits provided in subparagraphs (ii) — (ix) below (the “Termination Benefits”); such Termination Benefits are to be offset by the Covenant Value, provided, however, that the executive may elect to receive any Termination Benefit that would be so offset, but in such event the Covenant Value will be reduced by the value of such Termination Benefit; (ii) an amount equal to three times the base salary of the executive plus three times the target bonus for the executive under the Officers Incentive Program for the year in which termination occurs, reduced by any amount payable under any applicable severance plan, payable over the three years following termination; (iii) the value of the aggregate amounts that would have been contributed on behalf of the executive under any qualified defined contribution retirement plan(s) then in effect, plus estimated earnings thereon had the executive continued to participate in such plan(s) for an additional three years; (iv) an amount equal to the difference between benefits which would have been payable to the executive under any deferred compensation agreement had the executive continued in the employ of CWC for an additional three years and the benefits actually payable; (v) additional retirement benefits equal to the present value of the difference between the annual pension benefits that would have been payable to the executive under CWC’s qualified defined benefit retirement plan and under any non-qualified supplemental executive retirement plan covering the executive had the executive continued to participate in such plan(s) for an additional three years and the benefits actually payable; (vi) if the executive’s employment is terminated by reason of disability, disability benefits at least equal to the most favorable of those provided by CWC or the Company; (vii) a lump sum payment equal to all life, health, disability and similar welfare benefit plans and programs of CWC for a period of three years, plus three additional years of credit for purposes of determining eligibility to participate in any such plan for retirees; (viii) three additional years of all other perquisites as the executive was receiving at the date of termination; and (ix) outplacement services for one year.
Post-Termination Payments and Benefits
The Company estimates of the payments to each of the NEOs that would be made under various triggering events described in the tables on the following pages, which were prepared as though each of our NEO’s employment was terminated on December 31, 2013, using a share price of $35.51 for our Common Stock.

2013 Change-in-Control Summary
Eric W. Thornburg

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Stay-On Bonus(1)					614,800
Cash Severance(2)					1,844,400
Retirement Benefits
Pension Plan(3)		92,375	129,350	208,931	208,931
SERP(4)			740,005		1,182,603
Deferred Compensation(5)					6,102
Defined Contribution Plan(6)					25,078
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	779,480	779,480	779,480		779,480
Other Benefits
Health & Welfare(8)					46,732
Outplacement & Legal(9)					25,000
280G Tax Gross-Up(10)(11)					504,689
TOTAL	779,480	871,855	1,648,835	208,931	5,237,815

David C. Benoit

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Stay-On Bonus(1)					357,282
Cash Severance(2)					1,071,846
Retirement Benefits
Pension Plan(3)	536,432	375,473	528,759	536,432	536,432
SERP(4)	766,255	360,739	511,875		932,237
Deferred Compensation(5)					168,747
Defined Contribution Plan(6)					25,078
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	292,631	292,631	292,631		292,631
Other Benefits
Health & Welfare(8)					46,732
Outplacement & Legal(9)					25,000
280G Tax Gross-Up(10)(11)					—
TOTAL	1,595,318	1,028,843	1,333,265	536,432	3,455,985

Maureen P. Westbrook

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Stay-On Bonus(1)					297,122
Cash Severance(2)					891,366
Retirement Benefits
Pension Plan(3)		399,095	759,713	597,426	597,426
SERP(4)			360,929		447,497
Deferred Compensation(5)					41,205
Defined Contribution Plan(6)					22,162
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	223,882	223,882	223,882		223,882
Other Benefits
Health & Welfare(8)					—
Outplacement & Legal(9)					25,000
280G Tax Gross-Up(10)(11)					—
TOTAL	223,882	622,977	1,344,524	597,426	2,545,660

Terrance P. O’Neill

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Stay-On Bonus(1)					281,529
Cash Severance(2)					844,587
Retirement Benefits
Pension Plan(3)	962,928	640,896	897,381	962,928	962,928
SERP(4)	138,928	66,133	93,057		721,772
Deferred Compensation(5)					—
Defined Contribution Plan(6)					21,077
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	230,871	230,871	230,871		230,871
Other Benefits
Health & Welfare(8)					46,732
Outplacement & Legal(9)					25,000
280G Tax Gross-Up(10)(11)					—
TOTAL	1,332,727	937,900	1,221,309	962,928	3,134,497

Kristen A. Johnson

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Stay-On Bonus(1)					—
Cash Severance(2)					858,183
Retirement Benefits
Pension Plan(3)		40,982	122,244	98,921	98,921
SERP(4)			690,428		351,303
Deferred Compensation(5)					21,234
Defined Contribution Plan(6)					21,285
Equity Awards: Stock Options, Restricted Stock & Performance Shares(7)	202,710	202,710	202,710		202,710
Other Benefits
Health & Welfare(8)					16,920
Outplacement & Legal(9)					25,000
280G Tax Gross-Up(11)(12)					—
TOTAL	202,710	243,692	1,015,382	98,921	1,595,556

(1)
If the named executive is terminated after the Board approves a consolidation, merger, or transfer of assets, or if the named executive is employed on the fifth day following the closing of such transaction, the named executive will receive a stay-on bonus. This stay-on bonus is equal to the named executive’s then-current base salary, plus an amount equal to the target bonus under the short-term incentive award program. In January 2013, the Board approved an amendment to Ms. Johnson's Amended and Restated Employment Agreement providing a stay-on bonus consistent with all other NEOs.

(2)
If the named executive’s employment is terminated for any reason other than cause, death, or the attainment of age 65, or if the executive is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the Company, in return for the executive’s covenants regarding confidential information and non-competition (the “Covenants”), will pay an amount equal to three times the base salary of the named executive plus three times the target bonus for the named executive under the short-term incentive award program.

(3)	The amounts reported for retirement benefits equal the present value (using an assumed discount rate of 4.9%) of the accumulated benefit at December 31, 2013, for each of the named executives.

(4)
Under a change-in-control, the NEO would receive additional retirement benefits for the three years covered under the employment agreement. The additional retirement benefits would be equal to the present value (using an assumed discount rate of 4.8%) of the difference between the annual pension benefits that would have been payable under the CWC Employees’ Retirement Plan (the “Retirement Plan”) and under the non-qualified Supplemental Executive Retirement Program had the executive continued to participate in the plans for an additional three years and the vested benefits at the time of termination.

(5)
The amounts reported are equal to the difference between the benefits which would have been payable to the named executive under any deferred compensation agreement had the named executive continued in the employ of the Company for an additional three years and the benefits actually payable.

(6)
The amounts reported are aggregate amounts that would have been contributed on behalf of the named executive under the CWC Employee Savings Plan (401(k)) for an additional three years, plus estimated earnings had the named executive continued to participate.

(7)
Named executive will become fully vested in equity compensation awards previously granted, such as stock options, restricted stock, and performance shares. Unvested shares would be forfeited under termination for cause.

(8)
Amounts reported represent a lump sum payment equal in value of the benefits provided to the NEOs under the life, health, disability, and welfare benefit programs of the Company for a period of three years, plus three years of additional credit for purposes of determining eligibility to participate in any such plan for retirees.

(9)	Represents estimate of value of outplacement services for one year.

(10)
In the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment,” as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. The gross-up payment would compensate the executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. However, the value of a non-competition covenant with an executive would not be considered a part of a parachute payment. The Company hired an independent appraiser in 2013 to determine the value of the non-competition covenants that the Company has with Messrs. Thornburg, Benoit and O'Neill and Mesdames Westbrook and Johnson. Based on the Company’s most recent calculations, the Company believes that no such excise tax would have been payable upon employment termination for Messrs. Benoit and O'Neill and Mesdames Westbrook and Johnson described above in connection with, or upon, a change-of-control having an effective date as of December 31, 2013. However, Mr. Thornburg's calculation indicates that an excise tax of $504,689 would be payable in connection with or upon a change-in-control using the same effective date. For purposes of these calculations, the Company assumed that the portion of the required payments to each of Messrs. Thornburg, Benoit and O’Neill and Ms. Westbrook represents reasonable compensation for the non-competition agreements set forth in each of their agreements.

(11)
If the Company did not have non-competition agreements in place with the executives names in the above table, the estimated 280G tax gross-up payments to Messrs. Thornburg, Benoit and O'Neill and Ms. Westbrook would have been $1,389,357; $785,129; $586,746 and $580,874, respectively. In addition, the corporate deductibility for the change-in-control payments listed above for Messrs. Thornburg, Benoit and O'Neill and Mesdames Westbrook and Johnson would have been limited to $397,299; $309,679; $255,741; $275,738 and $233,991, respectively.

(12)
In January 2013, the Board approved an amendment to Ms. Johnson's Amended and Restated Employment Agreement providing a "Best of Net Cutback" provision. This provision allows for the NEO to receive full change-in-control related payments and be responsible for all taxes, except that the payments will be reduced to an amount such that it would not constitute an "excess parachute payment," as defined in IRC Section 280G, if it would be more favorable to the executive on an after-tax basis.

The following Pension Benefit Table shows the present value of accumulated benefits payable to each of our NEOs under their retirement plans.
Pension Benefits Table for 2013

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year($)
E. W. Thornburg	Connecticut Water Company Employees Retirement Plan	8.00	228,403	—
	Supplemental Executive Retirement Program	7.83	723,462	—
D. C. Benoit	Connecticut Water Company Employees Retirement Plan	18.00	592,968	—
	Supplemental Executive Retirement Program	17.67	683,188	—
M.P. Westbrook	Connecticut Water Company Employees Retirement Plan	25.50	682,129	—
	Supplemental Executive Retirement Program	25.25	349,405	—
T. P. O’Neill	Connecticut Water Company Employees Retirement Plan	34.00	1,044,504	—
	Supplemental Executive Retirement Program	33.83	329,598	—
K. A. Johnson	Connecticut Water Company Employees Retirement Plan	7.00	120,807	—
	Supplemental Executive Retirement Program	6.58	120,498	—

(1)
In determining the present value of the accumulated benefits for the CWC Employees Retirement Plan, we used a discount rate of 4.9% for December 31, 2013. For the Supplemental Executive Retirement Program, we used a discount rate of 4.8% for December 31, 2013. For the CWC Employees Retirement Plan, we have assumed the form of payment would be 75% lump sum and 25% annuity with a 4.8% lump sum discount rate. For the Supplemental Executive Retirement Plan, we have assumed the form of payment would be 100% annuity. For other assumptions used in estimating these amounts, see Note 12 “Long-Term Compensation Arrangements” in the Company’s 2013 Form 10-K.

Retirement Plans
All employees and officers of CWC hired prior to January 1, 2009, MWC (formerly Aqua Maine, Inc., including Consumers Maine Water Company or related entities) employees and officers hired prior to April 1, 2003 and BSWC (the Biddeford and Saco Water Company) hired and eligible to participate before the March 1, 2012 “Biddeford Plan Freeze Date” are entitled to participate in the CWC Employees Retirement Plan, a noncontributory qualified defined benefit plan. Retirement benefits for eligible employees and officers of CWC are based on years of credited service and average earnings, which is defined to mean the highest average annual regular basis compensation received by an individual for the Company during any 60 consecutive months for CWC employees. Retirement benefits under the Retirement Plan are not reduced by employees’ Social Security benefits. Retirement benefits for eligible MWC employees and officers previously employed by Aqua Maine, Inc. or related entities are based on the formula carried over from the Aqua America Plan and is based upon years of credited service and compensation averaged over the highest five (5) consecutive years, and are not reduced by employee's Social Security benefits. The former participants in the Plan maintained by BSWC are participants in the CWC Employees' Retirement Plan, but they do not accrue any benefits under the Plan since accruals were frozen under the BSWC Plan effective March 1, 2012. Contributions, which are actuarially determined, are made to the Retirement Plan by CWC and MWC for the benefit of all employees and vested retirees covered by the Retirement Plan.
The IRC of 1986, as amended, imposes limits upon the amount of compensation that may be used in calculating retirement benefits and the maximum annual benefit that can be paid to a participant from a tax-qualified benefit plan. These limits affect the benefit calculation for certain individuals and effectively reduce their benefits under the Retirement Plan. In order to supplement Retirement Plan benefits, CWC maintains a Supplemental Executive Retirement Program (“SERP”), for certain executives, including all of the executive officers listed in the Summary Compensation Table. If the executive meets the age and any applicable service requirements under such an agreement, the annual retirement benefit payable will be equal to 60% of average earnings, as defined under the CWC Employees Retirement Plan but without the IRC compensation limit, offset by his or her benefit payable under the Retirement Plan. Participants are part of CWC Employees Retirement Plan (the “Plan”), a defined benefit plan covering all CWC employees hired before January 1, 2009, MWC employees, as defined earlier, employed prior to April 1, 2003 and BSWC employees. If the executive retires after attaining age 62, average earnings also include the value of cash units, restricted stock, and performance share units awarded under the Company’s 2004 Performance Stock Program.
In the case of each of Messrs. Thornburg, Benoit and Ms. Johnson, the annual benefit amounts are also reduced by benefits payable under the retirement plan of a prior employer. All supplemental executive retirement agreements provide an early retirement benefit if the NEOs retire from service to the Company at any age between 55 and 65.
The material assumptions used in valuing the pension liability and expense for the CWC Employees Retirement Plan and the SERP benefits can be found in footnote Note 12 “Long-Term Compensation Arrangements” in the Company’s 2012 Form 10-K.
Executive officers also participate in the amended Savings Plan (401(k)) of CWC, as amended and restated as of January 1, 2014, and other benefit plans generally available to all levels of salaried employees. Also, executive officers may elect to defer compensation under a non-qualified salary deferral plan, described below:
Non-qualified Deferred Compensation Table for 2013

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
E. W. Thornburg	13,000	—	2,034	—	28,787
D. C. Benoit	26,000	—	56,249	—	711,984
M. P. Westbrook	3,250	—	13,735	—	173,059
T. P. O'Neill	—	—	—	—	—
K. A. Johnson	15,600	—	7,078	—	92,711

(1)
Above market interest credited for Messrs. Thornburg and Benoit and Mesdames Westbrook and Johnson of $1,042, $24,755, $6,008, and $3,264 are reported in the 2013 Summary Compensation Table in the amounts shown in the “Change in Pension Values and Non-Qualified Deferred Compensation Earnings” column.

NEOs may elect to defer compensation under individual non-qualified deferred compensation agreements. Each Deferred Compensation Agreement permits the executive officer to elect to defer, prior to the beginning of each calendar year, an amount up to 12% of their annual cash salary. Such salary deferral amounts are credited to a deferred compensation account maintained by the Company on behalf of the executive officer. Amounts deferred to the account are credited with interest on a semi-annual basis at an Interest Equivalent equal to fifty percent (50%) of the product of (i) the AAA Corporate Bond Yield Averages published by Moody’s Bond Survey for the Friday ending on or immediately preceding the applicable January 1 and July 1 plus 4 percentage points (the “Interest Factor”), multiplied by (ii) the balance of the Employee’s Deferred Compensation Account, including the amount of Interest Equivalent previously credited to such employee’s account, as of the preceding day (i.e., December 31 or June 30). Compensation deferred under the Deferred Compensation Agreement, plus all accrued interest, shall be paid to each executive officer (or to the executive officer’s designated beneficiary) upon termination of employment by the Company. The payment is in the form of an annual annuity if the participant terminates on or after the age of 55. The payment is a lump sum if the NEO terminates prior to age 55. If the executive officer is terminated for “cause” as defined in the Deferred Compensation Agreement, the executive officer shall be entitled only to a return of amounts deferred without payment of accrued interest.

PROPOSAL (2) – THE NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we request our shareholders provide an advisory vote to approve the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules. In May 2011, the Board recommended, and our shareholders voted to approve, a non-binding advisory resolution establishing that the advisory vote on compensation of our NEOs would be conducted on an annual basis in the future.

Material Changes to Executive Compensation
In 2014, the Independent Compensation Consultant recommended and the Committee and Board made the following material changes to Executive Compensation in response to market best practices:

•	revised Employment Agreements for each of the NEOs to remove the "stay-on bonus" feature;

•	enhanced the Stock Ownership Guidelines by setting expectations for the Company's President of Maine Water Company and the Company's Vice Presidents;

•
modified the performance metrics in the long-term PSP to include relative comparisons to the Company's three-year TSR to three key indices, the S&P Small Cap Utilities Index, the S&P Mid Cap Utilities Index, and our Water Utilities Peer Group; and

•	approved the proposed 2014 PSP, defined in Appendix A.
As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy is to provide certain pay elements that are directly linked to the Company’s performance results. By doing so, we are able to provide the following:

•	reasonable salaries that reflect each executive’s responsibility level, qualifications and contribution over time;

•	benefits that adequately meet the needs of our employees and their families at a reasonable shared cost;

•	meaningful, performance-based annual incentives; and

•	long-term equity incentives that reflect the creation of shareholder value and drive achievement of other company objectives.
We encourage long-term stock ownership by our executive officers through our Ownership and Retention Guidelines for the Company's CEO, CFO, the Maine Water Company President and the Company's Vice Presidents; and all NEO's awards include graduated vesting on performance share and restricted stock through our 2004 PSP at 33.33% per year beginning on the first anniversary of the grant date.
Our annual incentive compensation plans are aligned between Company executives and other management employees of the Company eligible to participate in an incentive plan to ensure unified achievement of Company goals and objectives.
We establish total compensation packages such that, when our fundamental financial performance is at target levels, total compensation (base salary, annual short-term cash incentives, and long-term incentives) for each NEO is competitive with the 50th percentile market value total compensation for executives in comparable positions at companies in our peer comparator groups.
We place a strong emphasis on variable compensation, which is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial and other key performance metrics, with upside opportunity for exceeding the pre-determined goals.

Our allocation of cash to non-cash compensation is weighted toward cash-based compensation in order to (1) minimize the extent to which the interests of existing shareholders are diluted by equity used as compensation; and (2) align the majority of our variable compensation with our fundamental financial performance (on which management has a great deal of direct influence) and to the creation of TSR (on which management has relatively less direct influence) to establish balance and ownership behavior in our executives.
We believe that proper administration of our executive compensation program should result in the development of a management team that improves our fundamental financial performance and provides value to the long-term interests of the Company and its shareholders. Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” and additional information regarding “Executive Compensation” sections of this Proxy Statement on pages 20 to 48.
The Compensation Committee and the entire Board believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and competitive relative returns to shareholders.
Following are highlights of the Company’s financial performance in 2013:

•	Net Income and Earnings per Share were $18.3 million, and $1.68, respectively, compared to $13.6 million and $1.55 in 2012;

•
Total revenue from all business segments grew to $99.0 million from $92.6 million in 2012, an increase of $6.4 million, or 6.9%. Total revenue includes all revenues generated by the Company's three business segments: Water Activities, Services and Rentals, and Real Estate;

•
Net Income in the Water Activities segment, the Company's principal business, grew by approximately $5.5 million to $16.8 million from $11.3 million in 2012, an increase of 48.7%. The increase was driven largely by the implementation of the Water Revenue Adjustment ("WRA"), the impact of the adoption of the Internal Revenue Service's ("IRS") interpretation of its tangible property regulations and lower interest expense. The WRA allows water companies to defer on the balance sheet, as a regulatory asset or liability, for later collection from or crediting to customers the amount by which actual revenues deviate from the revenues allowed in the most recent general rate proceedings, including WICA proceedings. The adoption of the IRS interpretation of its tangible property regulations allowed the Company to adopt an alternative method for determining how expenditures related to tangible property can be treated for federal tax purposes for tax years beginning on or after January 1, 2012. This tax accounting method change treated certain expenditures that the Company historically capitalized for tax purposes, as a deductible repair expense on its tax return. The adoption of the tax accounting method change allowed Connecticut Water to record a favorable “catch up adjustment” on the Company's consolidated 2012 federal tax return which was filed in September 2013;

•	During 2013, Standard and Poor's affirmed the Company's "A" corporate credit rating and upgraded the Company's ratings outlook from negative to stable;

•	The Company increased and paid a Common Stock dividend for the 44th consecutive year;

•	The Company produced a total return to shareholders of 23% in 2013, placing CTWS in the top quartile of publicly traded water utilities and exceeding the return of the broader S&P Utility Index;

•	The Company's long-term performance has been very strong with three-year average TSR at 18.57% which stands as the 3rd highest of our peer group; and

•	The Company's average TSR for the five-year period 2009-2013 is solid and ranks in the 50th percentile among peer companies at 11.79%, exceeding the return of the broader S&P Utility Sector Index.
We are asking our shareholders to indicate their support for the reasonable and appropriate compensation arrangements with our NEOs as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution to be presented at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”
This “say-on-pay” vote is advisory, and therefore is not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
FOREGOING RESOLUTION, RELATING TO THE COMPENSATION OF OUR NEOs AS
DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE
RULES OF THE SEC — PROPOSAL 2

PROPOSAL (3) – THE APPROVAL AND ADOPTION OF THE CONNECTICUT WATER SERVICE INC. 2014 PERFORMANCE STOCK PROGRAM

On March 12, 2014, the Board adopted the “Connecticut Water Service, Inc. 2014 Performance Stock Program" (the “2014 Plan”), subject to the approval of our shareholders. If shareholders approve this proposal, the 2014 Plan will become effective as of May 8, 2014 and will be used for all equity grants made after such date, and no further awards will be made after such date pursuant to the Company’s current equity compensation program, the Connecticut Water Service, Inc. 2004 Performance Stock Program (as previously amended on December 1, 2005 and January 1, 2008) (the “2004 Plan”), which 2004 Plan will expire on April 23, 2014. The 2004 Plan will, however, continue in effect until all matters relating to the payment of awards previously granted thereunder have been settled.
The Company has maintained some form of equity compensation plan for employees since 1991 for the purpose of aiding the Company and its subsidiaries in attracting, retaining and motivating personnel and encouraging stock ownership by employees. There are currently 700,000 shares of our Common Stock authorized for issuance under the 2004 Plan. As of March 1, 2014, 229,897 shares have already been granted or reserved in connection with outstanding awards under the 2004 Plan, with 470,103 shares remaining. However, no such additional shares will be the subject of awards under the 2004 Plan because of the expiration of the 2004 Plan.
The Board believes the 2014 Plan will be an important part of the Company’s overall compensation program and should be adopted by the shareholders in order to enable the Company to provide equity awards to employees, officers, directors and consultants who have been responsible for the Company’s past or present financial success or who will help meet the Company’s goals in the future. Accordingly, the Board believes adoption of the 2014 Plan is in the best interests of the Company and its shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2014 PLAN.

Set forth below is a summary of the material features of the 2014 Plan. The summary below does not purport to be complete and is subject in all respects to the applicable provisions of the 2014 Plan, a copy of which is attached hereto as Appendix A.

Differences Between the 2004 Plan and the 2014 Plan
The 2014 Plan is substantially similar to the 2004 Plan. In addition, the 2014 Plan incorporates the following features:

•	It prohibits any “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) to any participant.

•	It subjects any “incentive-based compensation” within the meaning of Section 10D of the Exchange Act to clawback by the Company in the manner required by Section 10D(b)(2) of the Exchange Act.

•
It limits the aggregate number of shares of Common Stock: (i) that may be granted under the 2014 Plan to 450,000 shares; and (ii) that may be granted to any single individual over the duration of the 2014 Plan to 150,000 shares.

•
It prohibits “liberal” share counting provisions, such as counting only the net shares issued upon exercise of a stock option or SAR or the reissuance of shares that are withheld to satisfy taxes on exercise of a stock option or SAR.

•	It sets forth performance criteria that can be used for equity incentive awards intended to qualify as performance-based compensation for purposes of Code Section 162(m).

•
It establishes the “default” vesting period for stock option grants (which may be varied at the discretion of the Compensation Committee ("the Committee")) as three equal annual installments (i.e., options vest ratably over a three year period beginning on the first anniversary date of the grant).

•
It offers the Committee the ability to grant stock appreciation rights (“SARs”) and other awards based on, measurable, or payable in shares of Common Stock (referred to as “other stock-based awards”), in addition to incentive stock options, non-qualified stock options, restricted stock awards, performance share units and performance cash units.

General
The 2014 Plan will provide for an aggregate of up to 450,000 shares of Common Stock of the Company to be issued as awards of stock options, shares of restricted stock, stock appreciation rights, awards of performance share or performance cash units or other stock-based award (each, an “Award”). The value of one share of the Company’s Common Stock as quoted on the NASDAQ global select market was $34.34 on March 24, 2014. No single individual may receive Awards for more than 150,000 shares under the 2014 Plan. Stock delivered by the Company in settlement of Awards under the 2014 Plan may be (i) authorized and unissued shares of Common Stock or Common Stock held in the treasury of the Company or Common Stock that may be purchased on the open market, by private purchase or reacquired by the Company in any way.
The equity overhang, or the percentage of outstanding shares of Common Stock (plus shares of Common Stock that could be issued pursuant to the 2014 Plan) represented by all equity awards outstanding but not exercised or vested will be 5.86% if the 2014 Plan is approved by our shareholders. Equity overhang is calculated by adding together (a) the number of shares of Common Stock issuable upon the exercise of all outstanding stock options and the vesting of all outstanding but unvested and performance share unit Awards; and (b) the 450,000 shares of Common Stock available to be granted under the 2014 Plan, and dividing that aggregate number of shares by the 11,066,276 shares of our Common Stock outstanding as of March 1, 2014.

Administration by the Compensation Committee
The 2014 Plan will be administered by the Committee. The Committee will be comprised of at least two directors of the Company who shall qualify as independent directors under the listing standards of the Nasdaq Stock Market, LLC and other applicable standards. The Committee will have the general authority to interpret the provisions of the 2014 Plan and adopt such rules as it deems necessary or desirable for the administration of the 2014 Plan. Its further functions will involve such matters as the selection of employees, officers, directors, and consultants who will participate in the 2014 Plan subject to the terms of the 2014 Plan and the determination of the size, type, and terms of Awards made under the Plan to such persons.
The granting of Awards pursuant to the 2014 Plan is discretionary with the Committee, and nothing in the 2014 Plan may be deemed to give any employee the right to participate in the 2014 Plan or receive Awards thereunder. The granting of Awards to any employee does not impose upon the Company any obligation to employ or continue to employ the employee. Each Award granted under the 2014 Plan will be embodied in a written Award agreement.

Non-Qualified and Incentive Stock Options
General. The Committee may designate options as either non-qualified stock options (i.e., options not entitled to special tax benefits under Code) or incentive stock options pursuant to Section 422 of the Code. See “Federal Income Tax Consequences”. The Committee is prohibited from exercising its discretion and authority in a manner so as to disqualify under Section 422 of the Code either the 2014 Plan or a grant of incentive stock options made under the 2014 Plan (without the consent of the holder thereof). Incentive stock options may only be awarded to full-time, salaried employees of the Company or one of its majority-owned subsidiaries.
Grant of Options; Prohibition Against Repricing. Options must be issued at an option price no less than the fair market value of the Company’s Common Stock on the date of the grant (110% of fair market value in the case of incentive stock options granted to 10% shareholders). Subject to the foregoing, the exercise price of the shares subject to each Option is set by the Committee. The 2014 Plan provides that the exercise price of an outstanding Option granted under the 2014 Plan may not be decreased after the date of grant nor may an outstanding option granted under the 2014 Plan be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price.
Vesting of Options. Except as may be otherwise established by the Committee on the date of grant, options awarded under the 2014 Plan will become exercisable with respect to 33⅓% of the shares subject to the option in equal annual installments, beginning on the first anniversary of the date of the grant of the Option and ratably over the following two anniversaries of such date, such that the Option shall be fully exercisable after the third (3rd) anniversary of the date of the grant thereof.
Exercise of Options. The exercise of options granted under the 2014 Plan is subject to terms and conditions set by the Committee and set forth in the agreement evidencing the Option. The purchase price for the shares acquired upon exercise of the Option may be paid (i) in cash, or by certified, bank or personal check, or, (ii) at the discretion of the Committee (A) by delivery of one or more stock certificates evidencing other shares of the Company with a fair market value on the date of exercise equal to the Option price, (B) by an election to make a “cashless exercise” through a registered broker-dealer pursuant to procedures approved by the Committee from time to time, or (C) delivery of shares of the Company otherwise receivable upon exercise of the option with a fair market value on the date of exercise equal to the option price, or (iii) by a combination of one or more of the methods described in this sentence. The date of expiration of the Option shall be fixed by the Committee, but in the case of incentive stock options, may not be longer than ten years from the date of the grant (five years in the case of 10% shareholders).
Other Provisions. All incentive stock options will terminate on the earlier of the expiration date or one year following termination of employment due to disability or death. Upon termination of employment for any reason other than disability or death, all Options will expire on the earlier of their expiration date or ninety days following termination of employment. Non-qualified stock options may be subject to the same provisions with respect to termination, or may contain such other provisions as the Committee determines. The Committee may, in its discretion, offer to repurchase Options in extraordinary circumstances, upon such terms and conditions as the Committee may establish and communicate to the holders thereof.

Stock Appreciation Rights
The Committee may grant stock appreciation rights (“SARs”) under the 2014 Plan either alone or in tandem with stock options. The grant price of an SAR cannot be less than the fair market value of the Company's Common Stock as of the date of grant. No SAR granted under the 2014 Plan may be exercised more than ten (10) years after the date it is granted.

Restricted Stock
An Award of a share of restricted stock is an Award to a participant of a share of the Common Stock of the Company generally conditioned upon the attainment of performance goals established by the Committee for the performance period to which the Award relates and the continued employment of the participant with the Company or a majority-owned subsidiary of the Company through the end of the performance period. During the performance period, the participant has all of the rights of a shareholder of the Company, including the right to vote and receive dividends, except that the participant shall not have custody of the shares of Common Stock nor the right to transfer ownership of the shares during the performance period.
Generally, a participant’s termination of employment prior to the end of the relevant performance period results in forfeiture of an Award of restricted stock, although the Committee is authorized to determine that all or any portion of the Award shall not be forfeited. If a portion of a restricted stock award is forfeited, the non-forfeited portion is reduced by the amount of any dividends previously paid to the participant with respect to the forfeited portion. A participant may elect, by written form provided to the Committee no later than December 24th of the year prior to the year in which an Award of restricted stock is made to have such award made in the form of performance shares instead, as described below.

Performance Share or Performance Cash Units
The Committee may establish performance programs and grant Awards of performance share or performance cash units pursuant to such programs. The Committee will establish performance goals and a schedule relating to such goals to determine the performance Awards to be granted to participants. At the completion of a performance Award period, the Committee will determine the award to be made to each participant by multiplying the number of performance units granted to each participant by a performance factor representing the degree of attainment of the performance goals.
Performance share units will generally be paid in the form of Common Stock and performance cash units will be paid in cash, provided that the Committee may pay performance share units in the form of cash at the request of a participant. Payments of performance Awards will be made as soon as practicable after the end of an Award period, provided that participants may instead elect, by filing a written form with the Company by the December 24th immediately preceding the applicable January 1st Commencement of the Award period to have such Award credited to a performance share account instead (with performance cash units being converted to performance share units at their current fair market value). Such account will be a bookkeeping account, which will be credited with the performance shares earned, as well as the equivalent (in additional performance share units) of any dividends that would be payable on Common Stock.
Performance share units will be paid to a participant in the form of Common Stock upon the termination of a participant’s employment, unless the participant elects to receive payment pursuant to one of two fixed date payment schedules, as follows: (i) all performance share units will be distributed to the participant forty-five (45) days after the performance share units are fully vested and credited to the participant’s performance share account; or (ii) 33.33% of such performance share units will be distributed on each of the 1st, 2nd and 3rd anniversary dates following the final vesting date on which all of such performance share units become fully vested and credited to the participant’s performance share account. However, in the event of a participant’s disability or death, the participant or the participant’s beneficiary will be entitled to receive an immediate payment with respect to the entire amount of units then credited to the participant’s performance account. Participants who have elected to have performance accounts established for them will also be able to receive payments from such accounts earlier than elected in the event they suffer an unforeseeable financial emergency (defined by reference to the Code), as determined in the sole discretion of the Committee.

Section 162(m) Compliance
In general, under Code Section 162(m), remuneration paid by a public corporation to its chief executive officer or any of its other top three named executive officers (excluding the CFO), ranked by pay, is not deductible to the extent it exceeds one million dollars ($1,000,000) for any year. Taxable payments or benefits under the 2014 Plan may be subject to this deduction limit. However, under Code Section 162(m), qualifying performance-based compensation, including income from stock options and other performance-based awards that are made under shareholder-approved plans and that meet certain other requirements, is exempt from the deduction limitation. The 2014 Plan has been designed so that the Committee in its discretion may grant qualifying exempt performance-based awards under the 2014 Plan.

Change-in-Control
In the event of a “change in control” of the Company, as defined in the 2014 Plan, the Committee may, in its discretion, take any one or more of the following actions: (i) accelerate, vest or cause restrictions to lapse with respect to all or portion of an Award; (ii) cancel Awards for a cash payment equal to their fair market value; (iii) provide for the issuance of replacement Awards with substantially similar terms; (iv) provide that Awards shall be assumed, or substantially equivalent awards shall be provided in substitution therefore, by the acquiring or succeeding entity; (v) upon written notice to holders, provide that unexercised Options or SARs will terminate immediately prior to the consummation of such Change in Control unless exercised within a specified period following the date of such notice; (vi) provide that outstanding Awards shall become exercisable in whole or in part prior to or upon the consummation of the Change in Control; (vii) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds net of the exercise price thereof any applicable tax withholdings; (viii) terminate Options or SARs without providing accelerated vesting; or (ix) take any other action with respect to the Awards that the Committee deems appropriate.

Amendment, Suspension, and Termination of the 2014 Plan
The Board may amend, suspend or discontinue the 2014 Plan, provided that the Board may not take any action which would cause the 2014 Plan not to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or Section 422 of the Code, or any successor rules or statutes. In addition, the Board may not take any of the following actions without shareholder approval: (a) repealing the prohibition against repricing; (b) expanding the types of persons eligible to receive Awards; (c) increasing the aggregate number of shares of Common Stock reserved and available for issuance under the 2014 Plan; (d) increasing the 150,000 per person individual share limitation; (e) decreasing the exercise price of Options or the base price of a SAR to any amount lower than 100% of the Common Stock’s fair market value on the date of the Award; (f) extending the maximum term of an Option or SAR; or (g) extending the duration of the 2014 Plan beyond May 8, 2024.
The 2014 Plan will terminate upon the latest to occur of: (i) adoption by the Board of a resolution terminating the 2014 Plan, (ii) the award and vesting of the maximum aggregate number of shares of Common Stock available under the 2014 Plan, or (iii) May 8, 2024.

Transferability of Awards
The 2014 Plan permits the Committee to allow for certain transfers of awards (other than incentive stock options, performance cash units and performance stock units) to certain family members, or trusts or entities that, in each case, that are beneficially owned by family members or affiliated with the participant.

Federal Income Tax Consequences
Non-Qualified Stock Options. Holders of non-qualified stock options do not realize income as a result of the grant of the non-qualified stock options, but normally realize compensation income taxable at ordinary income rates upon the exercise of a non-qualified stock option, to the extent that the fair market value of the shares on the date of the exercise of the non-qualified stock options exceeds the option exercise price paid. The Company will be entitled to a tax deduction in an amount equal to the amount that the optionee is required to include in ordinary income at the time of such inclusion and will be required to withhold taxes on such ordinary income. The optionee’s initial tax basis for shares acquired upon the exercise of a non-qualified stock option will be the option exercise price paid plus the amount of ordinary income realized by the optionee. Any appreciation in the value of such shares subsequent to the date such ordinary income is recognized will qualify for long-term capital gains treatment if held for more than 12 months.

Incentive Stock Options. Holders of incentive stock options will not be considered to have received taxable income upon either the grant of an incentive stock option or its exercise. Upon the sale or other taxable disposition of the shares of the Common Stock so acquired, long-term capital gain normally will be recognized in the full amount of the difference between the amount realized upon such disposition and the option exercise price if no disposition of the shares has taken place within either

(a) two years from the date of grant of the incentive stock option or (b) one year from the date of transfer of the shares of the Common Stock to the optionee upon exercise. If the shares of the Common Stock are sold or otherwise disposed of before the end of the one-year or two-year periods, the difference between the incentive stock option exercise price and the fair market value of the shares of the Common Stock on the date of the incentive stock option’s exercise will be taxed as ordinary income; the balance of the gain, if any, will be taxed as capital gain. If the shares of the Common Stock are disposed of before the expiration of the one-year or two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee’s ordinary income is limited to the amount realized less the option exercise price paid. The Company will be entitled to a tax deduction in regard to an incentive stock option only to the extent the optionee has ordinary income upon sale or other disposition of the shares of the Common Stock.
If an optionee transfers shares of the Common Stock acquired upon the exercise of an incentive stock option to acquire other shares of the Common Stock in connection with the exercise of another incentive stock option, the optionee will recognize income on the transaction if the transferred shares have not been held for the required holding periods. The difference between the fair market value of the Common Stock on the exercise date and the exercise price of an incentive stock option is deemed to be a “tax preference” under the alternative minimum tax rules of the Code.
Stock Appreciation Rights. A participant receiving an SAR will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of Common Stock received will be compensation income taxable at ordinary income rates to the participant and the Company will be allowed as a corresponding federal income tax deduction at that time.
Restricted Stock. A recipient of restricted stock will recognize as additional compensation taxable as ordinary income for federal income tax purposes an amount equal to the fair market value of the stock at the time of the lapse of restrictions on the stock plus the amount of any dividends or other distributions not previously received and recognized as additional compensation with respect to such stock, unless the recipient makes an election to include an amount equal to the fair market value of such Award in ordinary income at the time of Award. When a participant disposes of shares of Common Stock acquired under the 2014 Plan, any amount received in excess of the value of the shares of Common Stock on which the participant was previously taxed will be treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares. The Company is entitled to claim a federal income tax deduction in the same amount and at the same time as the recipient recognizes ordinary income.
Performance Share and Cash Units. A participant who receives a performance share or performance cash unit will recognize ordinary compensation income when paid the performance share (in an amount equal to the fair market value of the share when paid) or performance cash. Participants who elect to have performance share or performance cash units deferred in a performance share account, will delay taxability until amounts are paid with respect to such accounts. The Company will recognize a deduction when and in the amount that participants recognize ordinary income.
When a participant disposes of shares of Common Stock acquired as a performance share, or attributable to a performance share account, any amount received in excess of the value of the shares of Common Stock on which the participant was previously taxed will be treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.
Other Stock-Based Awards. The tax consequences associated with any other stock-based Award granted under the 2014 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying Common Stock.
Deferred Compensation. For purposes of the foregoing summary of federal income tax consequences, we assumed that no Award under the 2014 Plan will be considered “deferred compensation” as that term is defined for purposes of federal tax legislation governing nonqualified deferred compensation arrangements (Code Section 409A). Alternatively, we assumed that, if any Award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation. If an Award includes deferred compensation, and its terms do not comply with the requirements of the legislation, then such Award will be taxable when it is earned and vested (even if not then payable) and the participant will be subject to a 20% additional tax.

Prohibition Against Loans
The Company may not, directly or indirectly, extend any credit, or arrange for the extension of any credit, in the form of a personal loan to any participant for the purpose of obtaining the benefit of any Award under the 2014 Plan.

New Plan Benefits
No Awards will be granted under the Company’s 2014 Plan prior to its approval by the shareholders of the Company at this Annual Meeting. All grants under the 2014 Plan will be made at the discretion of the Committee and, accordingly, are not yet determinable. The value of any benefits awarded under the 2014 Plan will depend on a number of factors, including the fair market value of the Common Stock on future dates and the exercise decisions made by the recipients of performance or other Awards. As a result, it is not possible to determine the benefits or amounts that might be received by participants receiving awards under the 2014 Plan.

Vote Required for Approval of the 2014 Plan
Proposal (3) regarding the adoption of the 2014 Plan will be approved if the votes cast at the meeting favoring approval and adoption of the 2014 Plan exceed the votes cast opposing such approval and adoption.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL (3)

AUDIT COMMITTEE REPORT

The Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. GAAP and for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

In connection with the preparation and filing of the Company’s audited financial statements for the fiscal year ended December 31, 2013 (the "audited financial statements"), the Audit Committee performed the following functions:

• The Audit Committee reviewed and discussed with senior management and ParenteBeard LLC ("ParenteBeard"), the Company’s independent registered public accountants for the fiscal year ended December 31, 2013, the audited financial statements, management’s report on the effectiveness of the Company’s internal control over financial reporting and ParenteBeard's evaluation of the Company’s internal control over financial reporting.

• The Audit Committee also discussed with ParenteBeard the matters required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Release No. 2012-004.

• The Audit Committee received the written disclosures and an independence letter from ParenteBeard confirming their independence with respect to the Company as required by applicable requirements of the PCAOB. The Audit Committee discussed with ParenteBeard its independence from the Company, including whether the provision of non-audit services provided by ParenteBeard to the Company is consistent with maintaining their independence.

Based upon the functions performed, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the U.S. Securities and Exchange Commission.

Ms. Lisa Thibdaue, Chairman
Ms. Mary Ann Hanley
Mr. Arthur Reeds
Ms. Carol P. Wallace

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

PROPOSAL (4) – RATIFICATION OF THE APPOINTMENT OF BY THE AUDIT COMMITTEE OF PARENTEBEARD, LLC

The Audit Committee has appointed ParenteBeard to serve as the Company's independent registered public accounting firm and to audit our financial statements for the fiscal year ending December 31, 2014. Although we are not required to seek shareholder approval of this appointment, it has been our practice for many years to do so. No determination has been made as to what action the Audit Committee and the Board would take if our shareholders fail to ratify the appointment.
Even if the appointment is ratified by shareholders, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company.
Representatives of ParenteBeard will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Change in Accountants
On March 13, 2013, the Audit Committee dismissed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm effective as of the date that PwC completes its audit of the Company's consolidated financial statements as of the year ended December 31, 2012, and the issuance of its audit report thereon, which was March 18, 2013.
The reports of PwC on the Company's consolidated financial statements for each of the fiscal years ended December 31, 2011 and 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During each of the fiscal years ended December 31, 2011, and 2012, and during the subsequent interim period through March 15, 2013, there were (i) no disagreements with PwC on any matter of the Company's accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to PwC's satisfaction, would have caused PwC to make reference to the matter in their audit reports and (ii) no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.
The Company provided PwC with a copy of this disclosure prior to filing our Current Report on Form 8-K dated March 18, 2013 (the “Current Report”) concerning such disclosure with the SEC. PwC furnished the Company with a letter addressed to the SEC stating whether or not it agrees with the statements to be made by the Company in the Current Report. We attached a copy of this letter as Exhibit 16.1 to our Current Report.
On March 13, 2013, the Audit Committee approved the engagement of ParenteBeard LLC as the Company's new independent registered public accounting firm for the fiscal year ending December 31, 2013, effective as of the date that PwC completes its audit of the Company's consolidated financial statements as of the year ended December 31, 2012, and the issuance of its audit report thereon, which date is expected to be March 18, 2013. In deciding to engage ParenteBeard LLC (“ParenteBeard”), the Audit Committee reviewed auditor independence and existing commercial relationships with ParenteBeard and concluded that ParenteBeard has no commercial relationship with the Company that would impair its independence.
During each of the fiscal years ended December 31, 2011 and 2012, and during the subsequent interim period through March 15, 2013, neither the Company nor anyone acting on behalf of the Company has consulted with ParenteBeard on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.
ParenteBeard is ranked among the top 25 accounting firms in the U.S. With over 1,000 professionals, the firm is a leader in providing CPA and business advisory services to small businesses, middle market companies, nonprofits and SEC registrants. Their Utility & Energy practice partners are familiar with the complexities of water utility accounting and count some of Connecticut Water Service, Inc.'s peers as clients.
Even if the appointment of ParenteBeard is ratified by shareholders, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company.
Representatives of ParenteBeard will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services
During fiscal year 2013, the Company appointed ParenteBeard as its independent registered public accountants. ParenteBeard replaced PwC as the Company's independent registered public accountants. The following is a summary of the fees billed to the Company by PwC and ParenteBeard for professional services rendered for the years ended December 31, 2013 and 2012, respectively.

Audit Fees
The aggregate fees billed by PwC for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $500,000 for the fiscal year-ended December 31, 2012, of which $120,000 was attributable to Maine Water's report on the stand along subsidiary financial statements. Additionally, PwC billed the Company $30,000 for work associated with the transition of independent public accountants and review of 2012 and 2011 information in the Company's 2013 Annual Report on Form 10-K. The aggregate fees billed by ParenteBeard for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $380,000 for the fiscal year-ended December 31, 2013, of which $50,000 was attributable to the Maine Water's and Biddeford and Saco's reports on the stand along subsidiary financial statements.
Audit Related Fees

	2012	2013
Form S-3 Registration Statement and Bond Financing	$10,000	$—
Form S-4 Registration Statement and Amendments	$15,000	$—
Equity Offering	$35,000	$—
Out-of-Pocket Expenses	$10,000	$36,000

PwC performed audit related professional services as follows:

	2012	2013
Valuation Work Performed Over Purchase Accounting	$40,000	$—
All Other Fees
In addition to the services and fees stated above, in 2012 and 2013 PwC and ParenteBeard, respectively, billed the Company for the following:

	2012	2013
Tax Services Fee[1]	$7,500	$16,000
Review of Current State Tax Filing Methodologies	$10,000	$—

(1)	During 2012 and 2013, the Company prepared the 2011 and 2012 tax returns, respectively, in house. PwC reviewed the 2011 return and ParenteBeard reviewed the 2012 return.
In accordance with its charter, the Audit Committee pre-approved all audit and non-audit fees for 2011 and 2012 as listed above.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL (4)

Other Matters
The Board knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in their discretion on such matters.
Householding of Annual Meeting Materials
Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports, and related notices. This means that only one copy of our Proxy Statement and/or our 2013 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of any of these documents, please contact our Corporate Secretary, Kristen A. Johnson, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-428-3985, ext. 3056. If you want to receive separate copies of the Proxy Statement, and/or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy of any of these documents for all shareholders in your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.
REQUIREMENTS AND DEADLINES FOR PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS
For business to be properly brought before an annual meeting by a shareholder, the business must be an appropriate matter to be voted by the shareholders at an annual meeting and the shareholder must have given proper and timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the Main Offices of the Company, 93 West Main Street, Clinton, CT 06413, no later than the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, which date for purposes of the 2015 Annual Meeting of Shareholders is January 9, 2015. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.
In addition, shareholder proposals intended to be presented at the Annual Meeting of Shareholders in 2015 must be received by the Company no later than November 29, 2014, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2015 Annual Meeting of Shareholders.
Kristen A. Johnson
Vice President, Human Resources
and Corporate Secretary
March 28, 2014
The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files an Annual Report on Form 10-K with the SEC. Additional copies of the 2013 Annual Report on Form 10-K filed by the Company, including the financial statements and schedules, but without exhibits, will be mailed to any shareholder upon written request without charge. The exhibits are obtainable from the Company upon payment of the reasonable cost of copying such exhibits. Shareholders can request this information by phone at 1-800-428-3985, ext. 3056, by e-mail at kjohnson@ctwater.com, or by mail to Kristen A. Johnson, Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413.

APPENDIX A
CONNECTICUT WATER SERVICE, INC.
2014 PERFORMANCE STOCK PROGRAM

1.	Purpose
The purpose of the Connecticut Water Service, Inc. 2014 Performance Stock Program (the “Plan”) is to strengthen Connecticut Water Service, Inc., a Connecticut corporation (the “Company”) and its Subsidiaries (as hereinafter defined), by providing an incentive to their employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the business enterprise of the Company and its Subsidiaries.
It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and non-employee directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Share Unit or Performance Cash Unit Awards (as each such term is herein defined), Other Stock-Based Awards or any combination of the foregoing. The various types of long-term incentive awards that may be provided under the Plan will enable the Company to respond to changes in compensation practices, securities and tax laws, applicable accounting standards and regulations and the size and diversity of the Company’s businesses.

2.	Definitions
The following definitions shall be applicable throughout the Plan.
(a) “Award” means, individually or collectively, any grant or sale pursuant to the Plan of any Incentive Stock Option, Non-qualified Stock Option, Restricted Stock Award, Performance Share Unit, Performance Cash Unit, Stock Appreciation Right, or Other Stock-Based Award made under the Plan.
(b)“Award Agreement” means a written agreement between the Company and a Participant who has been granted an Award that defines the rights and obligations of the parties with respect to such Award.
(c)“Award Period” means a period of time within which performance is measured for the purpose of determining whether an Award of Performance Share Units or Performance Cash Units has been earned.
(d)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right; provided, however, that such price shall be equal to or greater than the Fair Market Value of a share of Stock underlying the Stock Appreciation Right on the Date of Grant.
(e)“Benefit Arrangement” shall have the meaning set forth in Section 16(d).
(f)“Board” means the Board of Directors of the Company.
(g) “Change in Control” shall be deemed to have occurred if, after the date an Award is granted, any of the following occurs:

(i)
a public announcement shall be made or a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act disclosing that any Person (as defined below), other than Company or a Subsidiary or any employee benefit plan sponsored by Company or a Subsidiary, is the beneficial owner (as the term is defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of twenty percent (20%) or more of the total voting power represented by Company's then outstanding voting common stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire voting common stock); or

(ii)
any Person, other than Company or a Subsidiary or any employee benefit plan sponsored by Company or a Subsidiary, shall purchase shares pursuant to a tender offer or exchange offer to acquire any voting common stock of Company (or securities convertible into such voting common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the beneficial owner directly or indirectly, of twenty percent (20%) or more of the total voting power represented by Company's then outstanding voting common stock (all as calculated under clause (i) above); or

(iii)
the consummation of a consolidation or merger of Company in which Company is not the continuing or surviving corporation (other than a consolidation or merger of Company in which holders of the outstanding capital stock of Company immediately prior to the consolidation or merger have the same proportionate ownership of the outstanding capital stock of the surviving corporation immediately after the consolidation or merger as immediately before), or pursuant to which the outstanding capital stock of Company would be converted into cash, securities or other property; or

(iv)	the complete liquidation or dissolution of the Company;

(v)	the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Company; or

(vi)	the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

(vii)	the Board of Directors of Company, by a vote of a majority of all the Directors adopts a resolution to the effect that a “Change in Control” has occurred for purposes of the Plan.
(h)“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any rules, regulations and interpretations under such section.
(i)“Committee” means the Compensation Committee of the Board, or, if the Board so directs, the full Board or another committee appointed by the Board to administer the Plan as described in Section 4. For any period during which no such committee is in existence, “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.
(j)“Common Stock” means the common stock, without par value, of the Company.
(k)“Company” means Connecticut Water Service, Inc., a Connecticut corporation.
(l)“Covered Employee” means a Participant whom the Committee designates, for each Award Period or Restricted Period, as applicable, or as the recipient of an Option or Stock Appreciation Right in order to qualify for the Section 162(m) Exemption.
(m)“Date of Grant” means the date on which the granting of an Award is authorized.
(n)“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option awarded pursuant to Section 7 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 7 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Subsidiary in which a Participant participates.
(o)“Dividend Equivalent” shall have the meaning set forth in Section 9(c)(iii) hereof.
(p)“Effective Date” shall have the meaning set forth in Section 3 hereof.
(q)“Election Form” shall mean the written election form of a Participant with respect to the Participant’s Performance Share Account, as more fully described in Section 9(c)(i).
(r) “Eligible Person” means any of the following individuals who is designated by the Committee as eligible to receive Options or other Awards subject to the conditions set forth herein: (i) any director, officer or employee of the Company or a Subsidiary, (ii) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment, or (iii) any consultant or advisor to the Company or a Subsidiary.
(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(t)“Fair Market Value” means the fair market value per share of Stock, determined as follows:
(i)    if the Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date prior to the date of determination; or
(ii) if the Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized Over-The-Counter Bulletin Board market data vendor as listed on the OTCBB website (otcbb.com) (or another similar system then in use as determined by the Committee) on the date prior to the date of determination; or
(iii) if the Stock is not publicly traded, the Committee shall determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code, except as the Committee may expressly determine otherwise.

For any date of determination that is not a trading day, the Fair Market Value of a share of Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day. The Committee can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can use weighted averages either on a daily basis or such longer period as complies with Section 409A of the Code.
(u)“Family Member” means a Participant’s child, stepchild, grandchild, parent, grandparent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which the foregoing persons have more than fifty percent (50%) of the beneficial interests, a foundation in which the foregoing persons

(or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.
(v)“Holder” means a Participant who has been granted an Award, or a permitted transferee of such a Participant as described in Section 18 hereof.
(w)“Incentive Stock Option” means an Option granted by the Committee to a Participant under the Plan that is designated by the Committee as an “incentive stock option” within the meaning of Section 422 of the Code.
(x)“Incumbent Directors” means those individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds (2/3rds) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
(y)“Insider” means, at any time, any person whose transactions in Stock are subject to Section 16 of the Exchange Act or any successor rule or regulation thereto as in effect from time to time.
(z)“Non-qualified Stock Option” means an Option granted under the Plan that is not designated as an Incentive Stock Option.
(aa)“Normal Termination” means termination of employment or service with the Company or a Subsidiary other than by reason of death or Disability.
(bb)    “Option” means an Award of an Incentive Stock Option or a Non-qualified Stock Option granted under Section 7 of the Plan.
(cc)    “Option Period” means the period described in Section 7(c) of the Plan.
(dd)    “Option Price” means the exercise price set for an Option described in Section 7(a) of the Plan.
(ee)    “Other Agreement” shall have the meaning set forth in Section 16(d).
(ff)    “Other Stock-Based Award” shall mean any Award based on, measured by or payable in Stock, as described in Section 11.
(gg)    “Parachute Payment” shall have the meaning set forth in Section 16(d).
(hh)    “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.
(ii)    “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for an Award Period or Restricted Period from the following list: growth in earnings per share, rate of return on stockholders’ equity, earnings per share, total stockholder return, water quality, customer satisfaction, customer growth, net income, operating income, book value per share, expense management, profitability of an identifiable business unit, Stock price, revenues or sales, cash flow, working capital, completion of business acquisitions or other measurement of corporate performance. The Performance Criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or an organizational level specified by the Committee, including, but not limited to, a Subsidiary or unit, division, group of the Company or a Subsidiary. Performance Criteria may be measured on an absolute or relative basis, including but not limited to performance as measured against a group of peer companies or by a financial market index.
(jj)    “Performance Goals” means the written performance objective or objectives established by the Committee under Section 9 of the Plan with respect to an Award Period or Restricted Period, with respect to Performance Share Units or Performance Cash Units or Restricted Stock, respectively, established for the purpose of determining whether, and to what extent, such Awards will be earned for an Award Period or Restricted Period.
(kk)     “Performance Cash Unit” means a hypothetical equivalent to a number of dollars established by the Committee and granted in connection with an Award made under Section 9 of the Plan.
(ll)    “Performance Share Account” means an account established for a Participant under Section 9 of the Plan.
(mm)    “Performance Share Unit” means a hypothetical investment equivalent equal to one share of Stock granted in connection with an Award made under Section 9 of the Plan.
(nn)     “Person” means any individual, corporation, partnership, company or other entity, and for the purposes of the definition of a “Change in Control” set forth in Section 2(g) hereof shall include a “group” within the meaning of Section 13(d)(3) of the Exchange Act.
(oo)    “Plan” means the Connecticut Water Service, Inc. 2014 Performance Stock Program.
(pp)    “Predecessor Plan” means, collectively: (i) the Company’s 1994 Performance Stock Program, as amended and restated as of April 26, 2002; and (ii) the Company’s 2004 Performance Stock Program, as amended.
(qq)    “Qualified Performance-Based Award” means either: (i) a Performance Cash Unit, Performance Share Unit or Restricted Stock Award that is intended to qualify for the Section 162(m) Exemption and is made subject to Performance Goals based on Qualified Performance Criteria; or (ii) an Option or Stock Appreciation Right having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Date of Grant.

(rr)    “Qualified Performance Criteria” means one or more of the Performance Goals established by the Committee that meet the objectivity and any other requirements for the Section 162(m) Exemption.
(ss)    “Restricted Period” means, with respect to any share of Restricted Stock, the period of time determined by the Committee during which such Award is subject to the restrictions set forth in Section 10 of the Plan.
(tt)    “Restricted Stock” means shares of Stock issued or transferred to a Participant subject to forfeiture and the other restrictions set forth in Section 10 of the Plan.
(uu)    “Restricted Stock Award” means an Award of Restricted Stock granted under Section 10 of the Plan.
(vv)    “Section 162(m) Exemption” means the exemption from the limitation on deducibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.
(ww)    “Securities Act” means the Securities Act of 1933, as amended.
(xx)    “Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such Stock Appreciation Right is exercised exceeds the Base Price specified in such Stock Appreciation Right.
(yy)    “Stock” means the Common Stock or such other authorized shares of stock of the Company as from time to time may be authorized for use under the Plan.
(zz)    “Stock Appreciation Right” means an Award granted under Section 8 of the Plan.
(aaa)    “Subsidiary” means any corporation or other entity, 50% or more of whose outstanding voting stock or general voting power is beneficially owned directly or indirectly by the Company.
(bbb)    “Treasury Regulations” means the regulations, as amended from time to time, promulgated under the Code.
(ccc)    “Trust” means the grantor trust, if any, described in Section 9(c)(ii) of the Plan.

3.Effective Date, Duration and Stockholder Approval
The Plan was first adopted and made effective as of March 12, 2014 (the “Effective Date”). The validity of any and all Awards granted pursuant to the Plan shall be effective when made (unless otherwise specified by the Committee on the Date of Grant), but shall be conditioned upon, and subject to, approval of the Plan by the stockholders of the Company at a meeting duly held in accordance with the applicable laws of the state of Connecticut within twelve (12) months after the Effective Date in a manner that complies with Section 422(b)(1) of the Code and Section 162(m)(4)(C)(ii) of the Code.
The expiration date of the Plan, after which no Awards may be granted hereunder, shall be May 8, 2024; provided, however, that the administration of the Plan shall continue in effect until all matters relating to the payment of Awards previously granted have been settled. Awards granted pursuant to the Plan within this ten-year period shall not expire solely by reason of the termination of the Plan.

4.	Administration
The Plan shall be administered by the Committee, which shall be composed of at least two persons serving as directors of the Company, each member of which, at the time he or she takes any action with respect to an Award under the Plan, shall be a “Non-Employee Director”, as defined in Rule 16b-3 under the Exchange Act, an “independent director” under the listing standards of the Nasdaq Stock Market, LLC and an “outside director”, as defined in Treasury Regulations Section 1.162-27(e)(3), or any successor rules or regulation of each of the foregoing. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. The Committee may also act without meeting by unanimous written consent. The expenses of administering the Plan shall be borne by the Company.
Subject to the provisions of the Plan, the Committee shall have exclusive power to:
(a)Select the Eligible Persons to participate in the Plan;
(b)Determine the nature and extent of the Awards to be made to each Participant;
(c)Determine the time or times when Awards will be made to Eligible Persons;
(d)Determine the duration of each Award Period and Restricted Period;
(e)Determine the conditions to which the payment of Awards may be subject;
(f)Establish and administer the Performance Goals, if any, for each Award Period and, with respect to Covered Employees, certify that Performance Goals are attained in accordance with the requirements of Treasury Regulations Section 1-162-27(e)(5);
(g)Prescribe and interpret the form of Award Agreement or other form or forms evidencing Awards;
(h)Cause records to be established in which there shall be entered, from time to time as Awards are made to Eligible Persons, the date of each Award, the number of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Performance Share Units, Performance Cash Units, shares of Restricted Stock or Other Stock-Based Awards awarded by the Committee to each Eligible Person, and the expiration date and the duration of any applicable Award Period or Restricted Period;
(i)to determine, consistent with Section 14(p) hereof, the duration and purpose of leaves of absences that may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to employees under the Company's employment policies; and

(j)to make decisions with respect to outstanding Awards that may become necessary upon the occurrence of a Change in Control as described in Section 13 or an event that triggers anti-dilution adjustments as described in Section 15.

The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any documents evidencing Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.
Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options or any Award Agreement providing for Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Holder(s) affected, to disqualify any Incentive Stock Option under such Section 422.

5.	Grant of Awards, Shares of Stock Subject to the Plan
The Committee may, from time to time, grant Awards of Options, Restricted Stock, Stock Appreciation Rights, Other Stock-Based Awards and/or Performance Share Units or Performance Cash Units to one or more Eligible Persons; provided, however, that:
(a)Subject to adjustment in accordance with Section 15 hereof, an aggregate of 450,000 shares of Stock shall be available for the grant of all Awards made under the Plan; provided, that, the aggregate number of shares of Stock that may be granted as Awards to any single individual over the duration of the Plan shall not exceed 150,000. Such shares shall be in addition to all shares of Stock issued or reserved for issuance pursuant to Awards granted under the Predecessor Plan.
(b)Any shares of Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Notwithstanding anything to the contrary contained herein, shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are: (i) shares tendered in payment of an Option Price; (ii) shares delivered or withheld by the Company to satisfy any tax withholding obligation; or (iii) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award. If an Award is to be settled in cash, the number of shares of Stock on which the Award is based shall count toward the individual share limit set forth in this Section 5(b).
(c)Stock delivered by the Company in settlement of Awards under the Plan may be (i) authorized and unissued Stock or Stock held in the treasury of the Company or (ii) Stock that may be purchased on the open market, by private purchase or reacquired by the Company in any way.
(d)The Committee may, in its sole discretion, require a Participant to pay consideration for an Award in an amount and in a manner as the Committee deems appropriate.

6.Eligibility
(a)Plan Participation. Awards may be made or granted to Eligible Persons selected by the Committee whose past, present and/or potential contributions to the Company and/or one or more of its Subsidiaries have been, are or will be important to the success of the Company, to give them an opportunity to acquire a proprietary interest in the Company; provided however, that Incentive Stock Options may only be granted to any Eligible Persons selected by the Committee who are full-time, salaried employees of the Company or a Subsidiary.
(b)Substitute Awards. The Committee, in its discretion, may also grant Awards in substitution for any stock or other equity incentive awards previously granted by companies acquired by the Company or one of its Subsidiaries. Such substitute awards may be granted on such terms and conditions as the Committee deems appropriate in the circumstances, provided, however, that substitute Incentive Stock Options shall be granted only in accordance with the requirements of the Code.

7.Stock Options
Subject to Section 6(a) hereof, the Committee is authorized to grant one or more Incentive Stock Options or Nonqualified Stock Options to any Eligible Person. To the extent that any Stock Option intended by the Committee to qualify as an Incentive Stock Option does not so qualify, it shall constitute a separate Non-qualified Stock Option. Each Option so granted shall be subject to the following conditions or to such other conditions as may be reflected in the applicable Award Agreement.
(a)Option Price. The exercise price (“Option Price”) per share of Stock for each Option shall be set by the Committee at the time of grant but shall not be less than the Fair Market Value of a share of Stock on the Date of Grant.
(b)Manner of Exercise and Form of Payment. Options that have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable by the Participant either by payment to the Company in cash, by wire transfer, by certified or bank check or by personal check (in each case made payable to the order of the Company) or, at the discretion of the Committee, through a combination of any one or more of the following methods:

(i)
delivery of shares of Stock then held by the Participant having an aggregate Fair Market Value equal to the Option Price, provided that such shares of Stock have been held by the Participant for at least six (6) months and are delivered to the Company free and clear of any liens or encumbrances thereto;

(ii)
an election by the Participant to make a “cashless exercise” through a registered broker-dealer to sell all or a portion of the shares of Stock acquired upon exercise of the Option and to deliver promptly to the Company the amount of sale proceeds sufficient to pay the aggregate Option Price (and any applicable tax withholding amount), provided that any such cashless exercise shall be made only pursuant to such procedures that are, from time to time, deemed acceptable by the Committee; or

(iii)
delivery of shares of Stock otherwise receivable upon the exercise of the Option having an aggregate Fair Market Value equal to the Option Price (and any applicable tax withholding amount); provided, however, that in the event the Committee shall determine in any given instance that the exercise of such Option by withholding shares otherwise receivable would be unlawful, unduly burdensome or otherwise inappropriate, the Committee may require that such exercise be accomplished in another acceptable manner.

Notwithstanding anything in this Plan to the contrary, an Option may be exercised in accordance with the arrangements and procedures described in this Section 7(b) only to the extent such arrangements or procedures comply with Section 14(o) hereof, Section 13(k) of the Exchange Act and any other applicable laws, rules and regulations.
(c)Option Vesting Periods; Duration and Expiration. Options awarded under the Plan shall vest and become exercisable in such manner and on such date or dates as may be determined by the Committee. Except as may otherwise be established by the Committee on the Date of Grant and reflected in an Award Agreement, each Option awarded under the Plan shall be exercisable with respect to not more than thirty-three and one-third percent (33.33%) of the shares of Stock subject thereto after the expiration of one (1) year following the Date of Grant, and shall be exercisable as to an additional thirty-three and one-third percent (33.33%) of the shares of Stock subject thereto after the expiration of each of the succeeding two (2) years, on a cumulative basis, so that such Option, or any unexercised portion thereof, shall be fully exercisable after a period of three (3) years following the Date of Grant; provided, however, that each award of an Incentive Stock Option shall also comply with the requirements of the Code and Section 7(f) hereof. Options awarded under the Plan shall expire after such period, not to exceed ten (10) years with respect to Incentive Stock Options, as may be determined by the Committee (the “Option Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to exercisability. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires. Unless otherwise stated in the applicable Option Award Agreement, an Incentive Stock Option shall expire earlier than the end of the Option Period in the following circumstances:

(i)
If prior to the end of the Option Period, the Participant shall undergo a Normal Termination, the Incentive Stock Option shall expire on the earlier of the last day of the Option Period or the date that is three (3) months after the date of such Normal Termination. In such event, the Incentive Stock Option shall remain exercisable by the Holder until its expiration, only to the extent the Option was exercisable at the time of such Normal Termination;

(ii)
If the Participant dies prior to the end of the Option Period and while still in the employ of the Company or such Participant becomes Disabled, the Incentive Stock Option shall expire on the earlier of the last day of the Option Period or the date that is one year after the date of death or Disability of the Participant. In the event of death or Disability, the Incentive Stock Option shall remain exercisable by the Participant or the Holder or Holders to whom the Participant's rights under the Incentive Stock Option pass by will or the applicable laws of descent and distribution until its expiration, only to the extent the Incentive Stock Option was exercisable by the Participant at the time of death or Disability.

In granting any Non-qualified Stock Option, the Committee may specify that such Non-qualified Stock Option shall be subject to the restrictions set forth in Section 7(c)(i) or (ii) herein with respect to Incentive Stock Options, or such other termination and cancellation provisions as the Committee may determine.
(d)Other Terms and Conditions. In addition, each Option granted under the Plan shall be evidenced by an Award Agreement, which shall contain such provisions as may be determined by the Committee and, except as may be specifically stated otherwise in such Award Agreement, which shall be subject to the following terms and conditions:

(i)	Each Option issued pursuant to this Section 7 or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

(ii)
Each share of Stock purchased through the exercise of an Option issued pursuant to this Section 7 shall be paid for in full at the time of the exercise in the manner described in Section 7(b) hereof. Each Option shall cease to be exercisable, as to any share of Stock, when the Holder purchases the share or when the Option expires.

(iii)	Options granted pursuant to this Section 7 shall be governed by the transfer restrictions described in Section 18 hereof.

(iv)	Each Option issued pursuant to this Section 7 shall vest and become exercisable by the Holder in accordance with the vesting schedule established by the Committee and set forth in the Award Agreement.

(v)
At the sole discretion of the Committee, each Award Agreement may contain a provision that, upon demand by the Committee for such a representation, the Holder shall deliver to the Committee at the time of any exercise of an Option issued pursuant to this Section 7 a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option issued pursuant to this Section 7 shall be a condition precedent to the right of the Holder to purchase any shares of Stock. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

(vi)
Each Incentive Stock Option Award Agreement shall contain a provision requiring the Holder to notify the Company in writing immediately after the Holder makes a disqualifying disposition of any Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of; (A) two years after the Date of Grant of the Incentive Stock Option, or (B) one year after the date the Holder acquired the Stock by exercising the Incentive Stock Option.

(vii)
If the Fair Market Value exceeds the Option Price on the last day that an Option may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Option in a cashless exercise under Section 7(b)(ii) above without the requirement of any further action.

(e)Buyout and Settlement Provisions. The Committee may, in its sole discretion, offer to repurchase an Option previously granted, only in extraordinary circumstances, and not in the ordinary course of business, based upon such terms and conditions as the Committee shall establish and communicate to the Holder of the Option at the time that such offer is made.
(f)Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Participant who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of a Subsidiary, the Option Period shall not exceed five (5) years from the Date of Grant of such Option and the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value (on the Date of Grant) of the Stock subject to the Option.
(g)$100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such excess Incentive Stock Options shall be treated as Non-qualified Stock Options.
(h)Conversion of Incentive Stock Options into Non-qualified Stock Options; Termination of Incentive Stock Options. The Committee, at the written request of any Holder, may in its discretion, take such actions as may be necessary to convert such Holder's Incentive Stock Options (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-qualified Stock Options at any time prior to the expiration of such Incentive Stock Options, regardless of whether the Holder is an employee of the Company or a Subsidiary at the time of such conversion. Such actions may include, but not be limited to, extending the Option Period of such Incentive Stock Options. At the time of such conversion, the Committee (with the consent of the Holder) may impose such conditions on the exercise of the resulting Non-qualified Stock Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with the Plan. Nothing in the Plan shall be deemed to give any Holder the right to have such Holder's Incentive Stock Options converted into Non-qualified Stock Options, and no such conversion shall occur until and unless the Committee takes appropriate action. The Committee, with the consent of the Holder, may also terminate any portion of any Incentive Stock Option that has not been exercised at the time of such termination.

8.Stock Appreciation Rights
The Committee may authorize Awards to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of a Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding one hundred percent (100%)) of the Spread at the time of the exercise of such right. Stock Appreciation Rights may be granted in tandem with an Option (at or, in the case of a Non-qualified Stock Option, after the award of an Option), or alone and unrelated to an Option. Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation

Rights are exercised. Any grant of Stock Appreciation Rights under the Plan shall be subject to the transfer restrictions of Section 18 hereof and shall be made upon terms and conditions as the Committee may determine in accordance with the following provisions:
(a)Payment in Cash or Shares. Any Award of Stock Appreciation Rights may specify that the amount payable upon the exercise of a Stock Appreciation Right will be paid by the Company in cash, shares of Stock or any combination thereof or may grant to the Participant or reserve to the Committee the right to elect among those alternatives.
(b)Vesting. Any Award of Stock Appreciation Rights may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable, and any grant may provide for the earlier exercise of such rights in the event of a termination of employment. Vesting may be further conditioned upon the attainment of such Performance Goals as may be established by the Committee.
(c)Exercise Period. No Stock Appreciation Right granted under the Plan may be exercised more than ten (10) years from the Date of Grant. If a Spread exists on the last day that a Stock Appreciation Right may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Stock Appreciation Right without the requirement of any further action.
(d)Award Agreement. Each Award of Stock Appreciation Rights shall be evidenced by an Award Agreement containing such terms and conditions as the Committee may determine consistent with the Plan. Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to the Award of a Non-qualified Stock Option. In addition, a Stock Appreciation Right related to an Option that can only be exercised during limited periods following a Change in Control may entitle the Participant to receive an amount based upon the highest price paid or offered for Stock in any transaction relating to the Change in Control or paid during the thirty (30) day period immediately preceding the occurrence of the Change in Control in any transaction reported in the stock market in which the Stock in normally traded.

9.Performance Share or Cash Units
(a)Award Grants. The Committee is authorized to establish performance programs to be effective over designated Award Periods determined by the Committee. The Committee may grant Awards of Performance Share Units or Performance Cash Units to Eligible Persons in accordance with such performance programs. The Committee shall determine the number of Performance Share Units of Performance Cash Units to be awarded, if any, to each Eligible Person who is selected to receive such an Award. Before or within ninety (90) days after the beginning of each Award Period to which the Performance Goals relate and on or before twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the Performance Goals are established) has elapsed, the Committee shall establish written Performance Goals based upon one or more Performance Criteria for such Award Period and a schedule relating to the accomplishment of the Performance Goals to the Awards to be earned by Participants, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goals. Performance Goals shall be based on one or more Performance Criteria, and may be determined on an individual basis or by categories of Participants.
(b)Determination of Award. At the completion of an Award Period, or at other times as specified by the Committee, the Committee shall calculate the number of shares of Stock or amount of cash earned with respect to each Participant’s Performance Share Unit or Performance Cash Unit, as applicable, by multiplying the number of Performance Share Units and Performance Cash Units, as applicable, granted to the Participant by a performance factor representing the degree of attainment of the Performance Goals.
(c)Payment of Performance Share or Cash Unit Awards. Performance Share Unit or Performance Cash Unit Awards shall be payable in the number of shares of Stock or that amount of cash determined in accordance with Section 9(b). The amount of any payment made in cash shall be based upon the Fair Market Value of the Stock on the business day prior to payment. Payments of Performance Cash Unit Awards shall be made between the March 1 and April 1 following completion of an Award Period. Performance Share Units shall be credited to the Participant’s Performance Share Account between the March 1 and April 1 following the completion of the Award Period and the requirements of any vesting schedule established by the Committee with respect to the Award have been satisfied.

(i)
Elections. Any election to have an Award or a portion of an Award credited to a Performance Share Account shall be made by a Participant on a written Election Form and shall be effective with respect to Awards that may be earned on and after the commencement of the applicable Award Period (January 1st) following the Company’s receipt of such Form, provided that such Form is received by the December 24th immediately preceding the applicable January 1. Any such election shall be made only in increments of one percent (1%) of the Award (rounded to the nearest whole share) and shall be effective only for Awards made during the year in which the election becomes effective.

(ii)
Performance Share Account. The Company shall maintain on its books and records a Performance Share Account to record its liability for future payments to the Participant or his or her beneficiary pursuant to the Plan. However, a Performance Share Account under the Plan shall constitute an unfunded arrangement; the Company shall not be required to segregate or earmark any of its assets for the benefit of the Participant or his or her beneficiary, and the amount reflected in a Performance Share Account shall be available for the Company’s general corporate purposes and shall be available to the Company’s general creditors. The amount reflected in a Performance Share Account shall not be subject in any manner to anticipation, alienation, transfer or assignment by the Participant or his or her beneficiary, and any attempt to anticipate, alienate, transfer or assign the same shall be void. Neither the Participant nor his or her beneficiary may assert any right or claim against any specific assets of the Company in respect of a Performance Share Account, and the Participant and his or her beneficiary shall have only a contractual right against the Company for the amount reflected in a Performance Share Account.
Notwithstanding the foregoing, in order to pay amounts that may become due under the Plan in respect of a Participant’s Performance Share Account, the Company may establish a grantor trust (hereinafter, the “Trust”) within the meaning of Section 671 of the Code. Some or all of the assets of the Trust may be dedicated to providing benefits to the Participants pursuant to the Plan, but, nevertheless, all assets of the Trust shall at all times remain subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.

(iii)
Dividend Equivalents. On every date on which a dividend or other distribution is paid with respect to Common Stock, commencing with the first such payment date after the date on which a Performance Share Unit is credited to a Participant’s Performance Share Account and continuing until such a Performance Share Unit is either forfeited or paid out, there shall be credited to the Participant’s Performance Share Account a Dividend Equivalent in respect of such Performance Share Unit. A Dividend Equivalent shall mean, with respect to a whole Performance Share Unit credited to a Participant’s Performance Share Account, a measure of value equal to the fractional share of Common Stock that could be purchased with the amount that would have been paid to the Participant as a dividend or other distribution if the Participant had owned a whole share of Common Stock in lieu of said whole Performance Share Unit, the date of such deemed purchase being the dividend payment date. Dividend Equivalents are expressed in the form of Performance Share Units.

(iv)
Participant Not a Stockholder. The Participant shall have no stockholder’s rights with respect to any shares of Common Stock in respect of which Performance Share Units are credited to his or her Performance Share Account.

(v)	Payments in Respect of Performance Shares.

(A)
Fixed-Date Payment of Fully-Vested Performance Share Units. A Participant may elect on his or her Election Form to receive payment in a lump sum of some or all of the Performance Share Units awarded to the Participant in respect of an individual Award Period, but only after 100% of such Performance Share Units with respect to such Award Period have become fully-vested Performance Share Units and been credited to his or her Performance Share Account after the completion of the applicable Award Period and the satisfaction of all vesting requirements to which such Performance Share Units are subject pursuant to the applicable Award Agreement. A Participant may elect to receive payment of such Performance Share Units pursuant to one of two fixed date payment schedules, as follows: (1) 100% of such Performance Share Units shall be distributed to the Participant forty-five (45) calendar days following the final vesting date on which 100% of such Performance Share Units become fully vested and credited to the Participant’s Performance Share Account; or (2) 33.33% of such Performance Share Units shall be distributed to the Participant on each of the 1st, 2nd and 3rd anniversary dates following the final vesting date on which 100% of such Performance Share Units become fully vested and credited to the Participant’s Performance Share Account. Any such payment pursuant to this subsection (A) shall be made in a lump sum in the form of the number of shares of Common Stock equal to the number of whole Performance Share Units subject to the Participant’s election on the relevant Election Form, including related Dividend Equivalents, with any fractional Performance Share Unit being paid in a lump sum in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the respective dates of payment. For the avoidance of doubt, (X) any such payment pursuant to this subsection (A) shall be made only on the fixed date payment schedule selected by the Participant on his or her Election Form, notwithstanding a Participant’s Normal Termination that may occur on a date subsequent to the date of the Election Form (but prior to the occurrence of one or more of such fixed payment dates) and that would otherwise result in a payment to the Participant pursuant to the provisions of subsection (B) below; and (Y) shall be subject satisfaction of all vesting requirements to which such Performance Share Units are subject pursuant to the applicable Award Agreement.

(B)	Separation from Service for Reasons Other than Death. In the event of a Participant’s Normal Termination or termination by reason of Disability, such Participant shall be entitled to receive payment in respect of the entire amount then credited to his or her Performance Share Account. For purposes of this Section 9, a Normal Termination or termination by reason of Disability shall be deemed to occur at the time the Participant experiences a separation from service, as that term is defined under Section 409A of the Code. Such payment shall be made in a lump sum in the form of the number of shares of Common Stock equal to the number of whole Performance Share Units then credited to the Participant’s Performance Share Account, including related Dividend Equivalents, with any fractional Performance Share Unit being paid in a lump sum in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the date of payment. Said shares of Common Stock and any cash amount shall be transferred to the Participant sixty (60) days after the Participant’s separation from service. Notwithstanding the foregoing the foregoing sentence, if a Participant is “a specified employee,” as defined under Section 409A of the Code, at the time of termination, payment hereunder shall be made six (6) months following the date on which the Participant would have been paid, had he not been a specified employee on the date of termination.

(C)
Death While Employed by the Company. In the event of a Participant’s death prior to separation from service, the Participant’s beneficiary shall be entitled to receive payment in respect of the entire amount then credited to his or her Performance Share Account. Such payment shall be made in a lump sum in the form of the number of shares of Common Stock equal to the number of whole Performance Share Units then credited to the Participant’s Performance Share Account, with any fractional Performance Share Unit being paid in a lump sum in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the date of payment. Said shares of Common Stock and any cash amount shall be transferred to the Participant’s beneficiary sixty (60) days after the death of the Participant.

(D)
Hardship Payment. Notwithstanding anything to the contrary herein, if the Committee, upon written petition of the Participant, determines, in the Committee’s sole discretion, that the Participant has suffered an unforeseeable emergency (as hereinafter defined), the Participant shall be entitled to receive, at the time of such determination, an amount not to exceed the lesser of (i) the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution), as determined by the Committee; and (ii) the number of Whole Performance Share Units then credited to the Participant’s Performance Share Account. Such payment shall be made in a lump sum in cash. In the event of a hardship payment in respect of the Participant’s entire Performance Share Account, any fractional Performance Share Unit shall be paid in a lump sum in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the date of payment. For purposes of the foregoing, an “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the need to pay for the funeral expenses of a spouse, a beneficiary or a department (as defined in Section 152 of the Code without regard to Section 152(a)(1), (b)(2), and (d)(1)(B)).

(d)Adjustment of Performance Goals. The Committee may, during the Award Period, make such adjustments to Performance Goals as it may deem appropriate, to compensate for, or reflect (i) extraordinary or non-recurring events experienced during an Award Period by the Company or by any other corporation whose performance is relevant to the determination of whether Performance Goals have been attained; (ii) any significant changes that may have occurred during such Award Period in applicable accounting rules or principles or changes in the Company’s method of accounting or in that of any other corporation whose performance is relevant to the determination of whether an Award has been earned; (iii) any significant changes that may have occurred during such Award period in tax laws or other laws or rules or regulations that alter or affect the computation of the measures of Performance Goals used for the calculation of Awards; or (iv) any other factors that the Committee deems appropriate; provided, however, that no such change may increase the amount of an Award that would otherwise be payable to any Covered Employee.

1.Restricted Stock Awards
(a)Award of Restricted Stock.

(i)
The Committee shall have the authority (A) to grant Restricted Stock Awards, (B) to issue or transfer Restricted Stock to Eligible Persons, and (C) to establish terms, conditions and restrictions applicable to such Restricted Stock (including the Restricted Period and the satisfaction of Performance Goals, if applicable), which may differ with respect to each Participant, the time or times at which Restricted Stock shall be granted or become vested and the number of shares to be covered by each grant.

(ii)
The Holder of a Restricted Stock Award shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held in escrow rather than delivered to the Holder pending the release of the applicable restrictions, the Holder additionally shall execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, and (B) the appropriate blank stock powers with respect to the Restricted Stock covered by such agreements. If a Holder shall fail to execute a Restricted Stock Award Agreement and, if applicable, an escrow agreement and stock powers, within ten (10) days after receipt thereof from the Company, the Award shall be null and void. Subject to the restrictions set forth in Section 10(b) and any other conditions contained in the Award Agreement, the Holder shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock, and to receive dividends paid thereon.

(iii)
Upon the Award of Restricted Stock, the Committee shall cause a Stock certificate registered in the name of the Holder to be issued and, if it so determines, deposited together with the Stock powers with an escrow agent designated by the Committee. If an escrow arrangement is used, the Committee shall cause the escrow agent to issue to the Holder a receipt evidencing any Stock certificate held by it registered in the name of the Holder.

(b)Restrictions.

(i)
Restricted Stock awarded to a Participant shall be subject to the transfer restrictions of Section 18 hereof and to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Holder shall not be entitled to delivery of the Stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; and (C) the shares shall be subject to forfeiture to the extent provided in subparagraph (d) and the Award Agreement and, to the extent such shares are forfeited, the Stock certificates shall be returned to the Company, and all rights of the Holder to such shares and as a shareholder shall terminate without further obligation on the part of the Company.

(ii)
If the Committee intends to make a Participant’s receipt of an Award of Restricted Stock under this Section 10 subject to the accomplishment of Performance Goals (which may be adjusted as provided in Section 9(d) hereof), then before or within ninety (90) days after the beginning of each Restricted Period to which the Performance Goals relate and on or before twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the Performance Goals are established) has elapsed, the Committee shall establish written Performance Goals based upon financial objectives for the Company or a Subsidiary for such Restricted Period and a schedule relating the accomplishment of the Performance Goals to the Award to be earned by the Participant, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goals.

(iii)
The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award, such action is appropriate.

(c)Restricted Period. The Restricted Period of Restricted Stock shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Stock indicated in a schedule established by the Committee and set forth in the written Award Agreement.
(d)Forfeiture Provisions. Except to the extent determined by the Committee and reflected in the underlying Award Agreement, in the event a Participant terminates employment with the Company during a Restricted Period for any reason, that portion of the Award with respect to which restrictions have not expired shall be completely forfeited to the Company. In the event of such a forfeiture, the amount of an Award that would otherwise be payable shall be reduced, but not below zero, by the amount of any dividends previously paid to the Holder with respect to the forfeited Restricted Stock and the Holder shall repay to the Company the amount of any dividends that would have reduced the amount of the Award to less than zero.
(e)Delivery of Restricted Stock. Upon the expiration of the Restricted Period with respect to any shares of Stock covered by a Restricted Stock Award, the restrictions set forth in Section 10(b) hereof and the Award Agreement shall be of no further force or effect with respect to shares of Restricted Stock that have not then been forfeited. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Holder, or his or her beneficiary, without charge, the Stock certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or Stock dividends credited to the Holder's account with respect to such Restricted Stock and the interest thereon, if any.
(f)Stock Restrictions. Any certificate representing Restricted Stock awarded under the Plan shall, until the end of the Restricted Period with respect to such Stock, bear a restrictive legend in such form as the Company deems appropriate. Stop transfer orders shall be entered with the Company's transfer agent and registrar against the transfer of legended securities.

2.Other Stock-Based Awards.
The Committee may grant Other Stock-Based Awards, which are Awards (other than those described in Sections 7, 8, 9 and 10 of the Plan) that are based on, measured by or payable in Stock, to any Participant in such amounts and subject to such terms and conditions, as the Committee shall determine. Other Stock-Based Awards may: (a) include the Award of unrestricted shares of Stock; (b) be made subject to the achievement of one or more Performance Goals or other conditions; and (c) be payable in cash, shares of Stock or any combination of the foregoing, as the Committee shall determine.

3.	Non-Competition Provisions
In addition to such other conditions as may be established by the Committee, in consideration of the granting of Awards under the terms of the Plan, the Committee, in its discretion, may include non-competition provisions in the applicable Award Agreement, which may differ with respect to each form of Award and each individual Participant.

4.	Change in Control
(a)General Rule. Except as otherwise provided in an Award Agreement, in the event of a Change in Control, the Committee may, but shall not be obligated to take any one or more of the following actions, in each case without Participant consent (unless otherwise specified): (i) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award; (ii) cancel Awards for a cash payment equal to their fair value, net of applicable tax withholdings (each as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall be deemed to be equal to the excess, if any, of the consideration to be paid in connection with the Change in Control to holders of the same number of shares of Stock subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the shares of Stock subject to such Options or Stock Appreciation Rights) over the aggregate Option Price (in the case of Options) or Base Price (in the case of Stock Appreciation Rights); (iii) provide for the issuance of replacement Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion; (iv) provide that such Awards shall be assumed, or substantially equivalent awards shall be provided in substitution therefore, by the acquiring or succeeding entity (or an affiliate thereof); (v) upon written notice to the Holders, provide that the Holders’ unexercised Options or Stock Appreciation Rights will terminate immediately prior to the consummation of such Change in Control unless exercised within a specified period following the date of such notice; (vi) provide that outstanding Awards shall become exercisable in whole or in part prior to or upon the consummation of the Change in Control; (vii) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds net of the exercise price thereof any applicable tax withholdings; (viii) terminate Options or Stock Appreciation Rights without providing accelerated vesting; or (ix) take any other action with respect to the Awards that the Committee in its sole discretion deems appropriate. For the avoidance of doubt, the treatment of Awards upon a Change in Control may vary among Participants and types of Awards in the Committee’s sole discretion.
(b)Settlement of Awards Subject to Performance Goals upon a Change in Control. Awards subject to satisfying a Performance Goal or Goals shall be settled upon a Change in Control, provided such Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A. The settlement amount shall be determined by the Committee in its sole discretion based upon the extent to which the Performance Goals for any such Awards have been achieved after evaluating actual performance from the start of the Award Period until the date of the Change in Control and the level of performance anticipated with respect to such Performance Goals as of the date of the Change in Control.
(c)Related Matters. In taking any of the actions permitted under this Section 13, the Committee shall not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Any determinations required to carry out the foregoing provisions of this Section 13, including but not limited to the fair value of other consideration received by Holders of Awards and whether substantially equivalent Awards have been substituted, shall be made by the Committee acting in its sole discretion. In connection with any action or actions taken by the Committee in respect of the Awards and in connection with a Change in Control, the Committee may require such acknowledgments of satisfaction and releases from Participants as it may determine.

5.General Provisions
(a)Written Agreements; Committee Determinations. Each award granted under the Plan shall be confirmed by, and shall be subject to the terms of, the Award Agreement executed by the Company and the Participant. The Committee may terminate any Award made under the Plan if the Agreement relating thereto is not executed and returned to the Company within ten (10) business days after the Award Agreement has been delivered to the Participant for his or her execution. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among Eligible Persons who receive Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.
(b)Additional Provisions of an Award. Awards under the Plan also may be subject to such other provisions (whether or not applicable to the benefit awarded to any other Participant) as the Committee determines appropriate including, without limitation, provisions for the forfeiture of or restrictions on resale or other disposition of shares of Stock acquired under any Award, provisions giving the Company the right to repurchase shares of Stock acquired under any Award in the event the Participant elects to dispose of such shares, and provisions to comply with Federal and state securities laws and Federal and state tax withholding requirements. Any such provisions shall be reflected in the applicable Award Agreement.
(c)Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 15 hereof.
(d)Government and Other Regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to: (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the Securities Act and the Exchange Act, and (ii) the rules and regulations of the Nasdaq Stock Market, LLC or any securities exchange on which the Company’s Common Stock may be listed. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, such shares of Stock may be deemed “restricted securities” as defined in Rule 144 under the Securities Act. The Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.
(e)Insiders; Rule 16b-3 Matters. It is the intent of the Company that Awards pursuant to the Plan shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered by the Committee in compliance with all applicable requirements of Rule 16b-3. To the extent that any provision of the Plan or action by the Committee does not comply with applicable requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.
(f)Claim to Awards and Employment or Service Rights. No employee or other person shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Subsidiary.
(g)Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to an Award due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(h)Payments To Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(i)No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member's behalf in such member's capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
(j)Governing Law. Except as to matters of federal law, the Plan and the rights of all Holders claiming hereunder, shall be governed by and construed in accordance with the internal laws of the State of Connecticut without regard to the principles of conflicts of law thereof. All outstanding Awards granted under the Predecessor Plan shall continue to be governed and interpreted solely under the terms of the Predecessor Plan and shall not be subject to the terms hereof.
(k)Funding. Except as otherwise provided in Section 9(c)(ii) above, no provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Holders shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(l)Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than such member.
(m)Relationship To Other Benefits; Other Plans. Any Award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other employee benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, except as otherwise specifically provided in any other employee benefit plan or as maybe required by applicable law.
(n)Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
(o)Prohibition Against Loans. Anything in the Plan to the contrary notwithstanding, neither the Company nor any Subsidiary shall make a loan to any officer, director, employee or consultant of the Company or any Subsidiary for the purpose of obtaining the benefits of any Award under the Plan.
(p)Certain Terminations of Employment, Hardship and Approved Leaves of Absence; Employment Transfers. Notwithstanding any other provision of the Plan to the contrary, in the event of a Participant’s termination of employment (including by reason of death, disability or retirement) or in the event of hardship or other special circumstances, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under the Plan. The Committee shall have the discretion to determine whether and to what extent the vesting of Awards shall be tolled during any leave of absence, paid or unpaid; provided however, that in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to the Award to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Any actions taken by the Committee shall be taken consistent with the requirements of Section 409A of the Code and, with respect to Qualified Performance-Based Awards, Section 162(m) of the Code. No termination of employment by an Employee shall be deemed to result from a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another.
(q)Tolling. In the event a Participant is prevented from exercising an Option or Stock Appreciation Right or the Company is unable to settle an Award due to either any trading restrictions applicable to the shares of Stock, the Participant’s physical infirmity or administrative error by the Company relied upon and not caused by the Participant, then unless otherwise determined by the Committee, consistent with applicable law, or as may be advisable to secure favorable tax treatment, the length of time applicable to any such restriction, condition or event shall toll any exercise period (i) until such restriction lapses, (ii) until the Participant (or his or her representative) is able to exercise the Award or (iii) until such error is corrected, as applicable.

(r)No Duty to Inform Regarding Exercise Rights. Neither the Company, any Subsidiary, the Committee nor the Board shall have any duty to inform a Participant of the pending expiration of the period in which a Stock Appreciation Right may be exercised or in which an Option may be exercised.
(s)Limitations Period. Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision shall be final, conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred. The venue for any lawsuit shall be Hartford, Connecticut.
(t)No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.
(u)Use of Proceeds from Stock. Proceeds from the sale of Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

6.Changes in Capital Structure
(a)Awards granted under the Plan and any Award Agreements shall be subject to equitable adjustments, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Awards; (i) in the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award, (ii) in the event of any change in applicable laws or any change in circumstances that results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or (iii) upon the occurrence of any other event that otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such corporate or other event, the aggregate number of shares of Stock available under the Plan and the maximum number of shares of Stock with respect to which any one person may be granted in connection with Awards shall be appropriately adjusted by the Committee, consistent with applicable law, whose determination shall be conclusive. In addition, consistent with applicable law, including but not limited to the requirements of Sections 422 and 409A of the Code, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the cancellation or surrender of all Awards so replaced. In the case of Substitute Awards, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted. The terms of this Section 15 may be varied by the Committee in any particular Award Agreement.
(b)The existence of outstanding Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize, without limitation, any or all adjustments, reclassifications, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of Stock, or any issue of bonds, debentures, preferred or preference stock or other capital stock ahead of or affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.Tax Matters
(a)Tax Withholding. Notwithstanding any other provision of the Plan, the Company or a Subsidiary, as appropriate, shall have the right to deduct from any payment of any kind otherwise due to a Participant, cash and/or Stock, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state or local taxes as required by law to be withheld with respect to such payment (whether so required to secure for the Company an otherwise available tax deduction or otherwise) and, in the case of Awards paid in Stock, the Holder may be required to pay to the Company prior to delivery of such Stock, the amount of any such taxes that the Company is required to withhold, if any, with respect to such Stock. The obligations of the Company under the Plan shall be conditioned on satisfaction of all such withholding obligations. The Company shall accept shares of Stock of equivalent Fair Market Value in payment of such withholding tax obligations if the Holder of the Award elects to make payment in such manner.
(b)Section 422 Compliance. If any of the terms or provisions of the Plan or an Award Agreement conflict with the requirements of Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with such requirements. Additionally, if this Plan or any Award Agreement does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein and therein. If any of the terms or provisions of any Award Agreement conflict with any terms or provisions of the Plan, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of the Plan. Additionally, if any Award Agreement does not contain any provision required to be included therein under the Plan, such provision shall be deemed to be incorporated therein with the same force and effect as if such provision had been set out at length therein.
(c)Section 409A Compliance. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, if a Participant is a “specified employee” for purposes of Section 409A as of the date of his or her termination of employment, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant's termination of employment shall instead be paid in a lump sum on the first payroll date after the six-month anniversary of the Participant's separation from service (or the Participant's death, if earlier) as that term is defined under Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.
(d)Parachute Payments. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company or any Subsidiary of the Company, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Award held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the Participant shall have the right, in the Participant’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment.
(e)Section 162(m) Exemption. When granting any Performance Cash Unit, Performance Share Unit, Restricted Stock, or other Award (other than Options or Stock Appreciation Rights that meet the definition of a Qualified Performance-Based Award), the Committee may designate as a Qualified Performance-Based Award any such Award that the Committee determines in good faith meets the requirements of a Qualified Performance Based Award, based upon the Committee’s determination that the recipient is or may be a Covered Employee with respect to such Award and that the Committee wishes such Award to qualify for the Section 162(m) Exemption. The payment of compensation pursuant to Awards designated as Qualified Performance-Based Awards (other than Options or Stock Appreciation Rights) to a Covered Employee for any calendar year shall not exceed $350,000. The maximum number of shares of Stock underlying Options or Stock Appreciation Rights that may be awarded to a Covered Employee for any calendar year shall not exceed 35,000 shares and their exercise price shall be the Fair Market Value of the Stock on the Date of Grant.
(f)Neither the Company nor any Subsidiary nor any director, officer, agent, representative, or employee of either, guarantees to the Participant or any other Person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an Award, including but not limited to that an Option granted as an Incentive Stock Option has or will qualify as an “incentive stock option” within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code pertaining to non-qualified plans of deferred compensation, will or will not apply.

8.Forfeiture and Recoupment
(a)Clawback Provision. Notwithstanding any provision in the Plan to the contrary, any “incentive- based compensation” within the meaning of Section 10D of the Exchange Act will be subject to clawback by the Company in the manner required by Section 10D(b)(2) of the Exchange Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the Securities and Exchange Commission and by any national securities exchange on which the Stock trades.

(b)Forfeiture Events. The Committee may specify in an Award Agreement that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant's employment or service for cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.

9.Transfer Restrictions
(a)Transfer Restrictions. Except as otherwise provided in Sections 18(b) and 18(d) below, no Award granted under the Plan shall be transferable by a Participant other than upon death by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law. Any attempt to transfer an Award in violation of the Plan shall render such Award null and void.
(b)Limited Transfer Rights. Except as other required by applicable law, the Committee may expressly provide in an Award Agreement that a Participant may transfer such Award (other than an Incentive Stock Option or an Award made under Section 9 of the Plan), in whole or in part, to a Family Member, a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 18(b). All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 18(b).
(c)Additional Restrictions on Transfer. Any Award made under the Plan may provide that all or any part of the shares of Stock that are to be issued or transferred by the Company upon exercise, vesting or settlement shall be subject to further restrictions upon transfer.
(d)Domestic Relations Orders. Notwithstanding the foregoing provisions of this Section 18, any Award made under the Plan may be transferred as necessary to fulfill any domestic relations order as defined in Section 414(p)(1)(B) of the Code.

10.Repricings Prohibited
Notwithstanding anything to the contrary in Section 21 hereof, the terms of outstanding Awards shall not be amended to (a) reduce the Option Price of outstanding Options or Base Price of outstanding Stock Appreciation Rights or (b) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Option Price or Base Price that is less than the Option Price or Base Price of the original Options or Stock Appreciation Rights without stockholder approval, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 15 hereof.

11.	Non-exclusivity of the Plan
Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other additional incentive arrangements (subject to stockholder approval if such approval is required) as it may deem desirable, including, without limitation, the awarding of Stock, Options, other Awards or cash otherwise than under the Plan, and such arrangements may be either applicable generally or applicable only in specific cases.

12.	Termination or Suspension of Plan; Award and Plan Amendments
(a)Termination; Suspension. The Committee or the Board may at any time or from time to time terminate the Plan, suspend the Plan and, if suspended, reinstate, the Plan in whole or in part.
(b)Award Amendments. Subject to Section 19 hereof, the Committee or the Board may, at any time, cancel, reduce, amend or otherwise modify outstanding Awards (and the terms of the related Award Agreement), including for the purposes of modifying the time or manner of vesting, or the term of, any outstanding Award; provided however, that no such amendment or modification shall impair the rights of the Holder of any Award outstanding on the date of such amendment or modification of such Award, as the case may be, without the Holder’s prior written consent; and provided, further, that no such consent shall be required if (i) the Committee, as the case may be, determines in its sole discretion and prior to the date of any Change of Control that such amendment or modification is either required or advisable in order for the Company, the Plan or the Award to satisfy any present or future law, rule or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of, or avoid adverse financial accounting consequences under, any accounting standard applicable to the Company, or (ii) the Committee, as the case may be, determines in its sole discretion and prior to the date of any Change of Control that such amendment or modification is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution of benefits has been adequately compensated.

(c)Plan Amendments. The Board may at any time amend the Plan; provided, however, that any such amendment shall be contingent on obtaining the approval of the stockholders of the Company if the Committee determines in its sole discretion that such approval is necessary to comply with any requirement of law, including the requirements for qualification of Incentive Stock Options or rule of any national securities exchange or automated quotation system on which the Company's equity securities are traded or quoted; and provided further that the Committee shall not take any of the following actions without the prior approval of the Company’s stockholders at a meeting duly held in accordance with the applicable laws of the state of Connecticut: (i) amending the Plan to repeal the prohibition against repricing set forth in Section 19 hereof; (ii) expanding the definition of “Eligible Person” under the Plan; (iii) increasing the aggregate number of shares of Stock reserved and available for issuance under the Plan set forth in Section 5(a) hereof (except as otherwise provided in Section 15 hereof); (iv) increasing the individual Award limitation set forth in Section 5(a) hereof; (v) decreasing the Option Price of an Option or the Base Price of a Stock Appreciation Right to be awarded under the Plan to any amount lower than 100% of the Stock’s Fair Market Value on the date of the Award; (vi) extending the maximum duration of an Award of an Option or Stock Appreciation Right under the Plan; or (vii) extending the duration of the Plan beyond that specified in Section 3 hereof. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, in its sole and absolute discretion and without the consent of any Participant, the Board may amend the Plan, and the Committee may amend any Award Agreement, to take effect retroactively or otherwise as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code.

* * *
As adopted by the Board of Directors of Connecticut Water Service, Inc. on March 12, 2014.

DIRECTIONS
Connecticut Water Service, Inc.
Annual Meeting of Shareholders
Held at the Madison Beach Hotel
94 W. Wharf Road, Madison, Connecticut
Meeting at 2:00 P.M. — Doors Open at 1:00 P.M.
IF YOU PLAN TO ATTEND THE MEETING, PLEASE CALL 1-800-428-3985, EXT. 3015, AND
LEAVE YOUR NAME, ADDRESS, AND TELEPHONE NUMBER. ALSO, IF YOU NEED SPECIAL ASSISTANCE AT THE MEETING, PLEASE ALSO STATE SUCH A REQUEST WHEN YOU CALL.
The Madison Beach Hotel's website is
http://www.madisonbeachhotel.com
From New York City, New Haven and West:
Interstate 95 North to Connecticut Exit 61 (CT-79). Right turn at exit ramp onto CT-79 / Durham Road. Travel approximately .9 miles, turn right onto Boston Post Road / Route 1. Go up about half a mile, turn left onto W. Wharf Road. The Madison Beach Hotel is at the end of the road on the right. The hotel offers free valet parking of all vehicles.
From Hartford, Springfield and North:
Interstate 91 South or I-84 West to Hartford. From Hartford, take I-91 South to Route 9. Then Route 9 South to Exit 13 (CT-17S) towards New Haven. Continue straight on CT-17 for 6.8 miles. Make slight left at traffic light onto CT-79, travel for approximately 8 miles. Enter roundabout and take second exit CT-79S. Travel 6.2 miles, make a right onto Boston Post Road / Route 1. Go up about half a mile, turn left onto W. Wharf Road. The Madison Beach Hotel is at the end of the road on the right. The hotel offers free valet parking of all vehicles.
From Boston, Providence and East
Interstate 95 South to Connecticut Exit 61. Left turn at the exit ramp onto CT-79 / Durham Road. Travel approximately 1 mile, turn right onto Boston Post Road / Route 1. Go up about half a mile, turn left onto W. Wharf Road. The Madison Beach Hotel is at the end of the road on the right. The hotel offers free valet parking of all vehicles.
CLINTON, CT 06413-1600
Investor Address Line 1
In
May 10, 2012
2:00 PM EST
The undersigned shareholder of Connecticut Water Service, Inc. hereby appoints Eric W. Thornburg, David C. Benoit, and Kristen A. Johnson, or any one of them, attorneys or proxies for the undersigned, with power of substitution, to act, and to vote, as designated herein, with the same force and effect as the undersigned, all shares of the Company’s Common Stock and Preferred A Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of Connecticut Water Service, Inc. to be held at the Water’s Edge Resort and Spa, 1525 Boston Post Road, Westbrook, Connecticut, May 10, 2012, 2:00 PM, and at any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued an

d to be signed on reverse side

0000131960_2 R1.0.0.11699

CONNECTICUT WATER SERVICE, INC.
ATTN: KRISTEN A. JOHNSON
93 WEST MAIN STREET
CLINTON, CT 06413-1600

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Mary Ann Hanley 02 Richard Forde

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.	For	Against	Abstain
2. The non-binding advisory resolution regarding approval for the compensation of our named executive officers.	☐	☐	☐
3. To approve the Connecticut Water Service, Inc. 2014 Performance Stock Program.	☐	☐	☐
4. The ratification of the appointment by the Audit Committee of ParenteBeard LLC, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

NOTE: If no choice is indicated, this proxy shall be deemed to grant authority to vote FOR the election of directors and to vote FOR Proposals 2,3,and 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000195441_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10-K is/are available at www.proxyvote.com .

CONNECTICUT WATER SERVICE, INC.
Annual Meeting of Shareholders
May 8, 2014 2:00 PM
This proxy is solicited by the Board of Directors

0000195441_2 R1.0.0.51160

Continued and to be signed on reverse side